Exhibit 10.10

SECURITIES PURCHASE AGREEMENT

BY AND BETWEEN

Cyxtera Cybersecurity, Inc. (d/b/a AppGate)

AND

E-DISCOVERY ACQUIRECO, LLC

DATED AS OF DECEMBER 17, 2020

i

EXHIBITS

Exhibit A – Contribution and Assignment Agreement

Exhibit B – Form of Transition Services Agreement

Exhibit C-1 – Deferred Revenue Waterfall

Exhibit C-2 – Illustrative Net Working Capital Calculation

Exhibit D – R&W Insurance Binder

SCHEDULES

Seller Disclosure Schedules

Buyer Disclosure Schedules

SECURITIES PURCHASE AGREEMENT

This SECURITIES PURCHASE AGREEMENT (this “Agreement”), dated as of December 17, 2020, is entered into by and between Cyxtera Cybersecurity, Inc. (d/b/a AppGate), a Delaware corporation (the “Seller”) and e-Discovery AcquireCo, LLC, a Delaware limited liability company (the “Buyer”).

RECITALS

WHEREAS, Seller owns all of the issued and outstanding equity interests of Brainspace Corporation, a Texas corporation (the “Company”), which equity interests consist of one (1) share of common stock, par value $0.01 per share (the “Company Securities”);

WHEREAS, subject to the terms and conditions set forth herein, at the Closing, Seller wishes to sell to Buyer, and Buyer wishes to purchase from Seller, the Company Securities;

WHEREAS, effective as of immediately prior to the Closing, (i) Seller and certain of Seller’s Affiliates shall contribute to the Company substantially all of the assets and properties (including Intellectual Property Rights) primarily used or held for use in, primarily related to or necessary or reasonably required for the ownership or operation of the Business (excluding such assets and properties to be provided by Seller pursuant to Schedule A of the Transition Services Agreement and the Overhead and Shared Services), including the accounts receivable of the Business not already owned by Brainspace and (ii) assign to the Company all of the Assumed Liabilities, in each case, pursuant to and subject to the terms and conditions set forth in the Contribution and Assignment Agreement;

WHEREAS, upon consummation of the purchase and sale of the Company Securities and the other transactions contemplated hereby, at the Closing, the sole ownership of the Company will transfer to Buyer, and Buyer shall become the new owner of the Business, subject to the terms and conditions set forth herein;

WHEREAS, concurrent with the execution and delivery of this Agreement, K5 Private Investors, LP, a Delaware limited partnership (“Sponsor”), has delivered to the Company the commitment letter of Sponsor (the “Equity Commitment Letter”) in favor of Buyer and naming the Company as an express third party beneficiary thereof, pursuant to which Sponsor has agreed to cause Buyer to have sufficient cash at the Closing to fund in full the payment obligations of Buyer at the Closing (the “Equity Financing”); and

WHEREAS, concurrent with the execution and delivery of this Agreement, Sponsor has duly executed and delivered to the Seller the limited guarantee of Sponsor, dated as of the date of this Agreement, in favor of the Seller (the “Limited Guarantee”).

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto, intending to be legally bound, agree as follows:

Article 1
DEFINITIONS

Section 1.1 Definitions. As used in this Agreement, the following terms have the respective meanings set forth below.

“338(h)(10) Election” has the meaning set forth in Section 6.8.

“Accounting Firm” means RSM US LLP; provided, however, that if RSM US LLP shall decline such appointment or otherwise be unable to serve, “Accounting Firm” shall mean such other independent public accounting firm that will accept such appointment and that is mutually agreed to by Buyer and Seller; provided, further, that if Buyer and Seller are unable to agree on an independent public accounting firm that will accept such appointment within ten (10) Business Days after notice that RSM US LLP has declined such appointment or is otherwise unable to serve, any Party may request that a nationally recognized public accounting firm that has not had a material relationship with any of the Parties in the preceding two years be appointed by the American Arbitration Association upon application by either Buyer or Seller, in which event, “Accounting Firm” shall mean such firm.

“Accounting Firm’s Report” has the meaning set forth in Section 2.4(c)(iii).

“Acquired Company Employees” means the employees of the Company as of immediately prior to the Closing, including those employees listed on Schedule 1.1 of the Seller Disclosure Schedules, to the extent such employees are so employed as of such time; provided, that, in respect of any employee of the Company with annual compensation payable in excess of $125,000 hired after the date of this Agreement, such hiring shall be in accordance with Section 5.1.

“Additional Payment Amount” has the meaning set forth in Section 2.4(d).

“Affected Participants” has the meaning set forth in Section 5.12(c).

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly, including through one or more intermediaries, controls, is controlled by or is under common control with such Person. As used in this definition, the term “controls” (including the terms “controlled by” and “under common control with”) means possession, directly or indirectly, including through one or more intermediaries, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by Contract or otherwise.

“Affiliate Contract” means any Contract by and between the Company, on the one hand, and Seller or any Affiliate of Seller (other than the Company), on the other hand.

“Affiliated Group” means any affiliated group within the meaning of Code Section 1504(a) (or any similar combined, consolidated, unitary or similar group defined under a similar Law).

“Agreement” has the meaning set forth in the introductory paragraph to this Agreement.

“Agreed Allocation” has the meaning set forth in Section 6.8.

“Allocation Methodology” has the meaning set forth in Section 6.8.

“Ancillary Agreements” means the Contribution and Assignment Agreement and the Transition Services Agreement.

“Anti-Bribery Laws” means the U.S. Foreign Corrupt Practices Act of 1977 and any similar Law of any other jurisdiction where the Company does business.

“Antitrust Laws” means all antitrust, competition or trade control or regulation Laws of any Governmental Authority or Laws issued by any Governmental Authority that are otherwise designed or intended to prohibit, restrict or regulate actions or transactions having the purpose or effect of monopolization, restraint of trade or harm to competition.

“Assets” has the meaning set forth in Section 3.8(a).

“Assumed Liabilities” means the “Assumed Liabilities” as defined in the Contribution and Assignment Agreement.

“Balance Sheet” means the unaudited balance sheet of the Company as of October 31, 2020, reflecting the combined statement of financial position of the Company and the Business.

“Balance Sheet Date” means October 31, 2020.

“Base Purchase Price” means an amount equal to $125,000,000.00.

“Benefit Plan” means, with respect to the Company, each “employee benefit plan” within the meaning of Section 3(3) of ERISA (whether or not subject to ERISA), and all other bonus or other cash or other incentive compensation, salary continuation, employment, change-of-control, severance, retention, retirement, pension, deferred compensation, vacation, sick pay or paid time off and all other benefit or compensation plans, programs, contracts, policies, agreements or arrangements (whether written or unwritten, insured or self-insured, but for scheduling purposes excluding any offer letters and/or employment agreements for at-will employment that do not include contractual severance obligations) maintained, or sponsored by the Company for the benefit of any Acquired Company Employee or any Acquired Company Employee’s beneficiaries or with respect to which the Company has any material Liability (other than any Group Benefit Plan).

“Bonus Plans” has the meaning set forth in Section 5.12(g).

“Business” means the business of the Company as conducted, including the operation of a comprehensive and advanced data analytics platform for investigations, eDiscovery, intelligence mining and compliance.

“Business Day” means any day except Saturday, Sunday or any other day on which commercial banks in Miami, Florida are authorized or required by Law to be closed. Any event the scheduled occurrence of which would fall on a day that is not a Business Day shall be deferred until the next succeeding Business Day.

“Buyer” has the meaning set forth in the introductory paragraph to this Agreement.

“Buyer Adjustment Report” has the meaning set forth in Section 2.4(a).

“Buyer DC Plan” has the meaning set forth in Section 5.12(h).

“Buyer Disclosure Schedules” means the disclosure schedules delivered by Buyer to Seller concurrently with the execution and delivery of this Agreement.

“Buyer Indemnified Tax” means (i) any Taxes arising from any action or transaction by Buyer or any of its Affiliates (including the Company) outside of the ordinary course of business on the Closing Date after the Closing, except as otherwise contemplated by this Agreement (including, for the avoidance of doubt, any election pursuant to Section 6.8); and (ii) Transfer Taxes for which Buyer is liable pursuant to Section 6.5.

“Buyer Material Adverse Effect” means any Effect that would reasonably be expected to have a material adverse effect upon the ability of Buyer to timely perform its obligations under, and timely consummate the transactions contemplated by, this Agreement.

“Buyer Plan” has the meaning set forth in Section 5.12(c).

“Buyer’s Knowledge” means, as to a particular matter, the actual knowledge of the individuals listed on Schedule 1.1 of Buyer Disclosure Schedules.

“CARES Act” means The Coronavirus Aid, Relief, and Economic Security Act, Pub. L. 116-136 (2020).

“Cash” means, with respect to any Person as of any time, the cash and cash equivalents (including marketable securities and short-term investments) of such Person at such time, and shall include checks, ACH transactions and other wire transfers and drafts of such Person deposited or available on hand for deposit for the account of such Person at such time, in each case, calculated and determined in accordance with GAAP; provided that Cash shall be calculated net of issued but uncleared checks, ACH transactions and wire transfers and drafts in transit written or issued by such Person as of such time; provided, further, Cash shall not include Restricted Cash.

“Claim” has the meaning set forth in Section 9.5(a).

“Claim Notice” has the meaning set forth in Section 9.5(a).

“Closing” has the meaning set forth in Section 2.3(a).

“Closing Date” has the meaning set forth in Section 2.3(a).

“Closing Date Report” has the meaning set forth in Section 2.3(c).

“Closing Payment” has the meaning set forth in Section 2.3(c).

“Code” means the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder.

“Commercial Contracts” has the meaning set forth in Section 3.15(d).

“Company” has the meaning set forth in the recitals.

“Company Intellectual Property Rights” means all Intellectual Property Rights owned or purported to be owned by the Company.

“Company Securities” has the meaning set forth in the recitals.

“Company Software” has the meaning set forth in Section 3.12(a).

“Confidentiality Agreement” means the Confidentiality and Nondisclosure Agreement, dated as of August 13, 2020, by and between Discloser (as defined therein) and K5 Private Investors, L.P.

“Consent” means any approval, authorization, consent, ratification, permission, exemption or waiver.

“Continuing Employee” has the meaning set forth in Section 5.12(a).

“Contract” means any written contract, agreement, instrument, or other written legally binding arrangement, including any written deed, indenture, commitment, undertaking, promise, lease, sublease, license, or sublicense or joint venture.

“Contribution and Assignment Agreement” means the contribution and assignment agreement, substantially in the form attached hereto as Exhibit A.

“Contributed Assets” has the meaning set forth for such term in the Contribution and Assignment Agreement.

“COVID-19” means SARS-CoV-2 or COVID-19, and any evolutions or mutations thereof or related or associated epidemics, pandemics or disease outbreaks.

“COVID-19 Actions” means all reasonable actions taken, planned, or planned to be taken in response to events, occurrences, conditions, circumstances, or developments arising directly as a result of the COVID-19 outbreak, its impact on economic conditions, its impact on the operations of the Company, risks to the health and safety of any Person, or actions taken by Governmental Authorities or other Persons in response thereto.

“COVID-19 Measures” means any quarantine, ‘shelter in place,’ ‘stay at home,’ workforce reduction, social distancing, shut down, closure, sequester, safety or similar Law, Order, directive, guideline, pronouncement, or recommendation promulgated by any Governmental Authority, including the Centers for Disease Control and Prevention and the World Health Organization, in each case, in connection with or in response to COVID-19, including the Coronavirus Aid, Relief, and Economic Security Act of 2020 and the Families First Coronavirus Response Act of 2020 (FFCRA).

“D&O Indemnified Person” has the meaning set forth in Section 5.11(a).

“D&O Insurance” has the meaning set forth in Section 5.11(b).

“Data Room” means the electronic data site established for Project Blue by Datasite at https://americas.datasite.com/ on behalf of Seller and to which Buyer and its Representatives have been given access in connection with the transactions contemplated hereby.

“Data Security Requirements” means all applicable data protection, privacy, security and breach notification Laws of each country where the Company is organized or doing business or processing Personal Information (including the Laws of jurisdictions where Personal Information was collected), including as applicable, data breach notification Laws, consumer protection Laws, Laws providing Persons with rights related to the collection or use of Personal Information, Laws regarding the safeguarding or security of data, including encryption, Laws concerning requirements for website and mobile application privacy policies and practices, and Laws governing the use of electronic communications (e.g., email, text messaging, telephone, paging and faxing).

“Debt Financing” has the meaning set forth in Section 5.19(a).

“Direct Claim” has the meaning set forth in Section 9.5(a).

“Disputed Items” has the meaning set forth in Section 2.4(c)(iii).

“DOJ” means the U.S. Department of Justice.

“Effect” has the meaning set forth in the definition of “Material Adverse Effect.”

“Employing Affiliate” has the meaning set forth in Section 5.12(a).

“Encumbrance” means any lien, pledge, mortgage, security interest, or similar encumbrance.

“Enforceability Limitations” has the meaning set forth in Section 3.1(c).

“Environmental Law” means any Law related to (i) pollution or protection, preservation or cleanup of the environment; (ii) the generation, use, handling, transport, disposal, release, or threatened release of any Hazardous Substance; or (iii) human exposure to Hazardous Substances.

“Equity Commitment Letter” has the meaning set forth in the recitals to this Agreement.

“Equity Financing” has the meaning set forth in the recitals to this Agreement.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“Estimated Cash” has the meaning set forth in Section 2.3(c).

“Estimated Indebtedness” has the meaning set forth in Section 2.3(c).

“Estimated Transaction Expenses” has the meaning set forth in Section 2.3(c).

“Estimated Working Capital” has the meaning set forth in Section 2.3(c).

“Final Adjustment Report” has the meaning set forth in Section 2.4(a).

“Final Cash” has the meaning set forth in Section 2.4(c)(iii).

“Final Indebtedness” has the meaning set forth in Section 2.4(c)(iii).

“Final Purchase Price” has the meaning set forth in Section 2.4(c)(iii).

“Final Transaction Expenses” has the meaning set forth in Section 2.4(c)(iii).

“Final Working Capital” has the meaning set forth in Section 2.4(c)(iii).

“Financial Statements” means, (i) the unaudited, internally prepared pro forma balance sheet and pro forma statements of profit and loss of the Company and the Business, at and for the ten (10) months ended October 31, 2020 (including, in each case, any related notes thereto) and (ii) the unaudited, internally prepared pro forma balance sheet and pro forma statements of profit and loss of the Company and the Business, at and for the twelve (12) months ended December 31, 2019 (including, in each case, any related notes thereto).

“Financing” means the Debt Financing and the Equity Financing, individually or collectively.

“Financing Sources” means any entities that commit to provide any Debt Financing, together with their Affiliates, and including any underwriters, placement agents or initial purchasers in connection with the Debt Financing and their respective successors and assigns, and their respective Affiliates’ representatives and agents and their respective successors and assigns; provided that none of the Buyer or any of its Affiliates shall be deemed to be “Financing Sources”.

“Fraud” means, with respect to any Party, actual, intentional and knowing fraud (and not a constructive fraud or negligent misrepresentation or omission) with respect, and limited, to the making of a representation or warranty set forth in Article 3 or Article 4, or the certificates delivered pursuant to Section 7.2(c) and Section 7.3(c), that another Party reasonably relied upon in determining to enter into this Agreement, as defined under the Laws of the State of Delaware; provided that such fraud shall in no event be deemed to exist in the absence of scienter and actual conscious awareness (and not imputed or constructive knowledge) by the Person sought to be held liable therefore.

“FTC” means the U.S. Federal Trade Commission.

“GAAP” shall mean the United States generally accepted accounting principles, consistently applied.

“Governmental Authority” means any (i) national, federal, state, provincial, county, municipal or local government, foreign or domestic; (ii) political subdivision of any of the foregoing; or (iii) entity, authority, agency, ministry or other similar body exercising any legislative, executive, judicial, regulatory or administrative authority or functions of or pertaining to government, including any commission, tribunal or other quasi-governmental entity established to perform any such function.

“Group Benefit Plan” means each “employee benefit plan” within the meaning of Section 3(3) of ERISA (whether or not subject to ERISA), and all other bonus or other cash or other incentive compensation, salary continuation, employment, change-of-control, severance, retention, retirement, pension, deferred compensation, vacation, sick pay or paid time off and all other benefit or compensation plans, programs, contracts, policies, agreements or arrangements (whether written or unwritten, insured or self-insured, but for scheduling purposes excluding any offer letters and/or employment agreements for at-will employment that do not include contractual severance obligations) maintained, or sponsored by Seller or an Affiliate of Seller (other than the Company) that covers or otherwise provides compensation or benefits to any Acquired Company Employee or any Acquired Company Employee’s beneficiaries.

“Hazardous Substances” means (i) petroleum (including crude oil or any fraction thereof), friable asbestos or asbestos containing materials, or polychlorinated biphenyls; and (ii) any chemical, material or substance that is regulated as a pollutant, contaminant or waste under any Environmental Law.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and any rules and regulations promulgated thereunder.

“Indebtedness” means, without duplication, any Liability of the Company for or in respect of (i) the outstanding principal amount of, and accrued (but unpaid) interest arising for, borrowed money owed to a third party, whether or not due or payable; (ii) indebtedness evidenced by any note, bond, debenture or other debt security; (iii) lease obligations under leases that have been or are required to be recorded as a finance or capital lease in accordance with GAAP; (iv) any contingent reimbursement obligations in respect of letters of credit, whether drawn or undrawn, performance bonds, surety bonds and similar obligations; (v) any redemption premium, prepayment penalty or similar payment with respect to the any Indebtedness (other than capitalized leases described above to the extent such leases are not by their terms required to be repaid in full at the Closing); (vi) payment of earn outs or similar contingent or deferred consideration in connection with the acquisition of any business or enterprise; (vii) all interest rate protection agreements or currency swap transactions (valued on a market quotation basis), if any; (viii) any Liability secured by, contingent or otherwise, any Encumbrance on the assets or property (whether real, personal, tangible or intangible) of such Person; (ix) any Liabilities with respect to the factoring of accounts receivable; (x) any Liabilities resulting from the resolution or settlement of any private or governmental claim, proceeding, action, suit, arbitration, mediation or judicial proceeding; (xi) conditional sale or other title retention agreements relating to any assets or property (whether real, personal, tangible or intangible) purchased by or on behalf of such Person; (xii) any off-balance sheet financing (excluding operating leases); (xiii) any Liabilities for underfunded employee pension benefit plans and any unsatisfied Liability for “withdrawal liability” to a “multiemployer plan” as such terms are defined under ERISA; (xiv) any Liabilities for renewals, extensions, refundings, deferrals, restructurings, amendments and modifications of any such Indebtedness; (xv) any cash overdrafts; (xvi) any long term deferred revenue; and (xvii) any guarantees of Indebtedness or any of Liability of any other Person and any other Liabilities for which the Company is liable, directly or indirectly, as guarantor, surety or otherwise. Notwithstanding the foregoing, “Indebtedness” shall not include (a) any fees expenses, liabilities or obligations to the extent incurred by or at the direction of Buyer or otherwise relating to Buyer or any Affiliate’s financing of the transactions contemplated by this Agreement and shall not include any items included in Transaction Expenses and (b) any amounts otherwise taken into account and actually included in the calculation of the Additional Payment Amount.

“Indemnified Party” has the meaning set forth in Section 9.5(a).

“Indemnifying Party” has the meaning set forth in Section 9.5(a).

“Intellectual Property Rights” means all intellectual property rights in and to the following worldwide: (i) any trademark, trademark rights, service mark, service mark rights, trade name, trade name rights, corporate name, logos or trade dress and all good will associated with any of the foregoing (“Trademarks”); (ii) Internet domain names; (iii) any patent and patent application, and all continuations, continuations-in-part, divisionals and reissues thereof; (iv) confidential trade secrets and know-how (“Trade Secrets”); (v) copyrights and other works of authorship; (vi) improvements, processes, specifications, technology, methodologies, computer software (including all source code and object code), firmware, development tools, flow charts, annotations; and (vii) all data bases and data collections and all rights therein; in each case of (i)-(vii), whether registered or unregistered, and including any registrations or applications for registration of any of the foregoing.

“Intercompany Balances” has the meaning set forth in Section 5.15(b).

“IRS” means the United States Internal Revenue Service.

“IT Systems” has the meaning set forth in Section 3.12(h).

“Law” means any law, statute, code, rule, or regulation enacted by any Governmental Authority.

“Lease” means any lease, license, sublease or sublicense, together with all amendments thereto.

“Leased Real Property” means the real property currently leased, licensed, subleased, or sublicensed by the Company as tenant, licensee, subtenant, or sublicensee.

“Legal Proceeding” means any claim, action, suit, proceeding, in each case, by or before any Governmental Authority.

“Liabilities” means any liability, debt, obligation, duty, deficiency, interest, Tax, penalty, fine, demand, judgment, cause of action or other loss, fee, cost or expense of any kind or nature whatsoever, whether asserted or unasserted, absolute or contingent, accrued or unaccrued, liquidated or unliquidated. “Limited Guarantee” has the meaning set forth in the recitals.

“Losses” means all Liabilities, losses, damages (available at law or in equity), costs or expenses including reasonable fees, costs and expenses of attorneys, accountants, advisors, experts and other representatives of a Person, without duplication.

“Material Adverse Effect” means any change, event, development or state of circumstances (each, an “Effect”) that, individually or in the aggregate, has had or would reasonably be expected to have, a material adverse effect on the business, financial condition or results of operations of the Company or any of its assets or properties or the Business, taken as a whole; provided, however, that in no event shall any Effect, individually or in the aggregate, constitute or be taken into account in determining the occurrence of, a Material Adverse Effect if such Effect relates to, arises out of, or results from (i) general economic or business conditions in the United States or elsewhere in the world; (ii) general conditions or trends in the credit, debt, financial or capital markets (including interest or exchange rates), in each case, in the United States or elsewhere in the world; (iii) conditions generally affecting the industry or geographic region in which the Company operates; (iv) any outbreak or escalation of any military conflict, declared or undeclared war, armed hostilities, or acts of foreign or domestic terrorism, cyber-terrorism, cyber-attack, civil unrest, civil disobedience, riots or looting, or any changes in political conditions; (v) any hurricane, flood, tornado, earthquake, or other natural disaster, epidemic, pandemic or disease outbreak (including COVID-19 or any worsening thereof), or any COVID-19 Actions or COVID-19 Measures, or any change in such COVID-19 Measures or the interpretation or enforcement thereof, or other natural or manmade disasters, acts of God or force majeure events; (vi) changes or proposed changes in applicable Law (including any COVID-19 Measures) or GAAP or in the interpretation or enforcement thereof; (vii) any failure by the Company to meet any internal or external estimates, expectations, budgets, projections or forecasts (but not the underlying causes of such failure unless such underlying causes would otherwise be excluded from this definition); (viii) the public announcement of this Agreement, the identity of (or any actions taken by) Buyer or the pendency or consummation of the transactions contemplated hereby, including any Effect arising out of actions of competitors, customers, suppliers, distributors, joint venture partners, employees (including losses of employees) or labor unions in connection therewith, and including any litigation arising in connection with this Agreement or the transactions contemplated hereby; (ix)(A) any action taken by Seller or the Company (1) pursuant to and in accordance with the express terms of this Agreement or (2) at the written request or with the written consent of Buyer or (B) the failure by Seller or the Company to take any action prohibited by this Agreement; provided, further, that any Effect arising out of or resulting from any change or event referred to in clause (i), (ii), or (iii), above may constitute or contribute to a Material Adverse Effect to the extent that such Effect has a materially disproportionate impact on the Company compared to other companies that operate in the industries in which the Company operates (in which case, only such incremental material and disproportionate Effect may be taken into account in determining whether there has been a Material Adverse Effect (it being understood that any Effect giving rise to such impact that is not otherwise excluded from the definition of “Material Adverse Effect” may be taken into account when determining whether there has been a Material Adverse Effect)).

“Material Contracts” has the meaning set forth in Section 3.11(a).

“Net Working Capital” means the aggregate amount (which may be a positive or negative number) equal to (a) the current assets of the Company, minus (b) the current liabilities of the Company, in each case, as defined by and determined on a combined basis in accordance with GAAP applied consistently with the principles applied in the preparation of the Financial Statements; provided, however, that, (i) in the event of any conflict between such principles and GAAP, GAAP shall control and (ii) notwithstanding the foregoing, the calculation of deferred revenue shall be prepared consistent with the deferred revenue waterfall calculations provided on Exhibit C-1; and provided, further, that (i) current and deferred Tax assets shall not be included in current assets, and current and deferred Tax liabilities shall not be included in current liabilities, (ii) “Net Working Capital” shall not include any amounts otherwise taken into account and actually included in the calculation of Cash, Indebtedness or Transaction Expenses and (iii) the Pre-Closing Contribution and Assignment shall be given effect prior to such calculation. For illustrative purposes only, the calculation of Net Working Capital shall be prepared consistent with the illustrative calculation of Net Working Capital provided on Exhibit C-2.

“Notice of Disagreement” has the meaning set forth in Section 2.4(c)(ii).

“Open Source Software” means, collectively, software that is distributed as “free software” (as defined by the Free Software Foundation), “open source software” (meaning software distributed under any license approved by the Open Source Initiative as set forth at www.opensource.org) or under a similar licensing or distribution model (including under a GNU General Public License (GPL), a GNU Lesser General Public License (LGPL), a Mozilla Public License (MPL), a BSD license, an Artistic License, a Netscape Public License, a Sun Community Source License (SCSL), a Sun Industry Standards License (SISL), and/or an Apache License).

“Order” means any judgment, order or decree of any Governmental Authority.

“Organizational Documents” means, with respect to any Person, the articles of incorporation, certificate of incorporation, charter, by-laws, articles of formation, certificate of formation, regulations, operating agreement, partnership agreement, certificate of limited partnership, and all other similar documents, instruments or certificates executed, adopted or filed in connection with the creation, formation or organization of such Person, including any amendments thereto or restatements thereof.

“Overhead and Shared Services” means the following ancillary or corporate shared services that are provided to the Company by Seller or its Affiliates: travel and entertainment services; temporary labor services; office supplies services (including copiers and faxes); personal telecommunications services (including email); computer/telecommunications maintenance and support services; fleet services; energy/utilities services; procurement and supply arrangements; treasury services; financial reporting services; public relations; legal services; risk management services; payroll services; telephone/data connectivity services; disaster recovery services; accounting services; tax services; internal audit services; executive management services; investor relations services; human resources and employee relations management services; employee benefits services; credit, collections and accounts payable services; property management services; environmental support services; marketing services; and customs and excise services; provided, that, in respect of Section 3.8, any Overhead and Shared Services that are being provided pursuant to the Transition Services Agreement shall be excluded from the definition of “Overhead and Shared Services” as the term is used therein.

“Owned Real Property” means all land, together with all of the Company’s right, title and interest to all buildings, structures, facilities and improvements located thereon, owned by the Company, together with the Company’s rights, if any, to all easements, rights and appurtenances relating to the foregoing.

“Parent Acquirer” means a third party that acquires more than fifty percent (50%) of the equity securities of Seller or Seller Parent or all or substantially all of the assets of Seller or Seller Parent on a consolidated basis (whether by direct or indirect acquisition, merger, tender offer or otherwise, by means of any single or series of related transactions).

“Party” means the Seller and Buyer, collectively referred to as “Parties”.

“Permits” means all permits, licenses, franchises, authorizations, registrations and approvals obtained from Governmental Authorities.

“Permitted Encumbrances” means (i) Encumbrances for Taxes not yet due and payable or for Taxes that are being contested in good faith by appropriate proceedings and that are fully reserved for in the Financial Statements in accordance with GAAP; (ii) Encumbrances of carriers, warehousemen, mechanics, materialmen, repairmen and other similar common law or statutory Encumbrances arising or incurred in the ordinary course of business consistent with past practice or which are being contested in good faith; (iii) Encumbrances arising under original purchase price conditional sales contracts and equipment leases with third parties entered into in the ordinary course of business consistent with past practice; (iv) the effect of zoning, entitlement, building and land use ordinances, codes and regulations imposed by any Governmental Authority; (v) customary covenants, defects of title, easements, rights of way, restrictions and other similar non-monetary Encumbrances, in each case affecting real property that are disclosed in publicly recorded documents and that, individually or in the aggregate, do not interfere in any material respect with or otherwise impair in any material respect the use, occupancy, value or marketability of title of the property subject thereto; (vi) non-exclusive licenses of or grants of rights to Intellectual Property Rights; (vii) any Encumbrances reflected in the notes to the Balance Sheet and Financial Statements; (viii) any restrictions on transfer under the Securities Act and any state securities law; and (ix) any other Encumbrances that are not, individually or in the aggregate, material to the business of the Company or that will be released on or prior to the Closing Date.

“Person” means any individual, general or limited partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated organization, joint venture, firm, association or other entity or organization (whether or not a legal entity), including any Governmental Authority (or any department, agency, or political subdivision thereof).

“Personal Information” means any data or other information that identifies, or alone or in combination with other data, could reasonably be used to identify, locate or contact a natural Person or household with other data, including name, street address, telephone number, email address, identification number issued by a Governmental Authority, credit card number, bank information, customer or account number, online identifier, device identifier, IP address, browsing history, search history, or other website, application, or online activity or usage data, location data, biometric data, medical or health information, or any other data regulated under applicable Data Security Requirements, such as “personally identifiable information,” “protected health information,” “non-public personal information,” “biometric information,” “personal information,” “personal data” and other similar terms as they are used in applicable Data Security Requirements.

“Post-Closing Tax Period” means any taxable period (or portion thereof) beginning after the Closing Date.

“Pre-Closing Bonus Amounts” has the meaning set forth in Section 5.12(g).

“Pre-Closing Contribution, and Distribution and Assignment” means the transactions contemplated by the Contribution and Assignment Agreement.

“Pre-Closing Occurrences” has the meaning set forth in Section 5.16(b).

“Pre-Closing Period” has the meaning set forth in Section 5.1(a).

“Pre-Closing Straddle Period” means the portion of the Straddle Period ending on and including the Closing Date.

“Pre-Closing Straddle Period Taxes” means Taxes of the Company allocable to the Pre-Closing Straddle Period pursuant to Section 6.2.

“Pre-Closing Tax Period” means any taxable period (or a portion thereof) ending on or prior to the Closing Date and shall include any Pre-Closing Straddle Period.

“Pre-Closing Taxes” means any Taxes of the Company for any Pre-Closing Tax Period and shall include any Pre-Closing Straddle Period Taxes and the employer’s portion of payroll Taxes deferred in accordance with the CARES Act or any similar or corresponding provision of state or local law or under any memorandum or executive order of the U.S. President.

“Privacy Agreements” means any Contracts between the Company, on the one hand, and its vendors, marketing affiliates, customers, business partners, or other Persons, on the other hand, where the primary purpose of the agreement pertains to the processing of Personal Information.

“Privacy Policies” means all written external policies of the Company relating to the processing of Personal Information (including, all such website and mobile application privacy policies) published in the past three (3) years.

“Protected Period” has the meaning set forth in Section 5.12(b).

“Purchase Price” has the meaning set forth in Section 2.2.

“R&W Insurance Binder” means the conditional binder agreement for the R&W Insurance Policy, dated as of or prior to the date hereof, a copy of which (together with the draft of the R&W Insurance Policy) is attached hereto as Exhibit D.

“R&W Insurance Policy” means that certain draft Buyer-side representations and warranties insurance policy, in substantially the form attached to the R&W Insurance Binder, issuable for the benefit of Buyer, covering certain Losses for which Buyer is or may be entitled to indemnification pursuant to Article 9, which includes, among other things, the R&W Waiver.

“R&W Policy Premium Costs” means the premium for, and any other costs and expenses (including broker fees, taxes and fees required by law, underwriting fees, and any other insurer or broker charges) relating to the procurement of, the R&W Insurance Policy.

“R&W Waiver” has the meaning set forth in Section 4.7.

“Real Property” means, collectively, the Owned Real Property and the Leased Real Property.

“Recovery Costs” has the meaning set forth in Section 5.16(c).

“Registered Company Intellectual Property Rights” has the meaning set forth in Section 3.12(a).

“Released Buyer Person” has the meaning set forth in Section 10.14(b).

“Released Seller Person” has the meaning set forth in Section 10.14(a).

“Releasing Buyer Person” has the meaning set forth in Section 10.14(a).

“Releasing Seller Person” has the meaning set forth in Section 10.14(b).

“Representatives” as to any Person means, such Person’s Affiliates and its and their respective directors, officers, managers, employees, investment bankers, consultants, attorneys, accountants and other professional advisors and representatives.

“Resignation Letters” has the meaning set forth in Section 5.7.

“Resolution Period” has the meaning set forth in Section 2.4(c)(ii).

“Restricted Business” means the business of the Company as conducted as of immediately prior to the date hereof or the Closing.

“Restricted Cash” means any cash which is not freely usable by the Company because it is subject to restrictions, limitations or the imposition of Taxes on use or distribution by law, Contract or otherwise, including (i) any security or similar deposits, (ii) restrictions on dividends and repatriations or any other form of restriction, and (iii) the imposition of any withholding Tax or other Tax on any such cash if it were to be distributed or otherwise repatriated to the Company.

“Restricted Period” has the meaning set forth in Section 5.22(a).

“Restricted Revenues” has the meaning set forth in Section 5.22(a).

“Restricted Territory” means any State of the United States in which the Business is conducted by any Seller Restricted Entity or the Company as of the date of this Agreement or as of immediately prior to the Closing.

“Retained Policies” has the meaning set forth in Section 5.16(b).

“Review Period” has the meaning set forth in Section 2.4(c)(i).

“Securities Act” means the Securities Act of 1933, as amended.

“Seller” has the meaning set forth in the introductory paragraph to this Agreement.

“Seller Consolidated Group” means any consolidated, combined, or unitary Tax group that includes the Seller and the Company.

“Seller DC Plan” has the meaning set forth in Section 5.12(h).

“Seller Disclosure Schedules” means the disclosure schedules delivered by Seller to Buyer concurrently with the execution and delivery of this Agreement.

“Seller FSA Plan” has the meaning set forth in Section 5.12(f).

“Seller Indemnified Tax” means (i) Pre-Closing Taxes; (ii) liability for Taxes of any member of an Affiliated Group of which the Company (or any predecessor of the Company) is or was a member on or prior to the Closing Date (including the Seller Consolidated Group) including pursuant to Treasury Regulation Section 1.1502-6 (or any analogous provision of state, local or foreign Tax Law); (iii) Taxes of any Person imposed on the Company as a transferee or successor, by contract, pursuant to any Laws or otherwise, which Taxes relate to transactions or events occurring on or prior to the Closing Date, (iv) Taxes resulting from any breach of any representation or warranty pursuant to Section 3.15 and, without duplication, Section 3.7(ii)(j); (v) withholding Taxes with respect to any payments under or contemplated by this Agreement or any Ancillary Agreement, (vi) employment, unemployment or payroll Taxes with respect to any payments under or contemplated by this Agreement or any Ancillary Agreement, (vii) payroll Taxes of the Company deferred in accordance with the CARES Act, any similar or corresponding provision of state or local laws or any U.S. executive order relating to the deferral of U.S. federal payroll Taxes, and (viii) Transfer Taxes for which Seller is liable pursuant to Section 6.5.

“Seller Indemnitees” has the meaning set forth in Section 9.3.

“Seller Parent” means SIS Holdings, LP, a Delaware limited partnership, as the parent entity of the Seller.

“Seller Restricted Entity” means the Seller and its Subsidiaries and controlled-Affiliates (excluding the Company).

“Seller Welfare Plan” has the meaning set forth in Section 5.12(e).

“Seller’s Counsel” has the meaning set forth in Section 10.15.

“Seller’s Knowledge” means the actual knowledge and such knowledge as would reasonably be expected to be acquired after reasonable inquiry of the individuals set forth on Schedule 1.1 of the Seller Disclosure Schedules with respect to the particular fact, circumstance, event or other matter in question.

“Separate Company Tax Return” means a Tax Return that is filed by the Company on a separate entity basis, excluding for the avoidance of doubt, any Tax Return that is filed by or on behalf of the Seller Consolidated Group.

“Shared Contract” means any Contract to which Seller or any Affiliate of Seller (other than the Company) is a party that is primarily related to or necessary or reasonably required for the ownership or operation of the Business (excluding such assets and properties to be provided by Seller pursuant to Schedule A of the Transition Services Agreement and the Overhead and Shared Services).

“Software” means computer software, programs, source code, object code, application programming interfaces and libraries.

“Sponsor” has the meaning set forth in the recitals.

“Straddle Period” means a taxable period beginning on or before, and ending after, the Closing Date.

“Subsidiary” means, with respect to any Person, any other Person with respect to which such first Person (alone or in combination with any of such first Person’s other Subsidiaries) owns or controls (i) more than fifty percent (50%) of the capital stock or other equity interests of such other Person; or (ii) capital stock or other equity interests having the ordinary voting power to elect a majority of the board of directors or other governing body of such other Person.

“Target Working Capital” means negative $750,000.

“Tax” means (a) any and all U.S. federal, state, local and non-U.S. taxes or withholdings, including without limitation any income, excise, property, sales, use, occupation, transfer, conveyance, payroll, disability, workers’ compensation, unemployment compensation or other employment-related taxes, ad valorem, valued-added, social security, unclaimed property, escheatment, franchise, estimated severance, stamp, premium taxes based upon or measured by capital stock, capital gains, alternative minimum, accumulated earnings, personal holding company, net worth, gross receipts or any other tax of any kind whatsoever and any fee, custom, impost, assessment, levy, tariff, charge or duty in the nature of a tax (in each case together with all interest, fines, penalties and additions attributable to or imposed with respect to such amounts), whether disputed or not, and (b) any Liability in respect of any item described in clause (a) above, whether disputed or not, by reason of (i) being a transferee or successor or by having been a member of a combined, affiliated, unitary, consolidated or similar group or otherwise by operation of Law, or (ii) by contract or otherwise.

“Tax Authority” means any Governmental Authority, board, bureau, body, person, department or authority of any United States federal, state or local jurisdiction or any non-United States jurisdiction, having jurisdiction with respect to any Tax.

“Tax Grant” means any Tax exemption, Tax holiday or reduced Tax rate granted by a Governmental Authority with respect to the Company that is generally not available to any Person without specific application therefor.

“Tax Return” means any report, return, claim for refund, certificate, bill, declaration of estimated Taxes, information return, form, declaration, statement, or other document (including any schedule, appendix or attachment thereto) and any amendment thereof, required or permitted to be filed or supplied in connection with the imposition, determination, assessment or collection of any Tax or the administration, implementation or enforcement of or compliance with any Laws relating to any Tax.

“Termination Date” has the meaning set forth in Section 8.1(b).

“Third-Party Claim” means any Legal Proceeding made or brought by any Person (other than Buyer or Seller in connection with this Agreement) against such Indemnified Party relating to the Company, its assets or the transactions contemplated by this Agreement.

“Topco” means e-Discovery TopCo, LLC, a Delaware limited liability company.

“Trade Secrets” has the meaning set forth in the definition of “Intellectual Property Rights.”

“Trademarks” has the meaning set forth in the definition of “Intellectual Property Rights.”

“Transaction Expenses” means, to the extent not paid prior to Closing, and representing a Liability of the Company, the aggregate amount of (i) all fees, costs and expenses, incurred by or on behalf of the Company in connection with the negotiation, preparation or execution of this Agreement or any Ancillary Agreement or the performance or consummation of the transactions contemplated hereby or thereby, including (a) any fees, costs or expenses of the Company associated with obtaining the release and termination of any Encumbrances (other than Permitted Encumbrances), (b) all brokers’ or finders’ fees, (c) fees, costs and expenses of counsel, advisors, consultants, investment bankers, accountants, auditors and experts, and (d) any fees, costs or expenses borne or to be borne by the Company as a result of or in connection with the transactions contemplated hereby or by the Ancillary Agreements, (ii) all Liabilities payable in respect of or relating to (A) bonuses, including any stay or retention bonuses, incentive bonuses, transaction bonuses, termination or change of control bonuses, or similar arrangements or obligations, and any other wages, severance or other outstanding Liabilities payable to the independent contractors, employees or other current or former service providers of the Company, in each case, arising as a result of or in connection with this Agreement or any Ancillary Agreement triggered, either automatically or with the passage of time (including in combination with any termination of employment following the Closing), in whole or in part, with or without a subsequent event, by the consummation of the transactions contemplated hereby or by thereby and (B) any accrued but unpaid bonuses (including those payable to Continuing Employees) (excluding accrued, but unpaid commissions assigned by Seller or an Affiliate of Seller to Buyer pursuant to the Contribution and Assignment Agreement and actually included in the calculation of Final Net Working Capital), including any portion of a Bonus Plan accrued through the Closing in accordance with GAAP (including any amounts that constitute parachute payments pursuant to Section 280G of the Code or to offset or gross-up any Person for any excise Taxes or income Taxes related to the foregoing items and including the employer portion of any payroll, social security, unemployment or similar Tax incurred in connection with the payments made in respect of, any Liabilities under this clause (ii)), and (iii) the premium for, and any fees, costs and expenses arising from or in connection with obtaining and binding the D&O Insurance, if applicable. Notwithstanding the foregoing, “Transaction Expenses” shall not include (1) any R&W Policy Premium Costs, (2) any amounts otherwise actually taken into account and actually included in the calculation of Final Net Working Capital, or (3) Pre-Closing Bonus Amounts paid to Continuing Employees on or as promptly as practicable following the Closing Date pursuant to Section 5.12(g).

“Transfer Taxes” has the meaning set forth in Section 6.5.

“Transition Services Agreement” means the transition services agreement, substantially in the form attached hereto as Exhibit B.

“WARN Act” has the meaning set forth in Section 3.14(b).

“Willful Breach” means a material breach that is a consequence of an act undertaken or a failure to take an act by the breaching Party with the knowledge that the taking of such act or the failure to take such act would, or would reasonably be expected to, cause a breach of this Agreement.

Article 2
PURCHASE AND SALE

Section 2.1 Purchase and Sale of the Company Securities. On the terms and subject to the conditions set forth in this Agreement, at the Closing, Seller shall sell, assign, transfer and convey to Buyer, and Buyer shall purchase, acquire and accept from Seller, the Company Securities, free and clear of all Encumbrances (other than any restrictions on transfer under the Securities Act and any state securities Laws), in consideration for payment of the Purchase Price.

Section 2.2 Purchase Price. The aggregate purchase price payable by Buyer to Seller for the Company Securities (the “Purchase Price”) shall be an amount equal to the Closing Payment (as determined in accordance with Section 2.3(c)), (a) plus the amount, if any, payable by Buyer to Seller pursuant to Section 2.4(d) or (b) minus the amount, if any, payable by Seller to Buyer pursuant to Section 2.4(d).

Section 2.3 Closing.

(a) Subject to the terms and conditions of this Agreement, the closing of the transactions contemplated hereby (the “Closing”) shall take place at 10:00 a.m., Eastern time, at the offices of DLA Piper LLP (US), 200 S. Biscayne Boulevard, Suite 2500, Miami, Florida 33131, or electronically by the mutual exchange of facsimile or portable document format (.pdf) signatures, in each case no later than the third (3rd) Business Day after the last of the conditions to Closing set forth in Article 7 has been satisfied or waived in writing (other than any conditions that by their nature are to be satisfied at the Closing, it being understood that the occurrence of the Closing shall remain subject to the satisfaction or waiver (by the Party entitled to the benefit of such condition) in writing of such conditions at the Closing), unless another date, place or time is agreed to in writing by Buyer and Seller. The date on which the Closing is actually held is referred to herein as the “Closing Date”. The Closing will be deemed effective as of the close of business on the Closing Date for tax and accounting purposes.

(b) At the Closing:

(i)   Buyer shall deliver (or cause to be delivered) to Seller:

(A) the Closing Payment, as determined pursuant to Section 2.3(c), by wire transfer of immediately available funds in U.S. dollars to an account of Seller designated in writing by Seller to Buyer at least two (2) Business Days prior to the Closing Date;

(B) the Estimated Transaction Expenses to the parties entitled to such amount as set forth on the Closing Date Report;

(C) the certificate contemplated by Section 7.3(c) (in form and substance reasonably acceptable to Seller); and

(D) each Ancillary Agreement to which Buyer or any of its Affiliates is a party, duly executed on behalf of Buyer or such Affiliates.

(ii)   Seller shall deliver (or cause to be delivered) to Buyer, in each case, in form and substance reasonably acceptable to Buyer:

(A) Stock certificates evidencing the Company Securities, free and clear of all Encumbrances (other than any restrictions on transfer under the Securities Act and any state securities Laws), duly endorsed in blank or accompanied by stock powers or other instruments of transfer duly executed in blank, with all required stock transfer tax stamps affixed thereto;

(B) the Closing Date Report;

(C) the certificate of the Seller contemplated by Section 7.2(c);

(D) a counterpart of each Ancillary Agreement to which the Seller or any of its Affiliates is a party, duly executed on behalf of the Seller or such Affiliate;

(E)   an executed certificate, as applicable, from the Seller in form and substance compliant with Treasury Regulations Section 1.1445-2(b), certifying that the Seller is not a foreign person within the meaning of Section 1445 of the Code;

(F)   a certificate, dated as of the Closing Date, duly executed on behalf of Seller by its Secretary, certifying (i) the Organizational Documents of the Company as in effect as of the Closing, (ii) the resolutions or action taken by unanimous written consent of the board of directors of Seller and the Company approving the execution, delivery and performance of this Agreement, the Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby and (iii) the resolutions or action taken by written consent of the stockholders of Seller and the Company approving the execution, delivery and performance of this Agreement, the Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby;

(G) the Resignation Letters contemplated by Section 5.7; and

(H) executed termination agreements terminating the Affiliate Contracts as contemplated by Section 5.13.

(c) For purposes of determining the amount of cash to be paid by Buyer to Seller at the Closing pursuant to Section 2.3(b)(i)(A) (the “Closing Payment”), at least two (2) Business Days prior to the anticipated Closing Date, Seller shall prepare and deliver to Buyer a written report (the “Closing Date Report”) setting forth in reasonable detail Seller’s good-faith estimate of (i) Net Working Capital as of the Closing (without giving effect to the other transactions contemplated hereby) (“Estimated Working Capital”), (ii) Cash as of the Closing (without giving effect to the other transactions contemplated hereby) (“Estimated Cash”), (iii) Indebtedness as of the Closing (without giving effect to the other transactions contemplated hereby) (“Estimated Indebtedness”), (iv) Transaction Expenses as of the Closing (“Estimated Transaction Expenses”); and (v) on the basis of the foregoing clauses (i), (ii), (iii) and (iv), the resulting Closing Payment, calculated in the manner described below. The Closing Payment for purposes of the Closing Date Report and Section 2.3(b)(i)(A) shall be an amount equal to (A) the Base Purchase Price, (B) minus the Estimated Indebtedness, (C) plus the Estimated Cash, (D) minus Estimated Transaction Expenses, (E) plus the amount, if any, by which Estimated Working Capital exceeds Target Working Capital by more than $500,000 or minus the amount, if any, by which Target Working Capital exceeds Estimated Working Capital by more than $500,000.

Section 2.4 Determination of Final Purchase Price.

(a) As soon as reasonably practicable following the Closing Date (but no later than ninety (90) days after the Closing Date), Buyer shall deliver to Seller a statement (the “Buyer Adjustment Report”) setting forth in reasonable detail Buyer’s good-faith calculation of: (i) Net Working Capital (“Actual Working Capital”), Cash (“Actual Cash”), Indebtedness (“Actual Indebtedness”) and Transaction Expenses (“Actual Transaction Expenses”), in each case, as of the Closing and without giving effect to the transactions contemplated hereby; and (ii) on the basis of the foregoing clause (i), the resulting Closing Payment, calculated in the manner described below. The Closing Payment for purposes of the Buyer Adjustment Report shall be an amount equal to (A) the Base Purchase Price, (B) minus the Actual Indebtedness, (C) plus the Actual Cash, (D) minus Actual Transaction Expenses, (E) plus the amount, if any, by which Actual Working Capital exceeds Target Working Capital by more than $500,000 or minus the amount, if any, by which Target Working Capital exceeds Actual Working Capital by more than $500,000.

(b) If Buyer does not timely deliver the Buyer Adjustment Report within such ninety (90) day period, at the election of Seller, either (i) the Closing Date Report delivered by Seller pursuant to Section 2.3(c) shall be deemed to be the “Final Adjustment Report”, for all purposes hereunder, or (ii) Seller shall be entitled to retain (at the sole cost and expense of Buyer) an independent accounting firm of recognized national standing to provide an audit of the books of the Company, to determine the calculation of, and prepare, the Final Adjustment Report consistent with the provisions of this Section 2.4, with the determination of such independent accounting firm being conclusive, final and binding on the parties hereto.

(c) The following procedures shall apply with respect to the review of the Buyer Adjustment Report:

(i)   Seller shall have a period of forty-five (45) days after receipt by Seller of the Buyer Adjustment Report to review such Buyer Adjustment Report (the “Review Period”). During the Review Period, Buyer shall make available to Seller and its Representatives reasonable access during normal business hours to all relevant personnel, Representatives of Buyer, books and records of the Company and other items reasonably requested by Seller in connection with, and solely for purposes of, its review of the Buyer Adjustment Report and any dispute with respect thereto as contemplated by this Section 2.4.

(ii)   If Seller does not deliver to Buyer a written statement describing any objections that Seller has to the Buyer Adjustment Report (a “Notice of Disagreement”) on or before the final day of the Review Period, then Seller shall be deemed to have irrevocably accepted such Buyer Adjustment Report, and such Buyer Adjustment Report shall be deemed to be the “Final Adjustment Report” for purposes of the payment (if any) contemplated by Section 2.4(d). If Seller delivers to Buyer a Notice of Disagreement on or before the final day of the Review Period, then Buyer and Seller shall attempt to resolve in good faith the matters contained in the Notice of Disagreement within sixty (60) days after Buyer’s receipt of the Notice of Disagreement (the “Resolution Period”). If Buyer and Seller reach a resolution with respect to such matters on or before the final day of the Resolution Period, then the Buyer Adjustment Report, as modified by such resolution, shall be deemed to be the “Final Adjustment Report” for purposes of the payment (if any) contemplated by Section 2.4(d).

(iii) If a resolution is not reached on or before the final day of the Resolution Period, then Buyer and Seller shall promptly (and in any event no later than five (5) Business Days after the last day of the Resolution Period) retain the Accounting Firm (including by executing a customary agreement with the Accounting Firm in connection with its engagement) and submit any unresolved objections covered by the Notice of Disagreement (the “Disputed Items”) to the Accounting Firm for resolution in accordance with this Section 2.4(c)(iii). The Accounting Firm will be instructed to (A) make a final determination on an expedited basis (and in any event within thirty (30) days after submission of the Disputed Items) with respect to each of the Disputed Items (and only the Disputed Items) that is within the range of the respective positions taken by each of Buyer and Seller and (B) prepare and deliver to Buyer and Seller a written statement setting forth its final determination (and a reasonably detailed description of the basis therefor) with respect to each Disputed Item (the “Accounting Firm’s Report”). During the ten (10) days after submission of the Disputed Items to the Accounting Firm, each of Buyer and Seller may provide the Accounting Firm with a definitive statement in writing of its positions with respect to the Disputed Items (and only the Disputed Items). The Accounting Firm will be provided with reasonable access, as permitted by applicable Law, to the personnel, Representatives, books and records of Buyer, the Company and Seller (subject, in the case of Buyer’s or Seller’s accountants, to the execution of customary work paper access letters if requested) for purposes of making its final determination with respect to the Disputed Items, and Buyer, Seller and the Company shall otherwise reasonably cooperate with the Accounting Firm in connection therewith. The Accounting Firm shall issue a final report consisting of the Buyer Adjustment Report, as modified by the Accounting Firm to incorporate any changes thereto in accordance with the Accounting Firm’s Report, which final report shall be deemed to be the “Final Adjustment Report” for purposes of the payment (if any) contemplated by Section 2.4(d). Each of Buyer and Seller agree that (1) the Accounting Firm’s determination with respect to each Disputed Item as reflected in the Accounting Firm’s Report and the Final Adjustment Report as issued by the Accounting Firm shall be deemed to be final and binding, (2) the procedures set forth in this Section 2.4 shall be the sole and exclusive remedy with respect to the final determination of the Final Adjustment Report and (3) the Final Adjustment Report, including the Accounting Firm’s determination under this Section 2.4(c)(iii), shall be enforceable as an arbitral award, and judgment may be entered thereupon in any court of competent jurisdiction. The place and seat of the proceedings before the Accounting Firm shall be New York, New York, U.S.A., and such proceedings shall be conducted in English. Net Working Capital as of the Closing as set forth in the Final Adjustment Report shall be deemed to be the “Final Working Capital”. Cash as of the Closing as set forth in the Final Adjustment Report shall be deemed to be the “Final Cash”. Indebtedness as of the Closing as set forth in the Final Adjustment Report shall be deemed to be the “Final Indebtedness”. Transaction Expenses as of the Closing as set forth in the Final Adjustment Report shall be deemed to be the “Final Transaction Expenses”. Purchase Price as of the Closing as set forth in the Final Adjustment Report shall be deemed to be the “Final Purchase Price”. The Closing Payment for purposes of the Final Adjustment Report shall be an amount equal to (A) the Base Purchase Price, (B) minus the Final Indebtedness, (C) plus the Final Cash, (D) minus Final Transaction Expenses, (E) plus the amount, if any, by which Final Working Capital exceeds Target Working Capital by more than $500,000 or minus the amount, if any, by which Target Working Capital exceeds Final Working Capital by more than $500,000.

(iv) Each of Buyer and Seller shall pay its own respective costs and expenses incurred in connection with this Section 2.4. The costs and expenses of the Accounting Firm shall be borne by Buyer and Seller in proportion as is appropriate to reflect their relative success in the resolution of the Disputed Items. For example, if Seller challenges the calculation of the Final Purchase Price by an amount of $100,000, but the Accounting Firm determines that Seller has a valid claim for only $60,000, then Buyer shall bear sixty percent (60%) of the fees and expenses of the Accounting Firm and Seller shall bear the other forty percent (40%) of such fees and expenses.

(d) Within two (2) Business Days after the determination of the Final Adjustment Report in accordance with this Section 2.4 (including by failure to timely deliver a Notice of Disagreement):

(i)   if the Additional Payment Amount is a positive number, then Buyer shall pay an amount in cash equal to the Additional Payment Amount to Seller by wire transfer of immediately available funds in U.S. dollars to an account of Seller designated in writing by Seller to Buyer; or

(ii)   if the Additional Payment Amount is a negative number, then Seller shall pay an amount in cash equal to the absolute value of the Additional Payment Amount to Buyer by wire transfer of immediately available funds in U.S. dollars to an account of Buyer designated in writing by Buyer to Seller.

For purposes hereof, “Additional Payment Amount” means (A) the Closing Payment for purposes of the Final Adjustment Report minus (B) the Closing Payment for purposes of the Closing Date Report. For the avoidance of doubt, the Additional Payment Amount may be a negative number.

(e) Tax Treatment of Payments. All payments made under this Section 2.4 shall be deemed adjustments to the Purchase Price for U.S. federal income tax purposes, unless otherwise required by applicable Law.

Section 2.5 Withholding Tax. Notwithstanding any other provision of this Agreement, each of Buyer and Seller or their agents shall be entitled to deduct and withhold (or cause to be deducted or withheld) from any amounts payable or deliverable under this Agreement such amounts as are required to be withheld under applicable Law and shall deposit such amounts with the appropriate Governmental Authority; provided that, except with respect to any withholding required as a result of compensatory payments or as a result of failure to provide the certificate pursuant to Section 2.3(b)(ii)(E), the party making such deduction or withholding shall have first notified the recipient of the payment subject to such deduction or withholding of its intent to deduct or withhold, together with an explanation of the legal requirement for such deduction or withholding, and Seller and Buyer and their respective Affiliates shall cooperate in good faith to reduce or eliminate such deduction or withholding to the extent permitted under applicable Law. Any such withheld amounts shall be treated for all purposes under this Agreement as having been paid to the Party to whom such amounts would have otherwise been paid, and shall be timely deposited by the party so withholding with the appropriate Governmental Authority.

Article 3
REPRESENTATIONS AND WARRANTIES OF SELLER

Except as set forth in the Seller Disclosure Schedules (which shall be interpreted in accordance with Section 10.12(f)), Seller represents and warrants to Buyer that the statements contained in this Article 3 are true and correct as of the date hereof and the Closing:

Section 3.1 Organization and Authority of Seller

(a) Seller is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Delaware. Seller has all requisite corporate power and authority to enter into this Agreement and each of the Ancillary Agreements to which it is or will be a party, carry out its obligations hereunder and thereunder and consummate the transactions contemplated hereby and thereby (including all power and authority to sell, assign, transfer and convey the Company Securities as provided by this Agreement).

(b) The execution and delivery by Seller of this Agreement and any Ancillary Agreements to which it is or will be a party, the performance by Seller of its obligations hereunder and thereunder and the consummation by Seller of the transactions contemplated hereby and thereby have been duly and validly authorized and approved by all requisite corporate action on the part of Seller.

(c) This Agreement has been duly and validly executed and delivered by Seller, and (assuming due authorization, execution and delivery by Buyer) constitutes a legal, valid and binding obligation of Seller enforceable in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, moratorium, reorganization, or similar Laws affecting creditors’ rights generally and by general equity principles (the “Enforceability Limitations”).

(d) Each of the Ancillary Agreements to which Seller or its Affiliates is or will be a party has been or will be duly and validly executed and delivered by Seller or its Affiliates, as applicable, and (assuming due authorization, execution and delivery by the other party or parties thereto) constitutes or will constitute a legal, valid and binding obligation of Seller or its Affiliates enforceable against in accordance with its terms, except as such enforceability may be limited by the Enforceability Limitations.

Section 3.2 Organization, Authority and Qualification of the Company.

(a) The Company is duly organized, validly existing and in good standing under the Laws of the jurisdiction in which it is incorporated and has all requisite corporate power and authority to own, lease and operate its properties and assets and to conduct its business as it is now being conducted.

(b) The Company is qualified to do business and is in good standing in each jurisdiction in which the operation of its business as currently conducted makes such qualification necessary, except where the failure to be so qualified or in good standing has not had and would not be reasonably expected to have a Material Adverse Effect.

Section 3.3 Capitalization; Organizational Documents of the Company.

(a) The authorized capital stock of the Company consists of one hundred (100) shares of a single class of common stock, par value $0.01 per share, only one (1) of which is issued and outstanding (which one (1) share of common stock constitutes the Company Securities) and the other ninety-nine (99) of which are authorized, but unissued.

(b) All of the Company Securities have been duly authorized and validly issued and granted in compliance with all applicable Laws or pursuant to valid exemptions therefrom and are fully paid and non-assessable (to the extent applicable). All of the Company Securities have been issued in accordance and full compliance with the Company’s Organizational Documents. There are no rights, subscriptions, warrants or options to purchase or otherwise acquire any capital stock or other equity securities of the Company or securities or obligations of any kind convertible into or exchangeable for any shares of capital stock or other equity securities of the Company.

(c) The Seller is the beneficial and record owner of, and has good, valid and marketable title to, all of the Company Securities, free and clear of all Encumbrances or any other restrictions on transfer (other than any restrictions on transfer arising under the Securities Act and any state securities Laws). Upon consummation of the transactions contemplated by this Agreement, Buyer shall own all of the Company Securities, free and clear of all Encumbrances (other than any restrictions on transfer arising under the Securities Act and any state securities Laws and any Encumbrances created by the actions of Buyer).

(d) Except for the Company Securities and the ninety-nine (99) shares of common stock referenced in Section 3.3(a) which are authorized but unissued, there are no equity securities of any kind of the Company or any securities convertible into or exchangeable or exercisable for any such equity securities issued, reserved for issuance or outstanding. There are no outstanding or authorized options, warrants, convertible securities, subscriptions, call rights, redemption rights, repurchase rights or any other rights, agreements, arrangements or commitments of any kind relating to the capital stock or other equity securities of the Company or obligating Seller or the Company to issue any shares of capital stock or other equity securities of the Company. There are no outstanding or authorized stock appreciation rights, phantom stock, performance-based rights or profit participation or similar rights or obligations of the Company. Other than as may be contained in the Organizational Documents of the Company in effect as of the date of this Agreement, there are no voting trusts, stockholder agreements, proxies or other agreements or understandings in effect with respect to the voting or sale or transfer of any of the Company Securities or any other equity interests of the Company.

(e) Seller has delivered true, correct and complete copies of the Organizational Documents of the Company to Buyer.

Section 3.4 Subsidiaries. The Company does not own or have any interest in any equity interests of, or have an ownership interest in, any other Person.

Section 3.5 No Conflicts; Consents.

(a) Subject to receipt of the Consents and Permits, and making of the declarations, filings and notices, referred to in Section 3.5(b), neither the execution, delivery or performance by Seller or the Company of this Agreement or any Ancillary Agreement to which Seller or the Company is a party, nor the consummation of the transactions contemplated hereby or thereby, will:

(i)   result in a violation or breach of, or default under, any provision of the Organizational Documents of Seller or the Company;

(ii)   result in a violation or breach of any Law or Order applicable to Seller or the Company or any of their assets or properties or the Business;

(iii) (A) result in a violation or breach of, (B) constitute a default under, or (C) result in the acceleration of or create in any party the right to accelerate, modify, terminate or cancel any Material Contract or Permit; or

(iv) result in the imposition of any Encumbrance on Seller or the Company or any of their assets or properties;

except, in the case of clause (iii), where such conflict, violation, breach, event of default or other result described in such clause would not, and would not reasonably be expected to, have a material or adverse effect upon Seller or the Company or any of their assets or properties or the Business.

(b) No Consent from, Permit from, or declaration from or filing with, or notice to, any Governmental Authority is required by or with respect to Seller or the Company in connection with the execution, delivery or performance of this Agreement or any Ancillary Agreement or the consummation of the transactions contemplated hereby or thereby, except for (i) compliance with and filings under the HSR Act, (ii) the filing of declarations and notices with, and receipt of Consents and Permits of, the Governmental Authorities set forth on Section 3.5(b) of the Seller Disclosure Schedules, and (iii) such Consents, Permits, declarations, filings or notices the failure of which to make or obtain would not, and would not reasonably be expected to, (A) have a material or adverse effect upon Seller or the Company or any of their assets or properties or the Business or (B) prevent or materially impede the ability of the Seller or the Company to consummate the transactions contemplated by this Agreement or any Ancillary Agreement.

Section 3.6 Financial Statements; No Undisclosed Liabilities.

(a) The Financial Statements have been made available to Buyer and are included in Section 3.6(a) of the Seller Disclosure Schedules. The Financial Statements (i) fairly present, in all material respects, the combined financial position and results of operations of the Company and the Business as of the dates indicated therein and for the periods covered thereby, and (ii) were prepared in good faith and derived from the financial reporting systems and the consolidated financial statements of Seller, which consolidated financial statements of Seller were prepared in accordance with GAAP, applied consistently throughout the periods covered thereby, except that the Financial Statements (A) may not necessarily adequately reflect the conditions that would have existed or the results of operations that would have been achieved if the Business had been operated solely by the Company on a stand-alone basis during the periods presented, (B) reflect certain reasonable allocations of costs of Seller attributable to the Business that may not adequately reflect what would have been incurred if the Company had operated the Business on a stand-along basis during such periods, (C) may be subject to normal year-end adjustments and (D) do not include footnotes and other presentation items. Neither the Company nor the Business has maintained any off-the-book accounts or entered into any transactions for any off balance sheet activity.

(b) The Company does not have any Liabilities, whether or not required to be reflected on a balance sheet prepared in accordance with GAAP, except for Liabilities (i) that are adequately and specifically reserved against in the Balance Sheet, (ii) that have been incurred in the ordinary course of the Business consistent with past practice since the Balance Sheet Date, (iii) for future performance of services in the ordinary course of the Business after the Closing under existing Contracts, or (iv) that would not, and would not reasonably be expected to, have a material effect on the Company.

(c) Section 3.6(c) of the Seller Disclosure Schedule accurately lists each item of Indebtedness, including the Contract governing such Indebtedness, if any.

(d) Section 3.6(d) of the Seller Disclosure Schedule sets forth the names and locations of all banks, trust companies, savings and loan associations, brokerage firms and other financial institutions at which the Company or the Business maintains accounts and the names of all persons authorized to draw thereon or make withdrawals therefrom.

(e) As of the Closing, there are no outstanding and unpaid Transaction Expenses for which the Company is liable.

Section 3.7 Absence of Certain Developments. Except for the transactions contemplated by this Agreement, (i) since January 1, 2020, (1) except as required by Law (including any COVID-19 Measures), the Company and the Business have operated in the ordinary course of business consistent, in all material respects, with past practice and (2) there has not been any Material Adverse Effect; and (ii) since the Balance Sheet Date:

(a) none of the assets or properties (including Intellectual Property Rights) of the Company or the Business have been sold, assigned, licensed or otherwise transferred or conveyed (except for (i) de minimis assets (excluding Intellectual Property Rights) or (ii) non-exclusive grants to customers to access or license the Company’s Software, in each case, in the ordinary course of business);

(b) no Contract or other agreement (or series of related agreements) to which the Company is a party or by which the Company or the Business is subject has been entered into, accelerated terminated, amended, supplemented or materially modified that either involves an amount more than $50,000 in any calendar year or occurred outside the ordinary course of business;

(c) none of the assets or properties of the Company or the Business (including Intellectual Property Rights) has suffered or become subject to any Encumbrance (except Permitted Encumbrances);

(d) neither Seller nor any Affiliate of Seller (including the Company) has entered into, renewed, renegotiated, modified the terms of or terminated any employment agreement or collective bargaining agreement or any similar agreement with a Union to which the Company is a party or by which the Company or the Business is subject;

(e) no sales revenues of the Company or the Business have been recorded pursuant to transactions in which the purchaser of such products has the right to return such products or services, including software-as-a-service, at a future date or has the right to elect early termination of such services and receive a refund of service fees paid, as applicable;

(f)   neither Seller nor any Affiliate of Seller (including the Company) has (i) failed to pay and discharge any current liabilities of the Company or the Business in the ordinary course of business, except where disputed in good faith by appropriate proceedings and for which adequate reserves have been taken in Estimated Working Capital, (ii) accelerated or delayed collection of accounts receivable of the Company or the Business in advance of or beyond the dates when the same would have been collected in the ordinary course of business or (iii) offered any customer of the Company or the Business a discount or other inducement to accelerate billings and collections, other than discounts offered in the ordinary course of business;

(g) neither Seller nor any Affiliate of Seller (including the Company) has, in respect of the Company or the Business, (i) made any material change in the terms or manner of licensing or distribution of products or services, (ii) made any material change to its pricing, discount, allowance or return policies, (iii) granted any material pricing, discount, allowance or return terms for any customer or vendor or (iv) decreased the amount of any subscription and support renewal fees due to the Company from the amount of such subscription and support renewal fee payable to the Business during the preceding twelve-month period, except, in the case of clause (iii) and clause (iv), in the ordinary course of business;

(h) neither Seller nor any Affiliate of Seller (including the Company) has, in respect of the Company or the Business, (i) increased the compensation of any of the directors, officers, employees or other service providers of the Company or the Business or made any other change in employment or service terms of such Person, other than in the ordinary course of business, (ii) entered into, amended or modified any deferred compensation, severance, settlement, release, conciliation or similar agreement or (iii) made any loan to, or entered into any other transaction with, any of its Affiliates, directors, officers, employees or other service providers outside the ordinary course of business and inconsistent with past practice;

(i)   neither Seller nor any Affiliate of Seller (including the Company) has, in respect of the Company or the Business, other than in the ordinary course of business (i) adopted, entered into, amended, terminated or materially modified any employee benefit plan, program or arrangement or (ii) otherwise increased (or otherwise agreed to increase) the benefits provided to any directors, officers, employees or other services providers of the Company or the Business;

(j)   neither Seller nor any Affiliate of Seller (including the Company) has made, changed or otherwise modified any Tax election affecting the Company, adopted or changed any accounting method affecting the Company, amended any Tax Return affecting the Company, entered into any “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local, non-U.S. or other law) affecting the Company, entered into any Tax sharing, Tax indemnity, Tax allocation or similar agreement or Contract affecting the Company, settled any Tax claim or assessment affecting the Company, surrendered any right to claim a refund or credit of Taxes affecting the Company, incurred any liability for Taxes outside the ordinary course of business consistent with past practice affecting the Company, or consented to any extension or waiver of the limitation period applicable to any Tax claim or assessment affecting the Company;

(k) neither Seller nor any Affiliate of Seller (including the Company) has taken any action that, if taken after the date hereof, would require Buyer’s consent pursuant to Section 5.1; or

(l)   neither Seller nor any Affiliate of Seller (including the Company) has, in respect of the Company or the Business, committed to do any of the foregoing.

Section 3.8 Title, Condition and Sufficiency of Assets.

(a) At and as of the Closing, the Company will have good and marketable title to, or a valid, legally-binding and enforceable leasehold interest in, license to, or similar right to use, free and clear of any Encumbrances (other than Permitted Encumbrances), all of the assets, properties, interests and rights (whether real or personal, tangible or intangible and wherever located), including, for the avoidance of doubt, Contracts and Permits (collectively, the “Assets”), which, after taking into account any rights or licenses granted or services to be provided pursuant to Schedule A of the Transition Services Agreement and the Overhead and Shared Services, are primarily used or held for use in, primarily related to or necessary or reasonably required for, the ownership or operation of the Company and the Business as currently conducted.

(b) At or prior to the Closing, Seller and Seller’s Affiliates, collectively, conveyed, or caused to be conveyed, to the Company all of such Seller’s and Seller’s Affiliates’ rights, title and interests in and to substantially all of the Assets primarily used or held for use in, primarily related to or necessary or reasonably required for, the ownership or operation of the Company and the Business as currently conducted (excluding such assets and properties to be provided by Seller pursuant to Schedule A of the Transition Services Agreement and the Overhead and Shared Services), free and clear of any Encumbrances (other than Permitted Encumbrances), such that immediately following the Closing, the Company shall have good and marketable title to, or a valid, legally-binding and enforceable leasehold interest in, license to or similar right to use, all of such conveyed Assets, which, after taking into account any rights or licenses granted or services to be provided pursuant to Schedule A of the Transition Services Agreement and the Overhead and Shared Services, are primarily used or held for use in, primarily related to or necessary or reasonably required for, the ownership or operation of the Company and the Business as currently conducted.

(c) Except as set forth in Section 3.8(c) of the Seller Disclosure Schedule, the Assets of the Company and any rights or licenses granted or services to be provided pursuant to Schedule A of the Transition Services Agreement and the Overhead and Shared Services constitute all of the Assets that are primarily used or held for use in, primarily related to or necessary or reasonably required for, the ownership or operation of the Company and the Business as currently conducted, and are sufficient to allow the Company to continue to own and operate the Business in the ordinary course and on a stand-alone basis immediately after Closing in substantially the same manner as conducted by Seller and Seller’s Affiliates (including the Company) immediately prior to the execution and delivery of this Agreement and as of the Closing and, subject in all respects to Buyer’s management decisions, produce substantially similar financial results as those set forth in the Financial Statements.

Section 3.9 Compliance with Laws; Permits.

(a) The Company is, and during the three (3) years prior to the date hereof has been, in compliance in all material respects with all Laws applicable to the Company. During the three (3) years prior to the date hereof, the Company has not received any written notice from any Governmental Authority alleging any material noncompliance by the Company with respect to any such Law. No audit, investigation by any Governmental Authority regarding a violation by the Company of any Law is pending or, to the Seller’s Knowledge, threatened.

(b) All material Permits required for the Company to conduct its business (including the Business) as currently conducted have been obtained by the Company and are valid and in full force and effect. The Company is, and during the three (3) years prior to the date hereof has been, in compliance in all material respects with such material Permits.

Section 3.10 Legal Proceedings; Governmental Orders.

(a) There is, and during the three (3) years prior to the date hereof there has been, no Legal Proceeding pending by or against or, to the Seller’s Knowledge, threatened in writing against, the Company or affecting any of its business, properties or assets or the Business (or by or against Seller or any controlled-Affiliate thereof relating to or by which the Company or the Business is subject), including any Intellectual Property Rights. There is no Legal Proceeding pending or, to Seller’s Knowledge, threatened against Seller or any Affiliate of Seller (including the Company) that would or would reasonably be expected to prevent or materially impede the ability of Seller to consummate the transactions contemplated by this Agreement or the Company to own and operate the Business on a stand-alone basis in the ordinary course of business following the Closing in substantially the same manner owned and operated by Seller and Seller’s Affiliates immediately prior to the Closing.

(b) There are not, and during the three (3) years prior to the date hereof, there have not been, any material Orders regarding the Company or the Business or that would or would reasonably be expected to prevent or materially impede the ability of Seller to consummate the transactions contemplated by this Agreement or the Company to own and operate the Business on a stand-alone basis in the ordinary course of business following the Closing in substantially the same manner owned and operated by Seller and Seller’s Affiliates immediately prior to the Closing.

Section 3.11 Material Contracts.

(a) Section 3.11(a) of the Seller Disclosure Schedules sets forth a true, correct and complete list of the following Contracts to which the Company is party or by which it or its assets or properties are bound (collectively, with all Contracts required to be set forth on Section 3.11(a) of the Seller Disclosure Schedule, the “Material Contracts”):

(i)   any Contract with (A) any Material Customer, (B) Material Supplier or (C) pursuant to which the Company may be obligated to pay more than $100,000 in any calendar year that cannot be cancelled by the Company without material penalty upon no more than ninety (90) days’ notice;

(ii)   any Contract that requires any Person to purchase its total requirements of any product or service from any other Person or contains “take or pay” or similar provisions that cannot be cancelled by the Company without material penalty upon no more than ninety (90) days’ notice;

(iii) any Contract that (A) contains a “most-favored-nation” clause or similar term that provides preferential pricing or treatment, (B) grants a right of first refusal or right of first offer for any line of business, equity interests or material portion of the Company’s or the Business’s assets or properties or (C) establishes an exclusive sale or purchase obligation, including with respect to any geographical area, in each case, that cannot be cancelled by the Company without material penalty upon written notice;

(iv) any Contract that limits or purports to limit the ability of the Company or the Business to (A) compete or engage in any type or line of business, (B) operate or conduct any type or line of business in any geographical area or (C) solicit or engage any Person for service, employment or other business relationship, and in each case, that cannot be cancelled by the Company without penalty upon written notice;

(v) any Contract requiring or otherwise relating to any future capital expenditures (other than as provided for in the budget of the Company heretofore delivered to Buyer);

(vi) any Contract relating to (A) the creation, incurrence, assumption or guarantee of any Indebtedness, (B) subjecting the Company or any of its assets or properties or the Business to any Encumbrance (other than a Permitted Encumbrance) or (C) guarantying any Liability of any other Person;

(vii)   any Contract that relates to (A) the acquisition or disposition (whether by merger, sale of stock, sale of assets or otherwise) of the Business or any type or line of business, a material amount of stock or other equity securities of any Person or a material amount of any assets or property of a Person, (B) any consolidation, recapitalization, reorganization or other business combination with respect to the Business or the Company or (C) issuance of any equity interests of the Company;

(viii)   any material partnership, joint venture or other similar Contract;

(ix) any Contract to which a Governmental Authority is a party;

(x) any collective bargaining agreement, labor Contract or similar Contract with any union, works council or other labor organization (collectively, “Union”);

(xi) any Contract with any current or former director, manager, officer, individual employee, consultant, independent contractor or, solely with respect to subclauses (B) and (C) other Person, of the Company or the Business on a full-time, part-time, consulting or other basis (other than any “at-will” Contract that may be terminated by the Company upon thirty (30) days’ or less advance notice without liability) (A) with respect to employment with or the provision of services, (B) related to any redundancy, severance, separation, settlement, release of claims or other post-termination benefits, or (C) providing or granting any change in control, retention, severance or transaction bonuses or similar arrangements required as a result of or triggered (in whole or in part) by the transactions contemplated by this Agreement, in each case, under which the Company or the Business has any further Liability or performance obligations;

(xii) any Contract involving any resolution or settlement of any actual or threatened Legal Proceeding (A) with a value or amount due in excess of $100,000 that was entered into within the three (3) years prior to the date hereof or (B) that provides for any injunctive or other non-monetary relief; and

(xiii) any Contract pursuant to which (A) the Company is granted a license to any Intellectual Property Rights that are material to the Business (other than non-exclusive licenses for commercially available software for an amount, individually, less than $10,000 annually) or (B) the Company grants a license of any material Company Intellectual Property Rights (other than non-exclusive licenses granted in the ordinary course of business);

(xiv) any Affiliate Contract; and

(xv) any Shared Contract.

(b) Seller has made available to Buyer copies of each Material Contract that are correct and complete in all material respects (subject to any redaction reasonably deemed necessary by Seller to preserve the confidentiality of any privileged information contained therein). Each Material Contract is in full force and effect and is a legal, valid and binding agreement of the Company and, to the Seller’s Knowledge, the other parties thereto, enforceable against the Company in accordance with its terms and, to the Seller’s Knowledge, the other parties thereto, except as such enforceability may be limited by the Enforceability Limitations. Neither the Company nor, to the Seller’s Knowledge, any other party to any Material Contract, is in material breach of or material default under, or has, during the twelve (12) months prior to the date hereof, provided or received any written notice of any intention to terminate, any Material Contract. For the avoidance of doubt, the use of the word “Material” in the defined term “Material Contracts” (i) does not, in and of itself, signify that any such Contract constituting a “Material Contract” is necessarily material to the Company or the Business as currently conducted and (ii) shall have no bearing, in and of itself, on the determination of whether a Material Adverse Effect has occurred.

Section 3.12 Intellectual Property.

(a) Section 3.12(a) of the Seller Disclosure Schedules contains a list of all (a) registrations and applications for registration with Governmental Authorities of the Company Intellectual Property Rights (the “Registered Company Intellectual Property Rights”) and (b) material unregistered Trademarks that embody Company Intellectual Property Rights. All Registered Company Intellectual Property Rights are valid, subsisting and enforceable.

(b) The Company exclusively owns all Company Intellectual Property Rights, free and clear of all Encumbrances, except for Permitted Encumbrances. The Company has not granted any exclusive licenses to any Company Intellectual Property Rights.

(c) The Company solely owns, or has the right to use in the manner currently used, all Intellectual Property Rights used or held for use in the Business as currently conducted (collectively, the “Company IP”); provided that the foregoing is not a representation as to infringement of any Intellectual Property Rights owned by a third party. Except for any licenses of commercially available software used in the Business to be provided under the Transition Services Agreement, the Company IP shall be available for use immediately after the Closing on the same material terms and conditions to those under which the Company owned or used any Company IP immediately prior to the Closing.

(d) The Company is not infringing, and has not infringed, and the operation of the Business is not infringing, and has not infringed, any Intellectual Property Right owned by any third party. To the Seller’s Knowledge, there is no infringement by a third party of the Company Intellectual Property Rights.

(e) The Company has not brought, or threatened in writing, any Legal Proceeding against any Person, alleging that such Person is infringing or misappropriating any material Company Intellectual Property Rights and no material Legal Proceeding is pending or, to the Seller’s Knowledge, threatened against the Company claiming that the operation of the business of the Company infringes or misappropriates an Intellectual Property Right owned by any third party.

(f)   The Company has taken commercially reasonable steps to protect the confidentiality of the material Trade Secrets included in the Company Intellectual Property Rights. There has been no unauthorized disclosure, misappropriation or loss of any such material Trade Secrets. No source code for any Company Software that embodies any Company Intellectual Property Rights (excluding any Open Source Software) has been delivered, licensed, or made available by or on behalf of the Company to any escrow agent or other Person who is not as of the date of this Agreement or was not as of the date of such delivery, license or making available, an employee of the Company who needed access to such source code to perform his or her job duties.

(g) Each Person who is or was an employee, officer, director, consultant, or contractor of the Company or Affiliate of the Company and who participated in or was engaged for the design, creation or development of Company Intellectual Property Rights, if any, has signed an enforceable agreement containing an irrevocable present assignment to the Company (and no other Person) of such Company Intellectual Property Rights and a covenant to maintain the confidentiality of such Intellectual Property Rights.

(h) The Company’s information technology equipment, hardware, Software, systems, data, databases and networks (collectively, “IT Systems”) operate and perform, in all material respects, in accordance with their documentation and functional specifications and are otherwise sufficient to operate the Business. With respect to the IT Systems, the Company has in effect disaster recovery plans, procedures and facilities consistent with (i) the customary practices of the industry of the Company, (ii) all applicable Laws and (iii) all Material Contracts to which the Company is party. The Company has implemented and maintains reasonable technical, organizational and physical security measures and other safeguards no less protective than prevailing industry standards to protect the integrity and security of the material IT Systems, and the IT Systems do not contain any viruses, bugs, faults or other devices or effects that could reasonably be expected to enable any Person to access without authorization the IT Systems or otherwise adversely affect the functionality of the IT Systems in any material respect.

(i)   Section 3.12(i) of the Seller Disclosure Schedules sets forth an accurate and complete list of all Open Source Software that are integrated or bundled with, incorporated or embedded in, linked to, or combined with any Company Software, which list specifies (i) the license terms under which each such item of Open Source Software has been licensed to the Company, (ii) whether such item of Open Source Software has been modified by the Company and (iii) whether such item of Open Source Software is or was distributed by the Company (including as part of any Company Software). The Company is in material compliance with the license terms of all Open Source Software that it uses in the Business.

(j)   None of the software included in the Company Intellectual Property Rights (collectively, the “Company Software”) is or has been developed, used, distributed or modified under any Open Source Software license in a manner or relation which: (i) materially restricts or constrains the use, license or distribution of the Company Software; (ii) has or would create a material violation of any applicable Open Source Software license; or (iii) has or would require or permit any disclosure, licensing or distribution of the source code of any material Company Software to any Person.

Section 3.13 Employee Benefit Plans.

(a) Section 3.13(a) of the Seller Disclosure Schedules sets forth, for the Company, a complete and correct list of all material Benefit Plans and Group Benefit Plans. Seller has provided to Buyer copies of all material documents setting forth the terms of each material Benefit Plan and Group Benefit Plan, including all amendments thereto and all related trust documents.

(b) None of the Benefit Plans or Group Benefit Plans are, and the Company does not have any liability in respect of, any plan subject to Title IV of ERISA or Code Section 412 or 430, any “multiemployer plan” as defined in Section 3(37) of ERISA, any multiple employer plan as described in Section 413(c) of the Code or any multiple employer welfare arrangement as defined in Section 3(40) of ERISA, and no condition exists that presents a risk to Company of incurring any liability under Title IV of ERISA or Code Sections 412 or 430. The Company has no current or contingent Liability or obligation under Title IV of ERISA on account of at any time being considered a single employer with any other Person under Section 414 of the Code.

(c) Each Benefit Plan has been established, funded, maintained, and operated in accordance with its terms and applicable Law, including ERISA and the Code in all material respects. Each Benefit Plan that is intended to meet the requirements of a “qualified plan” under Section 401(a) of the Code is so qualified, and its related trustee is exempt from Tax under Code Section 501(a). Each such Benefit Plan has received a favorable determination, opinion, or advisory letter from the Internal Revenue Service to the effect that such Benefit Plan meets the requirements of Code Section 401(a). Nothing has occurred, and nothing is reasonably expected to occur, that would reasonably be expected to adversely affect the qualification of such Benefit Plan or the exemption of its related trust. No Legal Proceeding, audit or investigation has been threatened, asserted or instituted, or, to Seller’s Knowledge, is anticipated, against any of the Benefit Plans (other than routine claims for benefits and appeals of such claims).

(d) With respect to each Benefit Plan, the Company has made available to Buyer, to the extent applicable: (i) a current, accurate and complete copy (or, to the extent no such copy exists, an accurate description of all material terms) of each Benefit Plan and any related trust agreement or other funding instrument, and all amendments thereto; (ii) the most recent IRS determination, opinion, or advisory letter; (iii) the most recent summary plan description as well as summaries of material modifications thereto and other material written communication (or a description of material oral communications) by the Company to its employees concerning the benefits provided under the Benefit Plan; (iv) all related trust agreements, group annuity contracts, group, insurance contracts, administrative services contracts, fidelity bonds, fiduciary liability insurance, and other funding arrangements; (v) the most recent annual actuarial valuation; (vi) all nondiscrimination test reports for the preceding three (3) plan years; and (vii) all material written correspondence with any Governmental Authority during the past three (3) years. The terms of each Benefit Plan (other than individual employment agreements provided to Buyer) permit the Company or a successor (whether before or after Closing) to amend and terminate such Benefit Plan at any time and for any reason without penalty and without material Liability, cost or expense to Company or such successor (other than reasonable costs and expenses of a type typically incurred in terminations of similar employee benefit plans and payments of accrued benefits).

(e) No amount or benefit that could be received (whether in cash, property or the vesting in cash or property) under any Benefit Plan as a result of or in connection with the transactions contemplated by this Agreement (whether or not some other subsequent action or event would be required to cause the receipt of such amount or benefit to occur) by any employee, officer or director of the Company who is a “disqualified individual” (as such term is defined in Section 280G(c) of the Code) is reasonably expected to be non-deductible for United States federal income tax purposes by virtue of Section 280G of the Code.

(f)   Each Benefit Plan that is a “nonqualified deferred compensation plan” within the meaning of Code Section 409A(d)(1) satisfies in form and operation the requirements of Code Section 409A and the guidance thereunder (and has satisfied such requirements for the entire period during which Code Section 409A has applied to such Benefit Plan) in all material respects and no additional Tax under Section 409A of the Code has been incurred by a participant in any such Benefit Plan. Company does not have any obligation (whether pursuant to a Benefit Plan or otherwise) to indemnify, “gross-up”, reimburse or otherwise compensate any individual with respect to the additional Taxes or interest imposed pursuant to Code Section 409A or 4999.

Section 3.14 Employee and Labor Matters.

(a) The Company is not a party to any collective bargaining agreements or other similar labor agreements covering its employees. There is no unfair labor practice complaint pending before the National Labor Relations Board or any other Governmental Authority with respect to the Company and, to the applicable Seller’s Knowledge, no such unfair labor practice complaint has been threatened orally or in writing in the three (3) years prior to the date hereof. During the three (3) years prior to the date hereof, there has been no labor strike, dispute, slowdown or stoppage pending or, to the applicable Seller’s Knowledge, threatened in writing against the Company. During the three (3) years prior to the date hereof, no grievance, charge, audit or other labor dispute or Legal Proceeding arising out of or under any collective bargaining agreement has been pending or, to the Seller’s Knowledge, threatened orally or in writing against the Company. To the Seller’s Knowledge, there are no union organizing campaigns in progress with respect to employees of the Company.

(b) The Company has not, within the twelve (12) months prior to the date hereof, effectuated a “plant closing” (as defined in the Worker Adjustment and Retraining Notification Act of 1988, 29 U.S.C. § 2101, et seq., as amended, or any similar foreign, state or local Law, regulation or ordinance (collectively, the “WARN Act”)) affecting any facility or any operating units within any facility, or effectuated a “mass layoff” (as defined in the WARN Act) affecting any facility.

(c) The Company is not a party to or bound by any (i) employment Contracts with any Continuing Employee pursuant to which the Company is obligated to make base compensation payments exceeding $150,000 annually or which cannot be terminated by the Company without cause by providing thirty (30) days or less notice and without penalty or payment in connection with such termination (other than amounts accrued prior to termination); or (ii) Contracts with Continuing Employees that provide for retention bonuses, stay bonuses, change in control, payments or transaction bonuses.

(d) The Company is, and, during the three (3) years prior, has been in material compliance with all applicable Laws respecting employment and employment practices, terms and conditions of employment, wages, hours of work and occupational safety and health. There are no Legal Proceedings pending, or to the Seller’s Knowledge, threatened orally or in writing between any of employee of the Company, on the one hand, and the Company, on the other hand, relating to employment practices or any applicable employment Laws.

Section 3.15 Taxes.

(a) All Tax Returns required to be filed under applicable Law by the Company, and/or by the Seller Consolidated Group (to the extent affecting the Company or any Subsidiary of the Company) have been timely filed, taking into account all properly obtained extensions. Such Tax Returns are true, correct, and complete in all material respects. All Taxes (whether or not shown, or required to be shown, as due on such Tax Returns) of the Company and the Seller Consolidated Group (to the extent affecting the Company or any Subsidiary of the Company) have been timely paid (or have been paid on their behalf) in full. The Company has not requested, and is not currently a beneficiary of, any extension of time within which to file any Tax Return that has not been filed. There is no power of attorney given by or binding upon the Company with respect to Taxes.

(b) No claim, which remains unresolved, has ever been made by a Tax Authority in any jurisdiction where the Company does not file Tax Returns that the Company is required to file Tax Returns in such jurisdiction. The Company has not approached any Tax Authority for the purpose of resolving any delinquent Tax liability, including through voluntary disclosure proceedings or similar proceedings and there are no matters under discussions with any Tax Authority with respect to the Tax liability of the Company.

(c) The Company currently is not, nor has, to the Company’s or Seller’s Knowledge, ever been, subject to Tax in any jurisdiction outside the United States.

(d) The Company (x) is not nor has it ever been a member of an Affiliated Group (other than the Seller Consolidated Group) filing an affiliated, consolidated, combined or unitary Tax Return, and (y) has no liability for Taxes of any Person, including under Treasury Regulation Section 1.1502-6 (other than by virtue of being a member of the Seller Consolidated Group), as a transferee or successor, or by contract (other than customary Tax indemnifications contained in commercial agreements the primary purpose of which does not relate to Taxes (“Commercial Contracts”)).

(e) There is no Tax claim, deficiency or adjustment outstanding, assessed or proposed against the Company or against the Seller Consolidated Group.

(f)   No audit or other examination of any Tax Return of the Company, or the Seller Consolidated Group (to the extent affecting the Company or any Subsidiary of the Company) is presently in progress, pending, or, to the Knowledge of the Company or Seller, proposed or threatened; nor has the Company, or the Seller Consolidated Group (to the extent affecting the Company or any Subsidiary of the Company) been notified in writing of any request for information related to Tax matters that remain unresolved or for such an audit or other examination.

(g) The Company does not “participate”, nor has it “participated”, in any “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b).

(h) There are no Encumbrances for Taxes on any of the assets of the Company other than Permitted Encumbrances.

(i)   Neither the Company nor the Seller Consolidated Group has waived any statute of limitations with respect to any Taxes or requested or consented to extend the period in which any Tax may be assessed or collected by any taxing authority and no such request to waive or extend is outstanding.

(j)   The Company has not been a United States real property holding corporation within the meaning of Code Section 897(c)(2) during the applicable period specified in Code Section 897(c)(1)(A)(ii).

(k) The Company is not a party to or bound by any Tax sharing, indemnification or allocation or similar agreement or arrangement with respect to Taxes (other than Commercial Contracts)). The Company has timely paid all Taxes required to be paid by or on behalf of it pursuant to any Commercial Contract.

(l)   The Company has timely withheld and paid to the appropriate Tax Authority all Taxes required by any Tax Laws to have been withheld or paid by it in connection with amounts paid or owing to, or allocated to, any employee, former employee, independent contractor, creditor, licensor, stockholder or other equityholder or other Person, including any state or local Taxes required to be withheld with respect to any distribution or any allocation of taxable income to any stockholder or other equityholder, and all Tax Returns, including IRS Forms W-2 and 1099, required with respect thereto have been properly completed and timely filed with the appropriate Tax Authority. Each Person providing services to the Company has been properly classified as an employee or independent contractor, as the case may be, for all Tax purposes.

(m) In accordance with and to the extent required by applicable Laws, the Company has properly (i) collected and remitted all sales, use, value added and similar Taxes with respect to sales, leases, licenses made, and services provided to its customers and (ii) for all sales, leases, licenses and services that are exempt from sales, use, value added and similar Taxes and that were made without charging or remitting sales, use, value added or similar Taxes, received and retained all applicable Tax exemption certificates and other documentation required to qualify such sale as exempt.

(n) The unpaid Taxes of the Company (i) do not, as of the date of the Financial Statements, exceed the reserve for Taxes (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the Financial Statements (rather than in any notes thereto) and (ii) will not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Company.

(o) The Company will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any of the following occurring with respect to the Company: (i) change in method of accounting for a taxable period ending on or prior to the Closing Date, including pursuant to Section 481 of the Code (or any corresponding provision of state, local, foreign or other Laws) with respect to any change in method of accounting as a result of the transactions contemplated by this Agreement; (ii) use of an improper method of accounting for a taxable period ending on or prior to the Closing Date; (iii) “closing agreement” as described in Code Section 7121 of the Code (or any corresponding or similar provision or state, local, non-U.S. or other Laws ); (iv) intercompany transaction or excess loss account described in Treasury Regulations under Code Section 1502 ( or any corresponding or similar provision or state, local, non-U.S. or other Laws) related to transactions or events that occurred prior to the Closing Date; (v) installment sale or open transaction disposition made on or prior to the Closing Date; (vi) prepaid amount or advance payment received or deferred revenue accrued on or prior to the Closing Date; (vii) debt instrument that was acquired with “original issue discount” as defined in Section 1273(a) of the Code or is subject to the rules set forth in Section 1276 of the Code; or (viii) similar election, action or agreement deferring the liability for Taxes from any taxable period (or portion thereof) ending on or before the Closing Date to any taxable period (or portion thereof) beginning after the Closing Date.

(p) The Company is not (or has not been) a party to any joint venture, partnership or other arrangement or contract that is or could be treated as a partnership for Tax purpose.

(q) The Company has not received any letter ruling from the IRS (or any comparable ruling or written guidance from any Tax Authority).

(r)   The Company has not constituted either a “distributing corporation” or a “controlled corporation” in a transaction (or series of transactions) that was purported or intended to be governed in whole or in part by Section 355 or Section 361 of the Code.

(s)   The Company uses the accrual method of accounting for all Tax purposes.

(t)   The Company does not and has not owned an interest in a foreign entity.

(u) All related party transactions involving the Company are and have been at arm’s length in compliance with section 482 of the Code, the Treasury Regulations promulgated thereunder (and any corresponding or similar provision of state, local, non-U.S. or other Laws) and the Company has no any liability under Section 482 of the Code (or any corresponding or similar provision of state, local, non-U.S. or other Laws). The Company has maintained all necessary documentation in connection with such related-party transactions in accordance with Sections 482 of the Code and the Treasury Regulations promulgated thereunder (and any corresponding or similar provision of state, local, non-U.S. or other Laws).

(v) Section 3.15(v) of the Seller Disclosure Schedules sets forth the total amount of Taxes, as of the Closing, of the Company, the payment of which has been deferred by the Company under the authority of Section 2302 of the CARES Act. To the extent the Company is otherwise eligible to claim any payroll tax credit or deferral that is permitted by the CARES Act (including Sections 2301 or 2302 of the CARES Act), the Company has not taken any action prior to the Closing Date that could prevent it from claiming such credit or deferral after the Closing Date.

(w) The Company has complied in all material respects with all applicable Laws relating to information reporting and record retention, including to the extent necessary to substantiate any “qualified sick leave wages” and any “qualified family leave wages” (collectively “Qualified Leave Wages”), each as defined in sections 7001 and 7003 of the Families First Coronavirus Response Act, Pub. L. No. 116-127 (116th Cong.) (Mar. 18, 2020) (“FFCRA”) and any “qualified health plan expenses” as defined in section 7001 of the FFCRA (“Qualified Health Plan Expenses”), including by retaining copies of properly filed IRS Forms 941 and 7200 (to the extent applicable). Since April 1, 2020, the Company has not (i) funded or paid any Qualified Leave Wages, Qualified Health Plan Expenses or any Medicare Tax on Qualified Leave Wages, from amounts allocated to or reserved for the payment of employment taxes (including amounts already withheld) or that are set aside for deposit with the IRS, notwithstanding the IRS’ favorable administrative relief in IRS Notice 2020-22, and, in each case, whether or not shown on the Financial Statements or (ii) requested an “advance payment of employer credits due to “COVID-19” on IRS Form 7200 or otherwise received a refund or overpayment of tax credits for Qualified Leave Wages or the “employee retention credit” described in Section 2301 of the CARES Act by filing a Form 941 or Form 941-X to claim such refund or overpayment.

(x) The Company has not deferred the withholding, deposit or payment of certain payroll tax obligations under IRS Notice 2020-65.

(y) The Company has complied in all material respects with the conditions stipulated in each Tax Grant. No submissions made to any Governmental Authority in connection with obtaining any Tax Grant contained any material misstatement or omission and the transactions contemplated by this Agreement will not adversely affect the eligibility of the Company for any Tax Grant.

Section 3.16 Environmental Matters.

(a) The Company is in material compliance with all applicable Environmental Laws and has obtained and is in material compliance with all Permits required by applicable Environmental Laws to operate its business as currently conducted.

(b) During the three (3) years prior to the date hereof, the Company has not received any written notice from any Governmental Authority alleging a violation of Environmental Law by the Company.

(c) There is no Legal Proceeding pending or, to Seller’s Knowledge, threatened in writing against the Company pursuant to any Environmental Law.

(d) There has been no release of Hazardous Substances on, under or from any Real Property by the Company that would reasonably be expected to result in material liability or a requirement for notification, investigation or remediation by the Company under any Environmental Law.

Section 3.17 Real Property. There is no and has never been any Owned Real Property. There is no Leased Real Property.

Section 3.18 Insurance. Section 3.18 of the Seller Disclosure Schedules sets forth a list that is true, correct and complete in all material respects, of all material insurance policies maintained by or issued for the benefit of the Company. Such policies are in full force and effect, and all premiums due with respect thereto have been paid or are due and owing but not past due. The Company has not received any written notice of cancellation or termination with respect to any existing material insurance policy that is held by, or for the benefit of, the Company. The insurance coverage under the insurance policies maintained by the Company satisfy all material insurance requirements under applicable Law or Permits.

Section 3.19 Brokers. No broker, finder, investment banker, agent or other similar Person is or shall be entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Seller or the Company.

Section 3.20 Transactions with Affiliates. Section 3.20 of the Seller Disclosure Schedules sets forth a true and correct list of all material Affiliate Contracts (other than employment Contracts or Benefit Plans).

Section 3.21 Certain Payments. Neither the Company nor any of its managers, shareholder, directors, officers, or employees (acting in their role as managers, shareholder, directors, officers or employees) has directly or indirectly: (a) to the Seller’s Knowledge, during the three (3) years prior, circumvented or breached the internal accounting controls of the Company in material violation of any Anti-Bribery Laws; or (b) during the three (3) years prior, been the subject of a past or pending litigation or, to the Seller’s Knowledge, government investigation involving any Anti-Bribery Law.

Section 3.22 Customers and Suppliers. Section 3.22 of the Seller Disclosure Schedules sets forth a list of the names of (i) the top twenty (20) largest current customers of the Company (the “Material Customers”), ranked by contract value based upon recurring revenue recognized in accordance with GAAP and includes the amount of such contract value recognized in accordance with GAAP, and (ii) the top ten (10) largest current suppliers or vendors of the Company (the “Material Suppliers”), ranked by costs paid or owed to such supplier or vendor, and any sole source suppliers or vendors, in each case, for each of the twelve (12) month period ended on December 31, 2019 or as of the Balance Sheet Date. During the twelve (12) months prior to the date hereof or the Closing, no such listed customer or supplier has provided written or, to the Seller’s Knowledge oral, notice indicating that it intends to cancel, terminate or materially reduce its relationship with the Company or the Business.

Section 3.23 Data Privacy and Security.

(a) The Company has at all times since May 1, 2017 (and, to the Seller’s Knowledge, prior to May 1, 2017) complied in all material respects with all applicable Data Security Requirements, Privacy Policies, and Privacy Agreements relating to data protection and the collection, use or transfer of Personal Information, and no written claims have been asserted or, to the Knowledge of the Company, threatened against the Company by any Person alleging a violation of Data Security Requirements concerning such Person’s Personal Information.

(b) The Company has provided copies of all written website Privacy Policies and material Privacy Agreements to Buyer, which comply in all material respects with all Data Security Requirements. The Company has agreements in place with vendors, business partners, affiliates or other Persons that provide services to the Company that involve the collection, protection, storage, processing, use or disclosure of Personal Information, which comply with all applicable Data Security Requirements, Privacy Policies, and Privacy Agreements.

(c) The Company has implemented commercially reasonable, physical, technical and administrative safeguards that comply with applicable Data Security Requirements, Privacy Policies, and Privacy Agreements and that provide reasonable protection to Personal Information in the Company’s possession or control from unintended loss or destruction, unauthorized modification and unauthorized access. Since May 1, 2017 (and, to the Seller’s Knowledge, prior to May 1, 2017), the Company has received no written notice of any claims, charges or complaints against the Company by any Governmental Authority, data protection authority, or Person alleging a violation of any Data Security Requirements. Since May 1, 2017 (and, to the Seller’s Knowledge, prior to May 1, 2017), neither the Company, nor, to Sellers’ Knowledge, any Person acting on behalf of the Company providing services related to Personal Information has been subject to any data breach of Company Personal Information or other security incident that has resulted in unauthorized access of Personal Information, or unauthorized acquisition, destruction, damage, disclosure, loss, corruption, alteration, or use of Personal Information.

(d) The Company (i) maintains commercially reasonable backup and data recovery, disaster recovery, and business continuity plans, procedures, and facilities; (ii) acts in compliance therewith; and (iii) tests such plans and procedures on a regular basis, and such plans and procedures meet the Data Security Requirements in all material respects upon such testing, or have been appropriately remediated and proven effective in all material respects upon testing after the applicable remediation. The consummation of this Agreement will not violate Data Security Requirements.

Section 3.24 No Additional Representations or Warranties. Except for the representations and warranties set forth in this Article 3 or any Ancillary Agreement, (a) none of the Seller, the Company nor any of their respective Affiliates, nor any of their respective directors, officers, employees, stockholders, partners, members, advisors or other Representatives has made, or is making, any representation or warranty whatsoever to Buyer or any of its Affiliates in respect of the subject matter of this Agreement or any Ancillary Agreement, and (b) no such party shall be liable in respect of the accuracy or completeness of any information (including any projections on the future performance of the business of the Company) provided to Buyer or any of its Affiliates or any of their respective directors, officers, employees, stockholders, partners, members, advisors or other Representatives in respect of the subject matter of this Agreement or any Ancillary Agreement. Notwithstanding the foregoing, nothing in this Section 3.24 shall (or shall be deemed to) limit or diminish (i) the scope or accuracy of the representations and warranties set forth in this Agreement or any Ancillary Agreement, (ii) Buyer’s or any other Person’s rights of recovery or otherwise under the R&W Insurance Policy or (iii) any Buyer’s rights of recovery or otherwise in the event of Fraud.

Article 4
REPRESENTATIONS AND WARRANTIES OF BUYER

Except as set forth in Buyer Disclosure Schedules (which shall be interpreted in accordance with Section 10.12(f)), Buyer represents and warrants to the Seller that the statements contained in this Article 4 are true and correct as of the date hereof and as of the Closing:

Section 4.1 Organization and Authority of Buyer. Buyer is a limited liability company duly organized, validly existing and in good standing under the Laws of the state of Delaware. Buyer has all requisite corporate power and authority to enter into this Agreement and each of the Ancillary Agreements to which it is or will be a party, carry out its obligations hereunder and thereunder and consummate the transactions contemplated hereby and thereby. The execution and delivery by Buyer of this Agreement and any Ancillary Agreements to which it is or will be a party, the performance by Buyer of its obligations hereunder and thereunder and the consummation by Buyer of the transactions contemplated hereby and thereby have been duly and validly authorized and approved by all requisite corporate or other similar action on the part of Buyer. This Agreement has been duly and validly executed and delivered by Buyer, and (assuming due authorization, execution and delivery by Seller) this Agreement constitutes a legal, valid and binding obligation of Buyer enforceable against Buyer in accordance with its terms, except as such enforceability may be limited by the Enforceability Limitations. Each of the Ancillary Agreements to which Buyer is or will be a party has been or will be duly and validly executed and delivered by Buyer and (assuming due authorization, execution and delivery by the other party or parties thereto) constitutes or will constitute a legal, valid and binding obligation of Buyer enforceable against Buyer in accordance with its terms, except as such enforceability may be limited by the Enforceability Limitations.

Section 4.2 No Conflicts; Consents.

(a) Subject to receipt of the Consents and Permits, and making of the declarations, filings and notices, referred to in Section 4.2(b), neither the execution, delivery or performance by Buyer of this Agreement or any Ancillary Agreement to which Buyer is a party, nor the consummation of the transactions contemplated hereby or thereby, will:

(i)   result in a material violation or material breach of, or material default under, any provision of the Organizational Documents of Buyer;

(ii)   result in a violation of any Law or Order applicable to Buyer; or

(iii) (A) result in a violation or breach of, (B) constitute a default under, or (C) result in the acceleration of or create in any party the right to accelerate, terminate or cancel any Contract to which Buyer is a party or is bound or to which any of the properties or assets of Buyer are subject;

except in the case of clauses (ii) and (iii) where such conflict, violation, breach, event of default or other result described in such clauses would not reasonably be expected to have a Buyer Material Adverse Effect.

(b) No Consent, Permit, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to Buyer in connection with the execution and delivery of this Agreement or any Ancillary Agreement to which Buyer is a party or the consummation of the transactions contemplated hereby or thereby, except for (i) compliance with and filings under the HSR Act, (ii) the filing of declarations and notices with, and receipt of Consents and Permits of, the Governmental Authorities set forth on Section 4.2(b) of the Buyer Disclosure Schedules and (iii) such Consents, Permits, declarations, filings or notices the failure of which to make or obtain would not reasonably be expected to have a Buyer Material Adverse Effect.

Section 4.3 Legal Proceedings; Governmental Orders. (a) There is no pending Legal Proceeding and, to Buyer’s Knowledge, no Person has threatened in writing to commence any Legal Proceeding against Buyer that challenges, or that would reasonably be expected to have the effect of preventing, delaying, making illegal or otherwise interfering in any material respect with, any of the transactions contemplated by this Agreement, and (b) there is no pending Order applicable to Buyer or, to Buyer’s Knowledge, threatened that would reasonably be expected to have the effect of preventing, delaying, making illegal or otherwise interfering in any material respect with any of the transactions contemplated by this Agreement.

Section 4.4 Financing; Solvency.

(a) Buyer has delivered to Seller a true, correct and complete, fully executed copy of the Equity Commitment Letter, pursuant to which Sponsor has committed to provide the Equity Financing and Seller is named an express third party beneficiary in, and is entitled to require Buyer to specifically enforce the performance of Sponsor’s obligation to fund the Equity Financing, in each case, in accordance with, and subject to the terms of, this Agreement and the Equity Commitment Letter. The Equity Commitment Letter, has not been amended, restated or otherwise modified or waived as of the date of this Agreement, no such amendment or modification is contemplated and the respective commitments contained in the Equity Commitment Letter have not been withdrawn, rescinded, amended, restated or otherwise modified in any respect as of the date hereof. The Equity Commitment Letter is in full force and effect and constitutes the legal, valid and binding obligation of each of Buyer and Sponsor, subject to the Enforceability Limitations. Assuming the satisfaction of the conditions contained Section 7.2(a) and Section 7.2(b), the net cash proceeds contemplated from the Equity Financing will be sufficient to consummate the transactions contemplated by this Agreement, including (x) the payment of any amounts required to be paid pursuant to Article 2, and (y) the payment of all other amounts to be paid by Buyer pursuant to or in connection with this Agreement and the transactions contemplated hereunder, and associated costs and expenses of the transactions contemplated hereunder required to be paid by Buyer pursuant to this Agreement or the Equity Commitment Letter (such amounts, collectively, the “Required Amounts”). No event has occurred which would or would reasonably be expected to constitute a breach or default (or an event which with notice or lapse of time or both would or would reasonably be expected to constitute a default) on the part of Buyer or Sponsor under the Equity Commitment Letter or would reasonably be expected to constitute a failure to satisfy a condition precedent to the Equity Financing under the Equity Commitment Letter by Buyer or Sponsor. Subject to the satisfaction of the conditions contained in Section 2 of the Equity Commitment Letter (including Section 7.2(a) and Section 7.2(b) hereof), no event has occurred which would or would reasonably be expected to cause any of the conditions to the Equity Financing not to be satisfied or the full amount of the Equity Financing not to be available to Buyer on the Closing Date. There are no side letters or other agreements, Contracts or arrangements related to the funding of the full amount (or any portion) of the Equity Financing other than as expressly set forth in the Equity Commitment Letter and delivered to the Seller prior to the execution and delivery of this Agreement. The Equity Commitment Letter and the availability of the Equity Financing on the Closing Date are not subject to any conditions precedent or other conditions other than as expressly set forth in the Equity Commitment Letter. No Person has any right to impose, and neither the Buyer nor any party to the Equity Commitment Letter has an obligation to accept, (i) any condition precedent to the funding of the full amount of the Equity Financing other than as expressly set forth in the Equity Commitment Letter nor (ii) any reduction to the aggregate amount available under the Equity Commitment Letter contemplated to be funded at Closing (nor any term or condition which would have the effect of reducing the aggregate amount available under the Equity Financing at Closing). Buyer has fully paid or caused to be paid all commitment fees or other fees required to be paid on or prior to the date hereof in connection with the Equity Financing. Notwithstanding the foregoing or anything to the contrary set forth in this Agreement, Buyer acknowledges and agrees that the obtaining of any Financing is not a condition to the Closing.

(b) Immediately after giving effect to the transactions contemplated by this Agreement and assuming the accuracy of the representations and warranties set forth in Article 3, Buyer shall be solvent and shall (i) be able to pay its debts as they become due, (ii) own property that has a fair saleable value greater than the amounts required to pay its debts (including a reasonable estimate of the amount of all contingent liabilities) and (iii) have adequate capital or access to such capital to carry on its businesses. In connection with the transactions contemplated by this Agreement and assuming the accuracy of the representations and warranties set forth in Article 3, (A) no transfer of property is being made by Buyer and no obligation is being incurred by Buyer with the intent to hinder, delay or defraud either present or future creditors of Buyer, Seller or the Company and (B) Buyer has not incurred, and does not plan to incur, debts beyond its ability to pay as they become absolute and matured.

Section 4.5 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Buyer.

Section 4.6 Investment Purpose. Buyer is acquiring the Company Securities for its own account for investment only and not with a view to (or for) resale in connection with any public sale or distribution thereof. Buyer acknowledges that the Company Securities are not registered under the Securities Act or any state securities laws, and that the Company Securities may not be transferred or sold except pursuant to the registration provisions of the Securities Act or pursuant to an applicable exemption therefrom and subject to state securities laws and regulations, as applicable. Buyer acknowledges that it is a sophisticated party and has sufficient experience and expertise to evaluate, and is fully informed as to, the risks of the transactions contemplated by this Agreement and ownership of the Company Securities, and that Buyer has been adequately represented by counsel. Buyer acknowledges that Seller has given Buyer and its Representatives the opportunity to ask questions of Seller and the Company and to acquire such additional information regarding the business and financial condition of the Company as Buyer has requested.

Section 4.7 R&W Insurance Policy. Buyer has conditionally-bound coverage under the R&W Insurance Policy Binder, and the R&W Insurance Policy Binder is, and as of the Closing will be, in full force and effect. Buyer is current in all premiums or other payments due under the R&W Insurance Policy Binder, will promptly pay all premiums required for the full term of the R&W Insurance Policy and has otherwise complied in all material respects with all of its obligations under the R&W Insurance Binder. The R&W Insurance Policy expressly provides that the insurer thereunder has no rights against, and the insurer thereunder has expressly waived any claims by way of subrogation, contribution, assignment or otherwise against, the Seller or any of its former, current or future Affiliates or Representatives (the “R&W Waiver”) in connection with the transactions contemplated by this Agreement, except in the event of Fraud, and that any waiver, modification or amendment of the R&W Waiver shall require the consent of Seller.

Section 4.8 Independent Investigation; No Other Representations and Warranties

(a) Buyer has conducted its own independent investigation, review and analysis of, and reached its own independent conclusions regarding, the business, operations, assets, condition (financial or otherwise) and prospects of the Company and the Business in connection with the subject matter of this Agreement. Buyer acknowledges that it and certain of its Representatives have been provided adequate (in light of the facts then-known) access to the personnel, properties, premises, records and other documents and information of and relating to the Company and the Business for such purpose. In entering into this Agreement, Buyer acknowledges that (i) it has relied solely upon its own investigation, review and analysis and (ii) it has not relied on and is not relying on any representation, warranty or other statement (whether written or oral) made by or on behalf of Seller or relating to or the Company in connection with the subject matter of this Agreement, in each case, except for the representations and warranties expressly set forth in Article 3 of this Agreement and any Ancillary Agreement.

(b) Buyer acknowledges and agrees that, other than the representations and warranties expressly set forth in Article 3 of this Agreement and any Ancillary Agreement, (i) none of the Seller, the Company or any other Person has made or makes any other representation or warranty, written or oral, express or implied, at law or in equity, with respect to the Company and the Business in connection with the subject matter of this Agreement, including any such representation or warranty as to (A) value, merchantability or fitness for a particular use or purpose or for ordinary purposes, (B) the operation or probable success or profitability of the Company or the Business following the Closing or (C) the accuracy or completeness of any information regarding the Company or the Business made available or otherwise provided to Buyer and its Representatives in connection with the subject matter of this Agreement or their investigation of the Company or the Business in connection therewith (including any such estimates, forecasts, budgets, projections or other financial information with respect to the Company or the Business), and (ii) Buyer will have no right or remedy against Seller arising out of, and Buyer expressly disclaims any reliance upon, any representation, warranty or other statement (whether written or oral) made by or on behalf of or relating to the Company and the Business in connection with the subject matter of this Agreement, including in any information regarding the Company made available or otherwise provided to Buyer and its Representatives in connection with the subject matter of this Agreement or their investigation of the Company or the Business in connection therewith (including any estimates, forecasts, budgets, projections or other financial information with respect to the Company), or any errors therein or omissions therefrom, other than the representations and warranties expressly set forth in this Agreement or any Ancillary Agreement. Notwithstanding the foregoing, nothing in this Section 4.8 shall (or shall be deemed to) limit or diminish (i) the scope or accuracy of the representations and warranties set forth in this Agreement or any Ancillary Agreement, (ii) Buyer’s or any other Person’s rights of recovery or otherwise under the R&W Insurance Policy or (iii) any Buyer’s rights of recovery or otherwise in the event of Fraud.

Article 5
COVENANTS

Section 5.1 Conduct of Business of the Seller.

(a) During the period commencing on the date hereof and ending on the earlier of the termination of this Agreement in accordance with its terms and the Closing (the “Pre-Closing Period”), except (i) as otherwise expressly provided in or permitted by this Agreement (including as required by any Contract entered into prior to Closing in accordance with this Section 5.1), (ii) as set forth in Section 5.1(a) or Section 5.1(b) of the Seller Disclosure Schedules, (iii) as required by any Law or Order (including any COVID-19 Measures) applicable to Seller or the Company or the assets, or operation of the business, of Seller or the Company or any Contract in effect as of the date hereof and made available to Buyer to which the Company is party or by which any of the Company’s assets or properties are bound, (iv) for any COVID-19 Action, or (v) as consented to in writing by Buyer (which consent shall not be unreasonably withheld, conditioned or delayed), Seller shall, and shall cause each Affiliate of Seller (including the Company) to, use commercially reasonable efforts to operate the Business in the ordinary course of business consistent with past practice; provided, however, that (1) no action or inaction by Seller or the Company with respect to any matters specifically addressed by any clause of Section 5.1(b) shall be deemed a breach of this Section 5.1(a) unless such action or inaction would constitute a breach of such clause of Section 5.1(b) and (2) Buyer’s consent with respect to any action or inaction by Seller or the Company with respect to any matter specially addressed by any clause of Section 5.1(b) shall be deemed to constitute consent to such action or inaction with respect to such matter for purposes of this Section 5.1(a).

(b) Without limiting the generality of the foregoing Section 5.1(a), during the Pre-Closing Period, except as (w) otherwise expressly provided in or permitted by this Agreement, (x) set forth in Section 5.1(b) of the Seller Disclosure Schedules, (y) as required by any Law or Order (including any COVID-19 Measures) applicable to Seller or the Company or the assets, or operation of the business, of Seller or the Company or any Contract in effect as of the date hereof and made available to Buyer to which the Company is party or by which any of the Company’s assets or properties are bound or (z) qualifies as a COVID-19 Action, Seller shall not, and shall cause each Affiliate of Seller (including the Company) not to, take any of the following actions without the prior written consent of Buyer (which consent shall not be unreasonably withheld, conditioned or delayed):

(i)   make any amendment to the Organizational Documents of the Company;

(ii)   issue, sell, grant, pledge or otherwise dispose of or grant or suffer to exist any Encumbrance with respect to the Company’s capital stock or other equity interests, or grant any options, warrants or other rights to acquire any such capital stock or other interest or any instrument convertible into or exchangeable or exercisable for any such capital stock or other interest;

(iii) adopt any plan of merger, consolidation, reorganization, liquidation or dissolution of the Company or the Business, file a petition in bankruptcy under any provisions of federal or state bankruptcy Law on behalf of the Company or the Business or consent to the filing of any bankruptcy petition against the Company or the Business under any similar Law;

(iv) (A) declare, accrue, set aside or pay any dividend or make any other distribution on or in respect of the Company’s capital stock or other securities, except for dividends and distributions of Cash that are declared and paid in full prior to Closing or (B) redeem, repurchase or otherwise reacquire, split, combine or reclassify any capital stock or other securities of the Company;

(v) make any material changes in any accounting methods, principles or practices of the Company or the Business, except as required by changes in GAAP;

(vi) except in the ordinary course of business consistent with past practice, (A) accelerate, terminate, cancel, renew, amend, grant a waiver under or otherwise modify any Material Contract in any material respect, or (B) enter into any Contract that would constitute a Material Contract if it had been in writing and in effect as of the date hereof;

(vii)   commit the Company or the Business to make any capital expenditures other than expressly provided for in the budget of the Company heretofore delivered to Buyer;

(viii)   allow the Company or the Business to incur, assume or guarantee any indebtedness for borrowed money other than (A) Indebtedness that will be repaid in full prior to or at the Closing or (B) guarantees of Indebtedness from which the Company will be released in full as of the Closing;

(ix) grant or suffer to exist any Encumbrance, other than Permitted Encumbrances, on any material properties or assets, tangible or intangible, of the Company;

(x) sell, lease, pledge, abandon, assign or otherwise dispose of any of the material assets, properties or rights of Company except in the ordinary course of business consistent with past practice;

(xi) allow the Company to purchase or acquire, directly or indirectly (including by merger, consolidation, or acquisition of stock or assets or any other business combination), any corporation, partnership, other business organization or division thereof or any other business or any equity interest in any Person;

(xii)   settle or compromise any action, proceeding, right, demand, claim or other Legal Proceeding (or series of related actions, proceedings, rights, demands, claims or other Legal Proceedings) to which the Company is a party or by which any of its assets or properties or the Business is bound or subject where such settlement is (A) for a monetary amount in excess of $25,000 or (B) would, or would reasonably be expected to, impose any material restrictions or limitations upon the ownership or operations of the Company or the Business following the Closing;

(xiii)   materially increase the base compensation, commissions or target bonus paid or payable to any Acquired Company Employee, except (A) increases in base salary and wage rates made in the ordinary course of business, (B) for changes required by applicable Law or the terms of any Benefit Plan or Group Benefit Plan as in effect on the date hereof, (C) as a result of broad-based changes to any plan, program, agreement or arrangement adopted in the ordinary course of business and that apply to similarly-situated employees of Seller and its Affiliates under any such plans, programs, agreements or arrangements covering employees of the Company, or (D) the award of new or additional retention payments to the Acquired Company Employees pursuant to retention agreements in the forms previously provided to Buyer, provided, that. the total amount of all retention payments to the Acquired Company Employees shall not exceed $500,000 or hire any employee of the Company or the Business with annual compensation payable in excess of $125,000;

(xiv)   except in connection with a Seller Consolidated Group Tax Return that does not affect the Company or any Subsidiary of the Company, make, change or revoke any Tax election; settle or compromise with any Governmental Authority any claim or assessment in respect of Taxes; file any amended Tax Return; enter into any Tax allocation agreement, Tax sharing agreement; Tax indemnity agreement or closing agreement related to any Tax (excluding, in each case, Commercial Contracts); surrender any right to claim a Tax refund; or consent to any extensions or waiver of the statute of limitations period applicable to any taxable period; or

(xv)   agree in writing to take any of the actions in the foregoing clauses (i) through (xiv);

provided, that, Seller and its respective Affiliates shall be permitted to contribute assets necessary for the continued operation of the business of the Company in the ordinary course of business to the Company, without requiring the written consent of Buyer.

(c) Except as specifically set forth herein, nothing contained in this Agreement shall give Buyer, directly or indirectly, the right to control or direct the business and operations of any of the Company prior to the Closing. Prior to the Closing, Seller and the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over the business and operations of the Company.

Section 5.2 Access to Information.

(a) During the Pre-Closing Period, Seller shall, and shall cause Seller Parent and Seller’s controlled-Affiliates and Subsidiaries (including the Company) to, use commercially reasonable efforts to provide Buyer and its Representatives with reasonable access to (i) all of the Company’s or the Business’s properties and assets; (ii) all senior management of the Company or the Business; and (iii) any other information primarily relating to the business, properties, assets and personnel of the Company or the Business, as Buyer may reasonably request. All access and investigation pursuant to this Section 5.2(a) shall be (A) conducted during normal business hours upon reasonable advance notice to Seller, (B) conducted in such a manner as not to unreasonably interfere with the normal operations of the Company, (C) coordinated through the Company’s general counsel or designee thereof, and (D) conducted at Buyer’s sole cost and expense, and the Seller shall have the right to have one or more of their respective Representatives present at all times during any visits, examinations, discussions or contacts contemplated by this Section 5.2(a). Notwithstanding anything to the contrary contained herein, during the Pre-Closing Period, no Seller nor the Company shall be required to provide access or disclose information where such access or disclosure would, in Seller’s reasonable judgment, (1) violate or jeopardize the attorney-client privilege, attorney work-product privilege or other immunity or protection from disclosure of Seller or the Company, (2) conflict with any (x) Law or Order (including competition laws and any COVID-19 Measures) applicable to Seller or the Company or the assets, or operation of the business, of the Seller or the Company, (y) Contract to which the Company is party or by which the Company’s assets or properties are bound (as of the date of this Agreement) (provided that the Seller shall disclose any portion permitted by such Contract and use its commercially reasonable efforts to promptly obtain the consent of the applicable third parties to permit disclosure of such prohibited portion), or (3) in light of COVID-19 or any COVID-19 Measures, jeopardize the health or safety of any employee of the Company; provided, however, that, in such instances, the Seller shall, to the extent practicable use commercially reasonable efforts to, at Buyer’s sole cost and expense, cooperate with Buyer to provide such information, in whole or in part, in a manner that would not result in any of the outcomes described in the foregoing clauses (1), (2) and (3). Notwithstanding anything to the contrary contained herein, during the Pre-Closing Period, without the prior written consent of Seller (which consent may be withheld for any reason), (x) Buyer shall not, and shall cause its Affiliates and its Representatives not to, contact any vendor, supplier or customer of the Company regarding the business, operations, or prospects of the Company or this Agreement or the transactions contemplated hereby, and (y) Buyer shall have no right to perform invasive or subsurface investigations of the properties or facilities of the Company. The Seller and the Company do not make any representation or warranty as to the accuracy of any information (if any) provided pursuant to this Section 5.2, and Buyer may not rely on the accuracy of any such information, in each case, other than as expressly set forth in the Seller’s representations and warranties contained in Article 3 or any Ancillary Agreement.

(b) Any information obtained pursuant to Section 5.2(a) shall constitute “Confidential Information” under, and be governed by, the terms and conditions of the Confidentiality Agreement.

Section 5.3 Notification of Certain Matters. During the Pre-Closing Period, the Parties shall promptly notify the other Parties of any occurrence of which it is aware that is reasonably likely to result in any of the conditions set forth in Article 7 becoming incapable of being satisfied; provided, however, that, (a) except in the event of Fraud, any Party’s failure to give notice of any such occurrence as required pursuant to this Section 5.3 shall not be (i) deemed to be a breach of the covenant contained in this Section 5.3, but instead shall (if applicable) constitute only a breach of the applicable underlying representation, warranty, covenant or agreement, or (ii) taken into account in determining whether the conditions to Closing set forth in Article 7 have been satisfied.

Section 5.4 Efforts to Consummate. Subject to Section 5.5 and Section 5.6, during the Pre-Closing Period, each of Buyer and Seller shall, and Seller shall cause the Company to, use its reasonable best efforts (unless, with respect to any action, another standard of performance is expressly provided for herein) to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary under applicable Law to consummate and make effective the transactions contemplated by this Agreement, as promptly as reasonably practicable, including satisfaction (but not waiver) of the conditions to Closing set forth in Article 7. None of the Parties nor any of their respective Affiliates or Representatives shall take any action that would reasonably be expected to have the effect of delaying, impairing or impeding the consummation of the Closing.

Section 5.5 Consents.

(a) During the Pre-Closing Period, each of Buyer and Seller shall, and Seller shall cause the Company to, use commercially reasonable efforts to give all notices to, and obtain all Consents from, all Persons required pursuant to any Material Contract; provided, however, that Seller shall not have any obligation to (i) amend or modify any Contract, (ii) pay any consideration or give anything of value to any Person for the purpose of obtaining any such Consent, or (iii) pay any costs and expenses of any Person resulting from the process of obtaining such Consent, all of which such costs and expenses, if any, shall be borne exclusively by Buyer, but shall be subject to Buyer’s prior written approval (such approval not to be unreasonably withheld, conditioned or delayed).

(b) Buyer acknowledges that certain Consents and waivers with respect to the transactions contemplated by this Agreement may be required from parties to Contracts to which the Company is party or by which it or its assets are otherwise bound and that such Consents and waivers may not be obtained prior to Closing and that receipt of any such Consent shall in no event be a condition to the consummation of the transactions contemplated hereby. Seller shall not have any liability whatsoever to Buyer arising out of or relating to the failure to obtain any such Consents or the termination of any Contract as a result of the transactions contemplated hereby. Buyer acknowledges that no representation, warranty or covenant of Seller contained herein shall be breached or deemed inaccurate or breached, and no condition shall be deemed not satisfied, as a result of (i) the failure to obtain any such Consent or waiver, (ii) any such termination, or (iii) any Legal Proceeding commenced or threatened by or on behalf of any Person arising out of or relating to the failure to obtain any such Consent or waiver or any such termination.

Section 5.6 Governmental Approvals.

(a) Subject to the other terms and conditions of this Section 5.6, during the Pre-Closing Period, each of Buyer and Seller shall, and shall cause its respective Affiliates to, use reasonable best efforts to (i) obtain, or cause to be obtained, the Consents of Governmental Authorities set forth in Section 5.6(a) of the Seller Disclosure Schedules, including to cause the waiting periods under the HSR Act to terminate or expire at the earliest possible date after filing, (ii) respond promptly to any requests for information made by any Governmental Authority, including the FTC or the DOJ, (iii) cooperate fully with the other Parties in promptly seeking to obtain all such Consents and (iv) not take any action that could reasonably be expected to have the effect of delaying, impairing or impeding the receipt of any such Consents. Buyer and Seller shall, as promptly as practicable and, in no event, later than two (2) Business Days after the date hereof, prepare and file (A) required Notification and Report Forms under the HSR Act with the FTC and the DOJ and (B) notifications, filings, registrations, submissions or other materials required or necessary to obtain the other Consents of Governmental Authorities set forth in Section 5.6(a) of the Seller Disclosure Schedules. All filings made in connection with the foregoing sentence shall be made in substantial compliance with the requirements of applicable Law, including Antitrust Laws. All filing fees payable in connection with the notifications, filings, registrations, submissions or other materials contemplated by this Section 5.6(a) shall be paid entirely by Buyer.

(b) To the extent not prohibited by applicable Law, each of Buyer and Seller shall (i) promptly notify and furnish the other Party copies of any material correspondence or communication (including, in the case of any material oral communication, a summary thereof), between it or any of its Affiliates or any of their respective Representatives, on the one hand, and any Governmental Authority, on the other hand, or any filing such Party submits to any Governmental Authority, which correspondence, communication or summary thereof shall be provided, at the option of the Party that is the counterparty to such correspondence, on an outside counsel only basis, (ii) consult with and permit the other Parties to review in advance any proposed filing and any written or oral communication or correspondence by such Parties to any Governmental Authority and (iii) consider in good faith the views of such other Parties in connection with any proposed filing and any written or oral communication or correspondence to any Governmental Authority, in each case, to the extent relating to the subject matter of this Section 5.6 or the transactions contemplated by this Agreement. Neither Buyer nor Seller shall agree to, or permit any of its Affiliates or Representatives to, participate in any meeting or discussion with any Governmental Authority in respect of any filings, investigation, inquiry or any other matter contemplated by this Section 5.6 or any transaction contemplated by this Agreement unless it consults with the other Party in advance and, to the extent permitted by such Governmental Authority, gives the other Parties the opportunity to attend and participate in such meeting or discussion.

(c) Notwithstanding anything in this Agreement to the contrary, Buyer and Seller shall (and Seller shall cause the Company to), use reasonable best efforts to take any actions necessary to obtain any Consents required under or in connection with the HSR Act and any other Antitrust Law, and to enable all waiting periods under any Antitrust Law to expire, including promptly complying with or modifying any requests or inquiries for additional information or documentation (including any second request) by any Governmental Authority.

Section 5.7 Resignations. At the Closing, Seller shall deliver to Buyer written resignation letters (the “Resignation Letters”), effective as of the Closing Date, of each of the officers and directors of the Company, effectuating his or her resignation from such position as a member of the board of directors (or equivalent governing body) or as officer (although not as an employee unless otherwise so required pursuant to this Agreement).

Section 5.8 Public Announcements. Except as otherwise expressly contemplated by or necessary to implement the provisions of this Agreement (including as required under or in connection with the HSR Act and any other Antitrust Law), prior to Closing, neither Buyer nor Seller (nor any of their respective Affiliates) shall issue any press release or otherwise make any public statements or disclosure with respect to the transactions contemplated by this Agreement without the prior written consent of the other Party (not to be unreasonably withheld, conditioned or delayed). Following the Closing, (a) Seller shall not, and shall cause its Affiliate not to, issue any press release or otherwise make any public statements or disclosure with respect to the transactions contemplated by this Agreement, without the prior written consent of Buyer (not to be unreasonably withheld, conditioned or delayed), and (b) Buyer shall reasonably consult with Seller before making any public statements or disclosure with respect to the transactions contemplated by this Agreement, and give Seller a reasonable opportunity to review and comment upon, any press release or other public statements with respect to this Agreement and the transactions contemplated by this Agreement. Notwithstanding the foregoing, to the extent any such disclosure is required by applicable Law or the rules of any stock exchange, any Party seeking to make such disclosure shall promptly notify the other Party thereof and the Parties shall use reasonable efforts to cause a mutually agreeable release or announcement to be issued. For the avoidance of doubt, this Section 5.8 shall not apply to communications to Acquired Company Employees, which shall be governed by Section 5.12(l) or to either Party’s equityholders, investors, limited partners and Representatives in the ordinary course of business to the extent such Persons have a duty of confidentiality to such Party.

Section 5.9 Books and Records. For a period of five (5) years after the Closing, each of Buyer and Seller shall (and Buyer shall cause the Company to) use reasonable best efforts to (a) give Buyer or Seller, as the case may be, and its Representatives reasonable access during normal business hours to its Representatives, including employees, books and records and other information with respect to the Company relating to periods prior to the Closing, for any reasonable purpose, including as may be necessary for (i) the preparation of financial statements and (ii) complying with any audit request, subpoena or other investigative demand by any Governmental Authority or for any Legal Proceeding (including any Third-Party Claim pursuant to Article 9), subject in all cases to reasonable restrictions imposed from time to time upon advice of counsel in respect of applicable Laws relating to the confidentiality of information (including any Antitrust Laws), and (b) maintain all such books and records in the same or a similar accessible format as currently existing. The access provided pursuant to this Section 5.9 shall be conducted in such a manner so as not to interfere unreasonably with the operation of the business of Buyer and the Company or Seller, as the case may be, and in no event will Buyer, Seller or Company be required to furnish any documents or information pursuant to this Section 5.9 that are required by any applicable Law or Order to be kept confidential, or if furnishing such documents or information would reasonably be expected to jeopardize the status of such documents or information as privileged. Notwithstanding the foregoing, if the Parties are in an adversarial relationship in any Legal Proceeding, the furnishing of information, documents or records in accordance with this Section 5.9 shall be subject to any applicable rules relating to discovery.

Section 5.10 Confidentiality

(a) The confidentiality provisions of the Confidentiality Agreement shall be deemed incorporated herein by reference as if set forth herein and shall continue in full force and effect until the Closing, unless this Agreement is terminated prior to the Closing, in which case the Confidentiality Agreement shall nonetheless continue in full force and effect in accordance with its terms.

(b) From and after the Closing until the date that is five (5) years after the Closing Date, Seller shall, and shall cause its controlled Affiliates and Representatives to, keep confidential any and all non-public information relating to the Company; provided, that the obligations of confidentiality with respect to any non-public information relating to the Company that constitutes a Trade Secret shall continue for so long as such information is a trade secret; provided, however, that Seller shall not be liable hereunder with respect to any disclosure to the extent such disclosure is determined by Seller (with the advice of counsel) to be required by any applicable Law or Order, including applicable rules of any securities exchange. In the event that Seller or any of its respective controlled Affiliates or Representatives is required by any applicable Law or Order to disclose any such non-public information, Seller shall, (i) to the extent permissible by such applicable Law or Order, provide Buyer with prompt written notice of such requirement, (ii) disclose only that information that Seller determines (with the advice of counsel) is required by such applicable Law or Order to be disclosed and (iii) use reasonable efforts to preserve the confidentiality of such non-public information, including by, at Buyer’s request, reasonably cooperating with Buyer to obtain an appropriate protective order or other reliable assurance that confidential treatment will be accorded such non-public information (at Buyer’s sole cost and expense). Notwithstanding the foregoing, such non-public information shall not include information that (A) is or becomes available to the public after the Closing other than as a result of a disclosure by Seller or its respective controlled Affiliates or Representatives in breach of this Section 5.10(b) or (B) becomes available to Seller or its respective Affiliates or Representatives after the Closing from a source other than Buyer or its Affiliates or Representatives if the source of such information is not known by Seller or its respective Affiliates or Representatives to be bound by a confidentiality agreement with, or other contractual, legal or fiduciary obligation of confidentiality to, Buyer or its Affiliates with respect to such information or (C) is independently developed by Seller or its Affiliates (other than the Company) without breach of this Section 5.10(b).

(c) From and after the Closing until the date that is five (5) years after the Closing Date, Buyer shall, and shall cause its Affiliates and Representatives to, keep confidential any and all non-public information relating to Seller and its Affiliates (other than the Company), including any information that was furnished to Buyer and its Affiliates or Representatives by Seller or any of its Affiliates in connection with the transactions contemplated by this Agreement; provided that the obligations of confidentiality with respect to any non-public information relating to Seller and its Affiliates (other than the Company) that constitutes a Trade Secret shall continue for so long as such information is a trade secret; provided, however, that Buyer shall not be liable hereunder with respect to any disclosure to the extent such disclosure is required by Buyer (with the advice of counsel) by any applicable Law or Order, including applicable rules of any securities exchange. In the event that Buyer or any of its Affiliates or Representatives is required by any applicable Law or Order to disclose any such non-public information, Buyer shall, (i) to the extent permissible by such applicable Law or Order, provide Seller with prompt written notice of such requirement, (ii) disclose only that information that Buyer determines (with the advice of counsel) is required by such applicable Law or Order to be disclosed and (iii) use reasonable efforts to preserve the confidentiality of such non-public information, including by, at the Seller’s request, reasonably cooperating with the Seller to obtain an appropriate protective order or other reliable assurance that confidential treatment will be accorded such non-public information (at Seller’s sole cost and expense). Notwithstanding the foregoing, such non-public information shall not include information that (A) is or becomes available to the public other than as a result of a disclosure by Buyer or its Affiliates or Representatives in breach of this Section 5.10(c) or (B) becomes available to Buyer or its Affiliates or Representatives from a source other than Seller or its Affiliates or Representatives if the source of such information is not known by Buyer or its Affiliates or Representatives to be bound by a confidentiality agreement with, or other contractual, legal or fiduciary obligation of confidentiality to, Seller or its Affiliates with respect to such information, or (C) is independently developed by Buyer or its Affiliates without breach of this Section 5.10(c).

Section 5.11 Director and Officer Indemnification and Insurance.

(a) Buyer agrees that all rights to exculpation, indemnification and advancement of expenses pursuant to the Organizational Documents of the Company, or any indemnification agreement of the Company set forth on Section 5.11(a) of the Seller Disclosure Schedules to which any D&O Indemnified Person (as defined below) is party, for acts or omissions occurring on or prior to the Closing Date, whether (i) asserted or claimed prior to, on or after the Closing Date (including in respect of any matters arising in connection with this Agreement and the transactions contemplated hereby), (ii) now existing or (iii) arising prior to Closing, in favor of each Person who is now, or who has been at any time prior to the date hereof, or who becomes prior to the Closing, a director or officer of the Company (each, solely in their capacity as such, a “D&O Indemnified Person”) shall survive the Closing Date and the consummation of the transactions contemplated hereby and remain in full force and effect. For a period of at least six (6) years after the Closing Date, (A) Buyer shall not, and shall not permit the Company to, adversely amend, repeal or modify any provision in the Company’s Organizational Documents relating to the exculpation, indemnification or advancement of expenses with respect to any D&O Indemnified Person in connection with acts or omissions occurring on or prior to the Closing Date, whether asserted or claimed prior to, on or after the Closing Date (including in respect of any matters arising in connection with this Agreement and the transactions contemplated hereby), it being the intent of the Parties that all such D&O Indemnified Persons shall continue to be entitled to such rights of exculpation, indemnification and advancement of expenses to the fullest extent permitted by applicable Law, and that no change, modification or amendment of such documents or arrangements may be made that will adversely affect any such D&O Indemnified Person’s rights thereto without the prior written consent of such D&O Indemnified Person and (B) Buyer shall, and shall cause the Company to, maintain in full force and effect any indemnification agreements of the Company set forth on Section 5.11(a) of the Seller Disclosure Schedules with a D&O Indemnified Person.

(b) Prior to the Closing, Seller shall, at its sole option, either: (i) purchase one or more “tail” insurance policies on its directors and officers liability insurance (“D&O Insurance”), effective as of the Closing Date, which shall be obtained and fully paid for by Seller, with claims periods of at least six (6) years from and after the Closing Date, for the persons who are covered by the Company’s or Seller’s (in respect of the Company) existing D&O Insurance and any other D&O Indemnified Person, with terms, conditions, retentions and levels of coverage (including as coverage relates to deductibles and exclusions) at least as favorable as the Company’s or Seller’s (in respect of the Company) existing D&O Insurance with respect to claims for actual or alleged acts or omissions occurring or existing (or alleged to have occurred or existed) at, prior to or after the Closing Date (including in connection with this Agreement and the transactions contemplated hereby), and Seller shall maintain such D&O Insurance in full force and effect for its full term; or (ii) maintain commercially reasonable types and amounts of D&O Insurance for six (6) years from the Closing Date, that provides coverage for claims for actual or alleged acts or omissions occurring or existing (or alleged to have occurred or existed) at, prior to or after the Closing Date by the persons who are covered by the Company’s or Seller’s (in respect of the Company) existing D&O Insurance at the time of Closing and any other D&O Indemnified Person.

(c) Notwithstanding anything to the contrary contained herein or otherwise, the rights and benefits of the D&O Indemnified Persons under this Section 5.11 shall not be terminated or modified in any manner as to adversely affect any D&O Indemnified Person without the prior written consent of such D&O Indemnified Person. The provisions of this Section 5.11 are intended to be for the benefit of, and shall be enforceable by, each D&O Indemnified Person, his or her heirs and his or her executors, administrators and personal representatives, each of whom is an intended third-party beneficiary of this Section 5.11, and are in addition to, and not in substitution for, any other rights, including rights to indemnification or contribution that any such Person may have by Contract or otherwise. For the avoidance of doubt, the provisions of this Section 5.11 shall survive consummation of the Closing.

Section 5.12 Employment and Benefits Arrangements.

(a) Each Acquired Company Employee employed as of immediately prior to the Closing (the “Continuing Employees”) shall continue employment with the Company immediately following the Closing. Continuing Employees shall include Acquired Company Employees who are on an approved leave of absence under any of the Company’s leave policies for any reason including disability. Prior to the Closing, Seller shall cause each of the Acquired Company Employees, which list of Acquired Company Employees may be amended prior to Closing as mutually agreed upon by Seller and Buyer, other than those individuals who resign or whose employment may be terminated by Seller prior to the Closing in a manner compliant with Section 5.1, to be employed by the Company either through the transfer of such individuals’ employment or through other means.

(b) During the period commencing on the Closing Date and ending on the first anniversary of the Closing Date, or such shorter period as a Continuing Employee continues employment with Buyer, the Company or their Affiliates following the Closing Date (such period, the “Protected Period”), the Buyer shall or shall cause its Subsidiaries (including the Company) (the “Employing Affiliate”) to provide each Continuing Employee with an annual base salary, target bonus opportunity, and employee benefits that, in each case, are at least substantially similar in the aggregate to the annual base salary, target bonus opportunity and employee benefits, respectively, provided to similarly situated employees of the Employing Affiliate. If any Continuing Employee is on a leave of absence due to disability, Buyer shall or shall cause its Employing Affiliate to use commercially reasonable efforts to provide a substantially similar level of disability benefits as provided by the Company as of immediately before the Closing for the period of the disability. Notwithstanding the foregoing, nothing contained herein, express or implied, (y) shall be construed to alter or limit the ability of the Employing Affiliate in its sole and absolute discretion, to terminate the employment relationship of any Continuing Employee at any time and for any reason, including without cause (subject to the terms of any applicable employment Contract) or (z) is intended to confer upon any current or former employee any right to employment or continued employment for any period of time by reason of this Agreement.

(c) Following the Closing, with respect to any Continuing Employees or dependents of such employees (collectively the “Affected Participants”) commencing participation in any employee benefit plans, programs or policies maintained by the Employing Affiliate (each, a “Buyer Plan”), Buyer shall cause its Employing Affiliate to use commercially reasonable efforts to (i) waive any evidence of insurability and waiting periods with respect to participation by and coverage in connection with the participation and coverage requirements in connection with the medical, dental and vision benefits that the Affected Participants may be eligible to receive pursuant to such Buyer Plan after the Closing; (ii) honor any deductible, co-payment and out-of-pocket maximums incurred by the Affected Participants under the health plans in which they participated immediately prior to the Closing Date during the portion of the calendar year prior to the Closing Date in satisfying any deductibles, co-payments or out-of-pocket maximums under Buyer Plans in the same plan year in which such deductibles, co-payments or out-of-pocket maximums were incurred; and (iii) waive any preexisting condition limitations otherwise applicable to Affected Participants under any Buyer Plan that provides health benefits in which the Affected Participants may be eligible to participate following the Closing. Seller shall cooperate with Buyer in providing such information as is reasonably necessary for Buyer to effect the terms of this Section 5.12(c).

(d) Following the Closing Date, Buyer shall cause each Continuing Employee to receive full credit for such employee’s service with the Company and Seller and any of their respective predecessors (including, for the avoidance of doubt, entities that were acquired by Seller or the Company) for purposes of eligibility, vesting and benefit accruals, under any Buyer Plans in which any such Continuing Employee participates to the same extent recognized by the Company and/or Benefit Plans and/or Group Benefit Plans immediately prior to the Closing Date; provided, however, that such service shall not be recognized to the extent that such recognition would result in a duplication of benefits with respect to the same period of service.

(e) As of the Closing Date, each Continuing Employee shall cease participation in the health and welfare benefit plans of Seller and its Affiliates that are not sponsored or maintained by the Company (each a “Seller Welfare Plan”) and shall commence or continue participation in the health and welfare plans maintained by the Employing Affiliate. Seller shall be responsible for providing benefits in respect of claims incurred under a Seller Welfare Plan for Continuing Employees and their beneficiaries and dependents prior to the Closing Date. Benefits in respect of all welfare plan claims incurred by Continuing Employees on or after the Closing Date shall be provided by Buyer or one of its Affiliates. For purposes of this Section 5.12(e), the following claims shall be deemed to be incurred as follows: (i) life, accidental death and dismemberment and business travel accident insurance benefits, upon the death or accident giving rise to such benefits and (ii) health or medical, dental, vision care and/or prescription drug benefits, upon provision of the applicable services, materials or supplies.

(f)   As of the Closing Date, the account balances of the Continuing Employees under the dependent care account plan of Seller or its Affiliates (each a “Seller FSA Plan”) shall be transferred to a flexible spending account plan qualified under Section 125 of the Code established or designated by the Employing Affiliate, and the Employing Affiliate shall be responsible for the obligations of the Seller FSA Plan to provide benefits to the Continuing Employees with respect to such transferred account balances on and after the Closing Date. Each Continuing Employee shall be permitted to continue to have payroll deductions made as most recently elected by such Continuing Employee under the Seller FSA Plan for the plan year in which the Closing Date occurs. In the event that the aggregate amount withheld from the Continuing Employees’ compensation with respect to the Seller FSA Plan is less than the amount reimbursed to the Continuing Employees, Buyer shall remit to the Seller the amount of the unfunded reimbursements.

(g) Notwithstanding anything to the contrary set forth in this Agreement with respect to the bonus plans in which the Continuing Employees participate (the “Bonus Plans”), (i) the Seller shall retain any accrued, but unpaid, liabilities with respect to such plans pursuant to the applicable terms and conditions of such Bonus Plans for all periods of time commencing prior to and ending on the Closing Date (except for amounts actually included in the calculation of Final Transaction Expenses for such liabilities and also except for accrued, but unpaid commissions assigned by Seller or an Affiliate of Seller to Buyer pursuant to the Contribution and Assignment Agreement and actually included in the calculation of Final Net Working Capital) (the “Pre-Closing Bonus Amounts”) and (ii) the Buyer shall (or shall cause its Affiliates to) assume all liabilities with respect to such plans pursuant to the applicable terms and conditions of such Bonus Plans for all periods of time commencing (A) prior to and ending on the Closing Date to the extent of such amounts actually included in the calculation of Final Transaction Expenses for such liabilities and (B) after the Closing Date and thereafter. On or as promptly as practicable following the Closing Date (but, in any event, within five (5) Business Days), Seller shall pay the Pre-Closing Bonus Amounts to each of the respective Persons entitled to receive such Pre-Closing Bonus Amount in full satisfaction of its obligations set forth above. Notwithstanding any provision to the contrary herein, Buyer shall not be required to continue any of the Bonus Plans after the Closing.

(h) With respect to each Continuing Employee who, as of immediately prior to the Closing Date, participates in a defined contribution plan that is intended to qualify under Section 401(a) of the Code and that is sponsored by the Seller or its Affiliates (a “Seller DC Plan”), Buyer shall cause the Employing Affiliate, effective as of the Closing Date, to (i) cover such Continuing Employee under a defined contribution plan that is intended to qualify under Section 401(a) of the Code and that is sponsored by the Employing Affiliate (a “Buyer DC Plan”), (ii) provide in the Buyer DC Plan the same level of fully vested matching contribution as in the Seller DC Plan, and (iii) cause a Buyer DC Plan to accept participant rollovers of the full value of the accounts (including participant loans), if so elected by any Continuing Employee. Buyer shall cause the Buyer DC Plan to permit and accept the rollover of cash and participant loan notes by each Continuing Employee from the Seller DC Plan to the Buyer DC Plan. For the avoidance of doubt, after the Closing, Continuing Employees will no longer be eligible to participate in the Seller DC Plan, and Seller will retain all Liabilities related to the Seller DC Plan.

(i)   Following the Closing, Seller will retain all liabilities for any and all claims incurred prior to the Closing for workers compensation benefits in respect of matters that are covered by Seller’s retained insurance policies and Seller shall have the sole discretion and authority to defend and direct the defense of any and all such claims.

(j)   Buyer will be responsible for discharging all obligations in respect of the Continuing Employees under the WARN Act and similar applicable state or local Laws for the notification of any “employment loss” within the meaning of the WARN Act and similar applicable state or local Laws which occurs after the Closing. Seller shall be responsible for complying with the WARN Act and similar applicable state or local Laws for the notification of any “employment loss” within the meaning of the WARN Act and similar state or local Laws with respect to any employees of the Company experiencing an employment loss within the meaning of the WARN Act occurring on or before the Closing; provided, however, that for at least ninety (90) days following the Closing, Buyer will not, and it will cause its Affiliates (including, after the Closing, the Company) not to, conduct any mass layoffs, plant closings, relocations, or other reductions in force following the Closing that would, either alone or when aggregated with any actions taken by the Seller or the Company prior to the Closing, result in any liability to Seller or the Company under the WARN Act or any similar state or local Laws.

(k) Seller will be solely responsible for offering and providing COBRA continuation coverage required with respect to all individuals who experience a qualifying event on or before the Closing. Buyer or one of its Affiliates will be solely responsible for offering and providing any COBRA continuation coverage required with respect to any Continuing Employee who experiences a qualifying event after the Closing. “Qualifying event” and “continuation coverage” are as defined in Section 4980B of the Code and the regulations promulgated thereunder.

(l)   The parties will reasonably cooperate with respect to any communications to Acquired Company Employees regarding the transactions contemplated by this Agreement.

(m) The parties hereto acknowledge and agree that all provisions contained in this Section 5.12 are included for the sole benefit of the respective parties hereto and shall not create any right (i) in any other person, including any employees, former employees, any participant in any Benefit Plan or Buyer Plan or any beneficiary thereof or (ii) to continued employment with the Seller, the Company or Buyer or any Affiliate, or particular benefits or coverage in any Benefit Plan or Buyer Plan. The provisions of this Section 5.12 shall not constitute an amendment to any Benefit Plan or Buyer Plan and no Person shall be considered a third party beneficiary of the provisions of this Section 5.12.

Section 5.13 Termination of Affiliate Agreements. At or prior to the Closing, Seller shall have terminated (or caused to be terminated) all Affiliate Contracts (other than any Ancillary Agreements and any Affiliate Contracts listed on Section 5.13 of the Seller Disclosure Schedules), in form and substance reasonably satisfactory to Buyer, such that all obligations and Liabilities thereunder shall be (or deemed to have been) fully-satisfied prior to the Closing.

Section 5.14 Ancillary Agreements. On the Closing Date, each of Buyer and the Seller shall (and, if applicable, each shall cause its Affiliates to) execute and deliver each of the Ancillary Agreements to which it is a party if such Ancillary Agreement has not been executed prior thereto.

Section 5.15 Release of Guarantees and other Intercompany Obligations.

(a) On or prior to the Closing Date, Seller shall terminate, release (including a release of all Encumbrances and other security, if any, over the properties and assets of the Company or the Business securing all such obligations, including any guarantees by the Company of any of Seller’s obligations), or provide for the removal of, each of the Company’s status as a designated borrower, originator, party, guarantor or other similar designation under any credit facility or similar agreement of Seller and its Affiliates.

(b) Seller shall, and shall cause its Affiliates to, take such action and make such payments as may be necessary so that prior to or concurrently with the Closing, the Company, on the one hand, and the Seller and its Affiliates (other than the Company), on the other hand, shall settle, discharge, offset, pay, repay in full, terminate or extinguish all intercompany loans, notes and advances (collectively, “Intercompany Balances”) regardless of their maturity, including any accrued and unpaid interest to but excluding the date of payment, for the amount due. Seller shall deliver to Buyer all promissory notes or other instruments evidencing such Intercompany Balances marked “cancelled.”

Section 5.16 Insurance Coverage.

(a) From and after the Closing, the Company shall cease to be insured by Seller and its Affiliates’ insurance policies or by any of their respective self-insurance programs going forward from the Closing. From and after the Closing, Seller and its Affiliates (excluding the Company) shall retain all rights to control all insurance policies and self-insurance programs, including the right to exhaust, settle, release, commute, buy back or otherwise resolve disputes with respect to any of its insurance policies and self-insurance programs; provided, that Seller will not (and shall cause its Affiliates not to) take any action that would cause the Company to no longer be eligible for coverage under the Retained Policies (subject to the terms and conditions thereof) in respect of Pre-Closing Occurrences under occurrence-based (as opposed to claims-made) insurance coverage.

(b) The Parties acknowledge that the Company may be entitled to the benefit of coverage under occurrence-based insurance policies of the Seller or its Affiliates (the “Retained Policies”) in effect prior to Closing with respect to any pre-Closing occurrences (“Pre-Closing Occurrences”). Seller agrees, upon receipt of a written request by Buyer, to use commercially reasonable efforts to report any and all Pre-Closing Occurrences arising in connection with the Company or the Business (to the extent the amount of Losses with respect to such Pre-Closing Occurrence was not taken into account in the calculation of the Final Purchase Price in connection with the Purchase Price adjustment under Section 2.4) and seek recovery in respect thereof to the applicable insurance providers of Seller or its Affiliates to the extent permitted under the applicable Retained Policy. At Buyer’s written request prior to Closing, Seller will use commercially reasonable efforts to procure reasonable extended claims reporting periods under any claims-made insurance policies for the benefit of the Company and the Business under any Retained Policies that are written on a claims made basis; provided, that, Seller shall not be required to obtain such an extended claim reporting period if it adversely affects coverage for Seller. Buyer will be solely responsible for any premiums, taxes, third party fees, and other external expenses incurred to obtain such extended claims reporting riders, other than the D&O Insurance.

(c) With respect to claims for Pre-Closing Occurrences made pursuant to this Section 5.16 (or pending as of the Closing Date), (i) Seller shall provide Buyer with a copy of the applicable Retained Policy and Buyer shall, and shall cause its Affiliates to, use commercially reasonably efforts to comply with the terms of the applicable Retained Policy and (ii) each Party shall, and shall cause its Affiliates to, use commercially reasonable efforts to obtain the benefit of the applicable insurance coverage and pay such benefit, if any, to Buyer; provided, that (A) Buyer shall be fully responsible for and reimburse Seller (without limiting any rights under any other provision of this Agreement or any Ancillary Agreement or the R&W Insurance Policy) for all uninsured or self-insured amounts in respect of any Retained Policy claims made at the request of Buyer, including without limitation any increase in retrospective premiums (including loss of deposit premium amounts and increases in audited premiums of any Retained Policy) and (B) Buyer agrees to reimburse the Seller promptly upon request for all reasonable out-of-pocket expenses incurred by any Seller or any Affiliate of a Seller in connection with making or pursuing any claim made at the request of Buyer pursuant to this Section 5.16, including the out-of-pocket costs of filing a claim or any other out-of-pocket amounts that are or become payable by Seller or any Affiliate of a Seller solely as a result of claims made at the request of Buyer pursuant to this Section 5.16 (such costs and expenses referred to in this clause (B), “Recovery Costs”). The Parties agree that any recoveries under the Retained Policies pursuant to this Section 5.16 shall inure first to the Seller and its Affiliates to reimburse any and all Recovery Costs, without duplication of any amounts reimbursed pursuant to clause (B) above.

Section 5.17 R&W Insurance Policy. During the term of the R&W Insurance Policy, Buyer (i) shall, and shall cause the Company and their Affiliates, to maintain the R&W Insurance Policy in full force and effect and (ii) shall not amend, terminate, waive or otherwise modify the R&W Insurance Policy in any manner that would allow the insurer thereunder or any other Person to subrogate or otherwise make or bring any claim, suit, action or proceeding against the Seller or any of their Affiliates or any past, present or future Representatives of any of the foregoing based upon, arising out of or related to this Agreement or the negotiation, execution or performance of this Agreement, other than in the case of Fraud by such Person. Buyer shall comply with all requirements and deliverables for binding as set forth in the R&W Insurance Binder (including delivery of a no claims declaration) and shall fully pay any and all deposit premiums or other premiums, fees, underwriter and broker expenses or Taxes in connection with the R&W Insurance Policy that are due and payable when and as due. The parties hereto acknowledge and agree that the failure by Buyer to obtain the R&W Insurance Policy by Closing shall not in any manner increase the liability of the Seller or the Company otherwise applicable under the provisions in Article 9 hereof.

Section 5.18 Pre-Closing Asset Contribution and IP Assignment.

(a) Prior to the Closing, Seller shall use commercially reasonable efforts to obtain a present assignment of Intellectual Property Rights agreement from the individuals set forth on Section 3.12(g) of the Seller Disclosure Schedule, provided, however, that Seller shall not have any obligation to (i) pay any consideration or give anything of value to any Person for the purpose of obtaining any such consent or (ii) pay any costs and expenses of any Person resulting from the process of obtaining such consent, all of which such costs and expenses, if any, shall be borne exclusively by Buyer, but shall be subject to Buyer’s prior written approval (such approval not to be unreasonably withheld, conditioned or delayed).

(b) As of the Closing, (i) the Contribution and Assignment Agreement shall be in full force and effect, and (ii) substantially all of the assets and properties (including Intellectual Property Rights) primarily used or held for use in, primarily related to or necessary or reasonably required for the ownership or operation of the Business (excluding such assets and properties to be provided by Seller pursuant to Schedule A of the Transition Services Agreement and the Overhead and Shared Services), including the accounts receivable of the Business not already owned by the Company and the assets and properties set forth on Section 5.18(b) of the Seller Disclosure Schedules, shall have been contributed to the Company, and (ii) all the Assumed Liabilities shall have been assigned to the Company pursuant to and subject to the terms and conditions set forth in the Contribution and Assignment Agreement.

Section 5.19 Financing and Financing Cooperation.

(a) Buyer shall, and shall cause its Affiliates and each of their respective officers, directors, employees and agents to, consummate the Equity Financing on a timely basis on the terms and conditions described in the Equity Commitment Letter and shall not permit any amendment or modification to be made to, or any waiver of any provision or remedy under the Equity Commitment Letter if such amendment, modification or waiver (i) reduces the aggregate amount of the Equity Financing, (ii) imposes new or additional conditions or otherwise expands, amends or modifies any of the conditions to the receipt of any portion of the Equity Financing or (iii) would or would reasonably be expected to (A) delay or prevent the Closing, (B) make the funding of the Equity Financing less likely to occur or (C) adversely impact the ability of the Buyer to enforce its rights against the other parties to the Equity Commitment Letter, including any right to seek specific performance of the Equity Commitment Letter. Buyer shall (i) maintain in effect the Equity Commitment Letter until the transactions contemplated by this Agreement are consummated, (ii) comply with its obligations under the Equity Commitment Letter in a timely and diligent manner and (iii) enforce its rights under the Equity Commitment Letter in the event of a breach or other failure to fund the Equity Financing on the Closing Date, including causing the Sponsor to fund the Equity Financing on the Closing Date (it being understood that, notwithstanding anything to the contrary set forth herein, it is not a condition to Closing under this Agreement for the Buyer to obtain the Equity Financing).

(b) If Buyer elects to pursue any debt financing (“Debt Financing”) in support of the transactions contemplated by this Agreement prior to the Closing Date, Seller shall use commercially reasonable efforts, shall cause the Company to use commercially reasonable efforts, and shall use commercially reasonable efforts to cause their representatives, to provide, at Buyer’s sole cost and expense, all reasonable cooperation requested by Buyer that is customary in connection with the arrangement of the Debt Financing to be incurred in connection with the transactions contemplated by this Agreement, including using commercially reasonable efforts to:

(i)   provide all information as may be reasonably requested by Buyer or the Financing Sources and their respective agents and readily available to Seller to prepare customary bank information memoranda, and lender presentations customarily required for financings of the type contemplated by the Debt Financing, to the extent such information relates to the business, financial performance or financial condition of the Company, including providing information reasonably necessary to assist Buyer in the preparation of pro forma financial statements; provided that it is understood that the Company shall not be responsible for preparing any pro forma financial statements or projections and the assumptions underlying the pro forma adjustments to be made are the responsibility of Buyer; and

(ii)   participate (including by making members of senior management with appropriate seniority and expertise available to participate) in a reasonable number of meetings, due diligence sessions, presentations, “road shows”, drafting sessions and sessions with the rating agencies in connection with the Debt Financing at reasonable times and with reasonable advance notice;

provided, however, that nothing herein shall require such cooperation to the extent it would interfere unreasonably with the business or the other operations of Seller or any of its Affiliates; provided, further, that none of Seller, the Company or any of its Affiliates shall be required to:

(A) take or commit to take any action that is not contingent upon the Closing or enter into any agreement, the provisions of which are or would be binding upon the Company and effective prior to the Closing;

(B) bear any cost or expense, pay any fee or incur any other payment obligation that is not reimbursed by Buyer or agree to provide any indemnity on behalf of Buyer or the Company or incur any other liability or obligation that would be effective prior to the Closing and that is not otherwise reimbursed by Buyer;

(C) disclose or provide any information, the disclosure of which is subject to attorney-client privilege or would result in disclosure of any Trade Secrets or the violation of any confidentiality obligations; or

(D) take any action that could cause any director, officer or employee or stockholder of the Seller or the Company to incur personal liability.

(c) All non-public or other confidential information provided by or on behalf of Seller, the Company, any of their respective Affiliates or any of their respective Representatives pursuant to this Section 5.19 shall be kept confidential in accordance with the Confidentiality Agreement, except that Buyer may disclose such information to potential Financing Sources and to rating agencies during the syndication and marketing of the Debt Financing subject to customary confidentiality undertakings by such potential Financing Sources or rating agencies. Buyer shall promptly indemnify and hold harmless the Seller, its Affiliates and its and their respective Representatives from and against, and shall promptly pay and reimburse Seller, its Affiliates and its and their respective Representatives for, any and all (1) costs and expenses incurred in connection with their cooperation pursuant to this Section 5.19 or the arrangement of the Debt Financing and any information used in connection therewith and (2) claims asserted in connection with the arrangement of the Debt Financing and any information used in connection therewith except in the event such claim arose out of or result from the willful misconduct or, gross negligence of Seller, its Affiliates or any of their respective Representatives. The foregoing indemnification shall survive termination of this Agreement.

(d) Notwithstanding the foregoing or anything to the contrary set forth in this Agreement, Buyer acknowledges and agrees that obtaining any Financing is not a condition to the Closing.

Section 5.20 Further Assurances. Following the Closing, and subject to the terms and conditions of this Agreement, each of Buyer and Seller shall, and shall cause its respective Affiliates to, execute and deliver such additional documents, instruments and assurances and take such other actions as may reasonably be requested to carry out and give effect to the transactions contemplated by this Agreement and the Ancillary Agreements.

Section 5.21 Wrong Pockets. If, on or after the Closing Date, Buyer or any Affiliate of Buyer (including, after the Closing Date, the Company) (i) receives any remittance from any account debtors with respect to any accounts or other receivable or (ii) makes a payment to any third party with respect to any accounts or other payable, in each case, relating to any part of the Seller’s or its Affiliates’ businesses (other than the Business or the Company), then, in the case of clause (i), Buyer or such Affiliate of Buyer, as applicable, shall endorse such remittance to the order of Seller or its Affiliate and forward it to Seller or its Affiliate promptly following receipt thereof or otherwise have such amount promptly delivered to Seller or its Affiliate and, in the case of clause (ii), Seller or its Affiliate shall reimburse Buyer or such Affiliate of Buyer for such payment promptly following notice thereof. If, on or after the Closing Date, Seller or any of its Affiliates (x) receives any remittance from any account debtors with respect to any accounts or other receivable or (y) makes a payment to any third party with respect to any accounts or other payable, in each case, relating to the Business or the Company, then, in the case of clause (x), Seller or such Affiliate, as applicable, shall endorse such remittance to the order of Buyer or such Affiliate and forward it to Buyer or such Affiliate promptly following receipt thereof or otherwise have such amount promptly delivered to Buyer or such Affiliate and, in the case of clause (y), Buyer or such Affiliate shall reimburse Seller or such Affiliate of Seller for such payment promptly following notice thereof. The Parties shall cooperate with each other in connection with the foregoing and to facilitate the transition of collections as promptly as practicable. The Parties acknowledge and agree there is no right of offset regarding such payments and a Party may not withhold funds received from third parties for the account of the other Party in the event there is a dispute regarding any other issue under any agreement to which they are a Party.

Section 5.22 Restrictive Covenants.

(a) For a period of four (4) years commencing on the Closing Date (the “Restricted Period”), Seller shall not, and shall cause each Seller Restricted Entity not to, directly or indirectly, engage in or own, manage, operate, control or invest in, or participate in the ownership, management, operation or control of, any Restricted Business or any Person engaged in any Restricted Business; provided that the prohibitions in this Section 5.22(a) shall not apply to: (i) any acquisition, whether through the acquisition of assets, securities or other ownership interests or a merger, consolidation, share exchange, business combination, reorganization, recapitalization or other similar transaction, by any Seller Restricted Entity of all or any part of a business or Person that is engaged in the Restricted Business where the revenues of the acquired Restricted Business (such revenues, “Restricted Revenues”) represent no more than twenty percent (20%) of the aggregate consolidated revenues of such acquired business or Person, as applicable, for such business’s or Person’s most recently completed fiscal year; provided, that, (A) for any fiscal year of Seller during the Restricted Period, the aggregate amount of all Restricted Revenues for all such acquired Restricted Businesses, including revenues generated by or in respect of such acquired Restricted Businesses after the acquisition thereof, may not exceed the lesser of (1) $1,750,000 and (2) five percent (5%) of the aggregate revenues of the Seller and Seller’s Subsidiaries on a consolidated basis for such fiscal year and (B) Seller shall promptly cause any Business activities that exceed the foregoing limitation to cease or be wound down within forty-five days (45) months after the foregoing limitation is exceeded; or (ii) the acquisition, holding or direct or indirect ownership by any Seller Restricted Entity of up to an aggregate of twenty-five percent (25%) of the voting stock or other equity interests of any Person.

(b) For a period of two (2) years commencing on the Closing Date, Seller shall not, and shall cause each Seller Restricted Entity not to, directly or indirectly, solicit for employment (except pursuant to general solicitation (including through the use of recruiting or search firms) which is not directed specifically to any such employees) or hire any Continuing Employee employed by the Company as of immediately prior to the Closing, or encourage any such employee to leave such employment, except pursuant to general solicitation (including through the use of recruiting or search firms) which is not directed specifically to any such employees; provided, however, for the avoidance of doubt, any such general solicitation shall in no way reduce, modify or otherwise change the no hire limitation set forth in this Section; and, provided, further, that, nothing in this Section 5.22(b) shall prevent any Seller Restricted Entity from (i) hiring or soliciting any of the Continuing Employees whose employment has been terminated by Buyer or any of its Affiliates for cause or who has resigned from his or her employment with Buyer and all of its Affiliates, after six (6) months from the date of resignation or termination, or (ii) hiring or soliciting any Continuing Employee whose employment has been terminated by Buyer or its Affiliates (including the Company) without cause.

(c) Prior to filing any lawsuit or otherwise seeking any relief hereunder for an alleged breach of any portion of this Section 5.22, Buyer shall give the applicable Seller Restricted Entity written notice specifying in reasonable detail the action or actions taken that Buyer believes to be prohibited by this Section 5.22 and such Seller Restricted Entity shall promptly (and in any event, within thirty (30) days) after receipt of such written notice to cease the prohibited behavior; provided, that no cure right shall apply to any subsequent breach arising out of the same or substantially similar acts or omissions.

(d) The Seller Restricted Entities acknowledge that the restrictions contained in Section 5.22 are reasonable and necessary to protect the legitimate interests of Buyer and constitute a material inducement to Buyer to enter into this Agreement and consummate the transactions contemplated by this Agreement. In the event that any covenant contained in this Section 5.22 should ever be adjudicated to exceed the time, geographic, product or service, or other limitations permitted by applicable Law in any jurisdiction, then any court is expressly empowered to reform such covenant, and such covenant shall be deemed reformed, in such jurisdiction to the maximum time, geographic, product or service, or other limitations permitted by applicable Law. The covenants contained in this Section 5.22 and each provision hereof are severable and distinct covenants and provisions. The invalidity or unenforceability of any such covenant or provision as written shall not invalidate or render unenforceable the remaining covenants or provisions hereof, and any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such covenant or provision in any other jurisdiction.

(e) For the avoidance of doubt, the terms of Section 5.22(a) and Section 5.22(b) shall not apply to (i) any Parent Acquirer or any of its Affiliates (other than Seller or Seller Parent, as applicable) or (ii) to any Person from or after such time that such Person is not controlled by Seller or Seller Parent, as applicable (including any Person that ceases to be controlled by Seller or Seller Parent, respectively). For purposes of this Section 5.22(e), the term “control” shall mean the power, authority or ability of the Company to, directly or indirectly, cause the applicable entity to comply with the applicable terms of this Section 5.22.

Article 6
TAX MATTERS.

Section 6.1 Post-Closing Tax Returns.

(a) Buyer, at its sole cost and expense, shall have sole and exclusive responsibility for the preparation and filing of all Separate Company Tax Returns with respect to the Company that are required to be filed for any Pre-Closing Tax Period the initial due date of which (taking into account any extensions) is after the Closing Date and any Straddle Period. To the extent any such Tax Return includes Pre-Closing Taxes, Buyer shall deliver to the Seller, for its review and comment reasonably in advance of the applicable filing deadline (taking into account applicable extensions), a copy of the Separate Company Tax Return proposed to be filed. Any such Tax Return shall be prepared and filed in a manner consistent with the past practice of the Company, this Agreement and without a change of any election or any accounting method, in each case unless required by applicable Law. The Seller shall notify Buyer in writing of any objections to any items set forth on such Tax Returns and Buyer shall accept and reflect any reasonable comment that Seller submits to Buyer; provided, that such comments are in accordance with applicable Law, the past practices of the Company and this Agreement. The Seller shall advance Seller’s share of Taxes related to such Separate Company Tax Returns (determined in accordance with Section 6.2 with respect to any Straddle Period) at least two (2) days prior to the due date thereof.

(b) Seller and its Affiliates, at Seller’s sole cost and expense, shall have sole and exclusive responsibility for the preparation and filing of all Tax Returns (and any amendment thereof) of the Seller Consolidated Group (“Seller Consolidated Tax Return”) and shall pay all Taxes shown as due thereon. Notwithstanding any other provision of this Agreement, (i) in no event shall Seller or any of its Affiliates be required to provide any Person with any Tax Return (or amendment thereof) or copy of any Seller Consolidated Tax Return (or amendment thereof) and (ii) neither Buyer nor any of its Affiliates shall have any rights with respect to any audit of, or dispute with any Tax Authority regarding the Taxes or any Tax Return (or amendment thereof) of (nor shall Buyer or any of its Affiliates have any rights to any refunds or other benefits of or arising with respect to any Taxes or Tax Returns (or amendment thereof) of the Seller Consolidated Group.

Section 6.2 Apportionment. For purposes of this Agreement, in order to apportion appropriately any Taxes relating to a Straddle Period, the Parties hereto shall, to the extent permitted or required under applicable Law, treat the Closing Date as the last day of the taxable year or period of the Company for all Tax purposes. For purposes of this computation, the income of each member of the Seller Consolidated Group shall be apportioned to the period up to and including the Closing Date and the period after the Closing Date pursuant to an actual closing the books of the Company as of the end of the Closing Date pursuant to the principles of U.S. Treasury Regulations Section 1.1502-76 and corresponding provisions under applicable Law provided, however, that any transactions occurring on the Closing Date but after the Closing other than in the ordinary course of business or as contemplated by this Agreement shall be reported by all parties in accordance with the next day rule of U.S. Treasury Regulations Section 1.1502-76(b)(1)(ii)(B) (for the avoidance of doubt, the deemed asset sale resulting from the Section 338(h)(10) Election made pursuant to Section 6.7 shall not be reported in accordance with the next day rule). In any case where applicable Law does not permit the Company to treat the Closing Date as the last day of the taxable year or period, the portion of any Taxes that are allocable to the Pre-Closing Straddle Period shall be (x) in the case of Taxes that are imposed on a periodic basis, the amount of such Taxes for the entire period (or, in the case of such Taxes determined on an arrears basis (such as personal property taxes), the amount of such Taxes for the immediately preceding period) multiplied by a fraction, the numerator of which is the number of calendar days in the Straddle Period ending on (and including) the Closing Date, and the denominator of which is the number of calendar days in the entire relevant Straddle Period; and (y) in the case of Taxes not described in (x) (e.g., income taxes, payroll taxes, sales taxes, gross receipt taxes, etc.), the amount that would be payable if the taxable year or period ended on (and included) the Closing Date based on an interim closing of the books. For purposes of clause (y) of the preceding sentence, any exemption, deduction, credit or other item that is calculated on an annual basis shall be allocated to the portion of the Straddle Period ending on (and including) the Closing Date on a pro rata basis, determined by multiplying the entire amount of such item allocated to the Straddle Period by a fraction, the numerator of which is the number of calendar days in the portion of the Straddle Period ending on (and including) the Closing Date, and the denominator of which is the number of calendar days in the entire Straddle Period. In the case of any Tax based upon or measured by capital (including net worth or long-term debt) or intangibles, any amount thereof required to be allocated under this Section 6.2 shall be computed by reference to the level of such items on the Closing Date.

Section 6.3 Refunds. Any Tax refunds (and interest thereon) that are received by Buyer or its Affiliates (including for these purposes the Company) for any Pre-Closing Tax Period, and any amounts credited against Tax (including estimated Tax payments) for any Post-Closing Tax Period~~,~~ to which Buyer or any of its Affiliates (including for these purposes the Company) become entitled, that were borne directly or indirectly by Seller and are attributable to Pre-Closing Taxes shall be for the account of the Seller, net of all costs (including Taxes) imposed on or incurred by Buyer or the Company (or any Affiliate thereof) with respect thereto. Any such refund of Taxes or credits against Taxes with respect to a Straddle Period shall be apportioned between the Pre-Closing and Post-Closing Tax Periods in accordance with the principles of Section 6.2. Buyer shall pay over to the Seller any cash refund described in the first sentence of this Section 6.3 within ten (10) days after receipt thereof, and shall pay over to the Seller the amount of Tax savings realized by Buyer or any of its Affiliates (including for these purposes the Company) in respect of any credits against Tax described in this Section 6.3 at the time the Tax Return in which such savings are realized is required to be filed by Buyer or such Affiliates, in each case net of all costs (including Taxes) imposed on or incurred by Buyer or the Company (or any Affiliate thereof) with respect to such refund of Tax. This paragraph shall not be construed to require Seller to make available any Tax Returns (or any other information relating to Taxes) to Buyer or to file any amended Tax Return or other claim for a refund of Taxes for any Pre-Closing Tax Period.

Section 6.4 Tax Cooperation. The Parties and their Affiliates agree to furnish, or cause to be furnished, to each other, upon request, as promptly as reasonably practicable, such information (including access to books and records) and assistance relating to the Company, as is reasonably requested for the filing of any Tax Returns, for the application of Section 6.3, and for the preparation of, and for the prosecution or defense of any Tax audit or Third-Party Claim related to Taxes, including executing and delivering such powers of attorney and other documents as are necessary to carry out the provisions of this Section 6.4; provided that the Seller shall not be required under this Section 6.4 or any other provision in this Agreement to provide to Buyer any Tax Return of the Seller or any of its Affiliates (other than the Company) or any Tax Return of the Seller Consolidated Group. Without limiting any other requirements under this Agreement, Buyer shall cause the Company to timely provide to Seller, in a format determined by Seller that is consistent with past practices, all information reasonably requested by Seller to prepare the Seller Consolidated Tax Returns to be filed by Seller or any of its Affiliates (the “Tax Package”) and upon reasonable request by Seller, shall provide Seller with access to the relevant Acquired Company Employees. The Tax Package with respect to any taxable year shall be provided by Buyer to Seller and shall be prepared on a basis consistent with the practices of the Seller and its Affiliates. Without limiting the foregoing, Buyer shall deliver (or cause the Company to deliver) to Seller the Tax Package for the taxable year ending on the Closing Date no later than thirty (30) days before the date a Seller Consolidated Tax Return will be filed by Seller or its Affiliates. Any information obtained under this Section 6.4 shall be kept confidential, except (i) as may be otherwise necessary in connection with the filing of Tax Returns or claims for refund or in conducting an audit or other proceeding or defending any Tax claim, or (ii) with the consent of the Parties, as the case may be. The Parties agree to retain all books and records with respect to Tax matters pertinent to the Company relating to any taxable period beginning before the Closing Date until ninety (90) days after expiration of the statute of limitations (and, to the extent notified by Buyer or Seller, any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any Tax Authority.

Section 6.5 Transfer Taxes. All excise, sales, use, value-added, transfer (including real property transfer or gains), stamp, documentary, filing, recordation, registration and other similar taxes, together with any interest or penalties thereon, resulting directly from or imposed in connection with this Agreement and the transaction contemplated hereby (the “Transfer Taxes”) shall be borne equally by Buyer, on the one hand, and Seller, on the other hand. The Party primarily or customarily responsible under the applicable Law for filing such Tax Returns (or causing such Tax Returns to be filed) will file or cause to be filed all necessary Tax Returns and other documentation with respect to all such Taxes, fees and charges, and the other Party and its Affiliates will (x) reasonably cooperate in the preparation and filing of such Tax Returns and other documentation (including, if required by applicable Law, joining in (or causing its Affiliates to join in) in the execution of any such Tax Returns and other documentation) and (y) promptly pay to the filing Party an amount equal to its share of any Transfer Taxes (determined as described above). Buyer and Seller shall cooperate with each other in order to minimize applicable Transfer Taxes in a manner that is mutually agreeable and in compliance with applicable Law.

Section 6.6 Tax Sharing Agreements. All Tax sharing, Tax indemnity, Tax allocation and/or similar agreements, arrangements, policies and guidelines, formal or informal, express or implied, that may exist between (x) the Company, on the one hand, and (y) Seller or its Affiliates, on the other hand, and all rights and obligations thereunder shall terminate as of the Closing Date, and the Company shall have no rights or liabilities thereunder.

Section 6.7 Tax Contests.

(a) If Buyer or Seller (or any of their respective Affiliates) receives notice of a pending or threatened action, claim, audit, examination, investigation, contest, administrative proceeding or court proceeding relating to Taxes that could give rise to a claim for indemnification under Section 9.2 or Section 9.3 (each, a “Tax Contest”), then the party first receiving notice of such Tax Contest shall provide prompt written notice thereof to the other party; provided, however, that the failure of such party to give such prompt written notice shall not relieve the other party of any of its obligations under this Agreement, except to the extent that the other party is actually and materially prejudiced by such failure. Such notice shall specify in reasonable detail the basis for such Tax Contest and, to the extent known, the amount thereof and shall include a copy of the relevant portion of any correspondence received relating to such Tax Contest.

(b) The Buyer shall control (at its own expense) any Tax Contest with respect to any Separate Company Tax Return; provided that Seller shall have the right to reasonably participate in such Tax Contest (at Seller’s expense) and that without the prior written consent of the Seller, which shall not be unreasonably withheld, conditioned, or delayed, Buyer shall not settle or compromise any such Tax Contest if the settlement or compromise is reasonably likely to result in an indemnification obligation for the Seller pursuant to Section 9.2. The Seller shall control (at its own expense) any Tax Contest with respect to any Seller Consolidated Tax Return.

Section 6.8 Section 338(h)(10) Election. The Parties hereby agree to join in making (or causing there to be made) an election under Section 338(h)(10) of the Code (and any such similar elections as may be available under applicable state or local Laws) with respect to the purchase by Buyer of all of the Company Securities pursuant to this Agreement (such election under Section 338(h)(10) of the Code (and any such similar elections as may be available under applicable state or local laws) the “338(h)(10) Election”). Each Party agrees to cooperate with the other in the preparation and completion of IRS Form 8023, in the filing of such completed form before the filing due date, and in the timely completion and filing of all other forms required to effect the 338(h)(10) Election and to take all other steps necessary in order to effectuate the 338(h)(10) Election in accordance with applicable laws. Unless otherwise required by a final determination (within the meaning of Section 1313(a) of the Code or any analogous or similar provision of state or local Law), (i) each of the Parties shall, and shall cause each of their respective Affiliates to, report, act and file all Tax Returns in a manner consistent with the 338(h)(10) Election, and (ii) no Party shall take any position that is inconsistent with the 338(h)(10) Election. Within 90 days after the determination of the Final Purchase Price pursuant to Section 2.4, Buyer shall provide the Seller with a proposed allocation of the “aggregate deemed sale price” (as defined in Treasury Regulations Section 1.338-4) among the tangible and intangible assets of the Company in accordance with Section 338 of the Code and the Treasury Regulations promulgated thereunder and the allocation methodology set forth on Exhibit 6.8 attached hereto (the “Allocation Methodology”) for Seller’s review and comment (the “Allocation”). If the Seller does not provide any comments to Buyer in writing within 30 days following delivery by Buyer of the proposed Allocation, then the Allocation proposed by Buyer shall be deemed to be final and binding, absent manifest error. If, however, the Seller submits comments to Buyer within such 30-day period, Buyer and Seller shall negotiate in good faith to resolve any differences within 20 days (if any such allocation is finally agreed, the “Agreed Allocation”). If Seller and Buyer are unable to reach a resolution within such 20-day period, then each such Party shall be permitted to make its own allocations, and shall not be responsible for, or have any liability with respect to, the allocation used by the other Party. If Seller and Buyer are unable to reach a resolution within such 20-day period, the matter shall be referred to the Accounting Firm for resolution in accordance with the Allocation Methodology, with such resolution to be considered an Agreed Allocation for all purposes hereunder. Upon any subsequent adjustments to the sum of the Final Purchase Price and any other items that are treated as additional consideration for Tax purposes, the parties shall prepare an updated Allocation in a manner consistent with the manner in which the Agreed Allocation was prepared. The Parties shall prepare all Tax Returns in a manner consistent with the Agreed Allocation, and shall take no position inconsistent with such Agreed Allocation (as updated, if applicable) before any taxing authority unless otherwise required by a final determination (within the meaning of Section 1313(a) of the Code or any analogous or similar provision of state or local Law).

Article 7
CONDITIONS TO CLOSING

Section 7.1 Conditions to Each Party’s Obligations. The respective obligations of the Parties to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction (or waiver in writing by both Buyer and Seller), at or prior to the Closing, of each of the following conditions:

(a) Any applicable waiting period (and any extension thereof) under the HSR Act shall have expired or been terminated.

(b) No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law or Order that is in effect and would (i) make the Closing illegal or (ii) otherwise prohibit or enjoin consummation of the transactions contemplated by this Agreement, and no Legal Proceeding commenced by a Governmental Authority shall be pending that seeks such an Order.

Section 7.2 Other Conditions to the Obligations of Buyer. In addition to the conditions set forth in Section 7.1, the obligations of Buyer to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction, or waiver in writing by Buyer, of each of the following conditions at or prior to the Closing:

(a) (i) The representations and warranties of Seller set forth in Section 3.2(a) and Section 3.19 shall be true and correct (without regard to any qualification as to materiality or Material Adverse Effect included therein) in all material respects as of the Closing with the same force and effect as if made at and as of the Closing (except that any such representations and warranties that are specifically made as of a particular date shall be true and correct in all material respects as of such date), (ii) the representations and warranties of Seller set forth in Section 3.1, Section 3.3, Section 3.4 and Section 3.7(i)(2) shall be true and correct in all respects as of the Closing with the same force and effect as if made at and as of the Closing and (iii) each of the representations and warranties of Seller contained in Article 3 of this Agreement (other than those set forth in clauses (i) and (ii) of this Section 7.2(a)) shall be true and correct as of the Closing with the same force and effect as if made at and as of the Closing (except that any such representations and warranties that are specifically made as of a particular date shall be true and correct as of such specified date), except where the failure to be true and correct as of such time (without regard to any qualification as to materiality or Material Adverse Effect included therein), individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect.

(b) Seller shall have performed and complied in all material respects with the agreements and covenants required to be performed or complied with by it at or prior to the Closing.

(c) Buyer shall have received a certificate, dated the Closing Date and signed by a duly authorized officer of Seller stating, on behalf of the Seller, that each of the conditions set forth in Section 7.2(a) and Section 7.2(b) have been satisfied.

(d) Seller shall have delivered to Buyer a counterpart of each Ancillary Agreement to which such Seller or any of its Affiliates is a party, duly executed on behalf of Seller or such Affiliate.

Section 7.3 Other Conditions to the Obligations of Seller. In addition to the conditions set forth in Section 7.1, the obligations of Seller to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction, or waiver in writing by the Seller, of each of the following conditions at or prior to the Closing:

(a) (i) The representations and warranties of Buyer set forth in Article 4 of this Agreement shall be true and correct as of the Closing with the same force and effect as if made at and as of the Closing (except that any such representations and warranties that are specifically made as of a particular date shall be true and correct as of such specified date), except where the failure to be true and correct as of such time (without regard to any qualification as to materiality or Buyer Material Adverse Effect included therein), individually or in the aggregate, has not had and would not reasonably be expected to have a Buyer Material Adverse Effect.

(b) Buyer shall have performed and complied in all material respects with the agreements and covenants required to be performed or complied with by it at or prior to the Closing.

(c) Seller shall have received a certificate, dated the Closing Date and signed by a duly authorized officer of Buyer, stating on behalf of Buyer, that each of the conditions set forth in Section 7.3(a) and Section 7.3(b) have been satisfied.

(d) Buyer shall have delivered to the Seller a counterpart of each Ancillary Agreement to which Buyer or any of its Affiliates is a party, duly executed on behalf of Buyer or such Affiliate (including, for these purposes, the Company).

Section 7.4 Frustration of Closing Conditions; Burden of Proof.

(a) No Party may rely on the failure of any condition set forth in this Article 7 to be satisfied if such failure was caused by such Party’s failure to use the efforts required pursuant to this Agreement to cause the Closing to occur, including as required by Section 5.4 and Section 5.6.

(b) Each of Buyer and Seller expressly acknowledge and agree that if any Party wishes to invoke any of the conditions set forth in this Article 7 as a basis to not consummate the Closing, such Party will have the burden of proof to establish that such condition has not been satisfied in any Legal Proceeding between the Parties in connection therewith.

Article 8

TERMINATION

Section 8.1 Termination. At any time prior to the Closing, this Agreement may be terminated and the transactions contemplated hereby abandoned as follows (and the Party seeking to terminate this Agreement pursuant to this Section 8.1 (other than Section 8.1(a)) shall give written notice of such termination to the other Parties setting forth a brief description of the basis on which it is terminating this Agreement):

(a) by the mutual written consent of Buyer and Seller;

(b) subject to Section 10.11(d), by Buyer or by the Seller, if the Closing shall not have occurred on or before 5:00 p.m., New York City time, on the date that is seventy-five (75) days from the date of this Agreement or such other date that the Parties may agree upon in writing (the “Termination Date”); provided, however, that the right to terminate this Agreement pursuant to this Section 8.1(b) shall not be available to any such Party, if a material breach of this Agreement by such Party has resulted in the failure of the Closing to occur before the Termination Date;

(c) by Buyer or Seller, if (i) there shall be any Law enacted, promulgated or issued by any Governmental Authority that makes consummation of the Closing illegal or otherwise prohibited or (ii) any Governmental Authority shall have issued an Order permanently enjoining the transactions contemplated by this Agreement, and such Order shall have become final and non-appealable; provided, however, that the Party seeking to terminate this Agreement pursuant to this Section 8.1(c) shall have used the efforts required by Section 5.4 and Section 5.6 to contest and remove such Law or Order;

(d) by Buyer, if (i) there shall have been a material breach by Seller of any representation, warranty, covenant or agreement contained herein that would result in the failure of any of the conditions set forth in Section 7.1 or Section 7.2 to be satisfied, (ii) Buyer is not then in breach of any material provision of this Agreement and (iii) such breach by Seller, if curable, shall not have been cured on or prior to the earlier of (A) the Termination Date and (B) thirty (30) days after receipt by Seller of written notice of such breach from Buyer; or

(e) by Seller, if (i) there shall have been a material breach by Buyer of any representation, warranty, covenant or agreement contained herein that would result in the failure of any of the conditions set forth in Section 7.1 or Section 7.3 to be satisfied, (ii) Seller is not then in breach of any material provision of this Agreement and (iii) such breach by Buyer, if curable, shall not have been cured on or prior to the earlier of (A) the Termination Date and (B) thirty days after receipt by Buyer of written notice of such breach from Seller; or

(f)   by Buyer, if (i) all the conditions set forth in Section 7.1 and Section 7.3 have been satisfied or waived in accordance with this Agreement (other than those conditions that by their nature are to be satisfied at the Closing), (ii) Buyer has irrevocably confirmed to Seller in writing that it is prepared and able to consummate the Closing and (iii) Seller fails to consummate the Closing by the later of (A) the third Business Day following the date of the notice described in clause (ii) and (B) the date the Closing is required to have occurred pursuant to Section 2.3; or

(g) by Seller, if (i) all the conditions set forth in Section 7.1 and Section 7.2 have been satisfied or waived in accordance with this Agreement (other than those conditions that by their nature are to be satisfied at the Closing), (ii) Seller has irrevocably confirmed to Buyer in writing that it is prepared and able to consummate the Closing and (iii) Buyer fails to consummate the Closing by the later of (A) the third Business Day following the date of the notice described in clause (ii) and (B) the date the Closing is required to have occurred pursuant to Section 2.3.

Section 8.2 Effect of Termination. In the event of the termination of this Agreement in accordance with this Article 8:

(a) this Agreement shall forthwith become null and void (except for this Section 8.2, the Confidentiality Agreement, the final sentence of Section 5.6(a), Section 5.8, Section 5.19(a), and Article 10 each of which shall survive such termination and remain valid and binding obligations of the Parties in accordance with their terms); and

(b) there shall be no liability of any kind on the part of Buyer or Seller or any of Buyer’s or Seller’s former, current or future Affiliates, Representatives, officers, directors, direct or indirect general or limited partners, equityholders, stockholders, controlling persons, managers or members; provided, however, that termination pursuant to this Article 8 shall not relieve either the Parties from such liability (i) pursuant to the sections specified in Section 8.2(a) that survive termination or (ii) for any Willful Breach of this Agreement arising prior to such termination or for Fraud.

Article 9
SURVIVAL; INDEMNIFICATION; LIMITATIONS ON LIABILITY

Section 9.1 Non-Survival; Claims Period.

(a) Each of the representations and warranties and each of the covenants and other agreements contained in this Agreement that by their terms are to be performed prior to the Closing shall expire (together with any right to assert a claim for breach of such representation, warranty, covenant or agreement under this Article 9) as of the Closing, provided, however, that, notwithstanding the foregoing, (i) the representations and warranties under Section 3.7(ii)(j) and Section 3.15 shall survive the Closing (together with any right to assert a claim under Article 9) and expire after sixty (60) days following the last day of the expiration of all applicable statute of limitations with respect to the applicable Tax matter (including any extension thereof); (ii) all covenants and agreements contained in this Agreement that by their terms are to be performed, in whole or in part, after the Closing shall survive the Closing (together with any right to assert a claim under Article 9) until performed in full or the obligation to perform shall have expired in accordance with the terms of this Agreement; and (iii) the limitations set forth in this Section 9.1(a) shall not apply in the event of any Fraud on the part of the Indemnifying Party and any claims due to Fraud shall survive the Closing indefinitely.

(b) No claim by any Indemnified Party for indemnity pursuant to Section 9.2 or Section 9.3 shall be first made by an Indemnified Party after sixty (60) days following the last day of the expiration of all applicable statutes of limitation with respect to the matter that is the subject of the applicable claim (including any extension thereof) (the “Indemnification Expiration Date”); provided, that, notwithstanding anything to the contrary set forth in this Section 9.1(b), any claims asserted in good faith with reasonable specificity (to the extent known at such time) and in writing by notice from the Indemnified Party to the Indemnifying Party prior to the Indemnification Expiration Date shall not thereafter be barred by the occurrence of the Indemnification Expiration Date, and such claims shall survive until finally resolved. Notwithstanding anything to the contrary in this Agreement, the survival periods set forth in this Section 9.1 shall not affect or otherwise limit any claim for coverage made or available to any Indemnified Party under the R&W Insurance Policy.

Section 9.2 Indemnification by Seller. Subject to the other terms and conditions of this Article 9, from and after the Closing, the Seller shall indemnify, defend and hold harmless each of Topco, Topco’s Subsidiaries as of the date of this Agreement to the extent such Persons remain Subsidiaries at the time of a claim, Buyer, the Company and their respective successors and assigns and each of their respective, managers, officers, directors and employees (the “Buyer Indemnitees”) from and against any and all Losses which they suffer, sustain, or become subject to arising from, as a result of, or in connection with:

(a) any Seller Indemnified Taxes; and

(b) any Liability of Seller or any Affiliate of Seller (other than the Company) to the extent such Liability is not an Assumed Liability.

Section 9.3 Indemnification by Buyer. Subject to the other terms and conditions of this Article 9, from and after the Closing, Buyer shall indemnify, defend and hold harmless Seller and its successors and assigns, shareholders, members, managers, officers, directors, employees, agents and Representatives (the “Seller Indemnitees”) against any and all Losses which they suffer, sustain, or become subject to arising from, as a result of, or in connection with, any Buyer Indemnified Taxes.

Section 9.4 Limitations and Other Matters Relating to Indemnification.

(a) Notwithstanding anything in this Agreement to the contrary, in no event shall Seller be required to indemnify, defend, hold harmless, pay or reimburse any indemnitee, as applicable, under this Article 9, or otherwise be liable in connection with the subject matter of this Agreement, the negotiation, execution or performance of this Agreement, or the transactions contemplated hereby, for any Losses that are punitive, exemplary or treble, except to the extent any such Losses are actually awarded in respect of a Third-Party Claim.

(b) The amount of any Losses that are subject to indemnification, compensation or reimbursement under this Article 9 shall be reduced by the amount of any insurance proceeds (including the R&W Insurance Policy) and any indemnity, contribution or other similar payment actually received by the Indemnified Party in respect of such Losses or any of the events, conditions, facts or circumstances resulting in or relating to such Losses (“Third-Party Payments”), to the extent exceeding any deductible, de minimis or other amount not recoverable from the Indemnifying Party hereunder. If an Indemnified Party receives any Third-Party Payment with respect to any Losses for which it has previously been indemnified (directly or indirectly) by an Indemnifying Party, the Indemnified Party shall promptly (and in any event within three (3) Business Days after receiving such Third-Party Payment) pay to the Indemnifying Party an amount equal to such Third-Party Payment or, if it is a lesser amount, the amount of such previously indemnified Losses, in each case, net of any deductibles borne or paid, fees, costs or expenses and increases in premiums or retro-active premium costs associated with such recovery. The Indemnified Party shall use its commercially reasonable efforts to recover under insurance policies (including the R&W Insurance Policy) or indemnity, contribution or other similar agreements other than this Agreement for any Losses to the same extent such Party would if such Losses were not subject to indemnification, compensation or reimbursement hereunder; provided, that, such efforts shall not require the Indemnified Party to initiate any Legal Proceeding.

(c) Each of Buyer and Seller shall (and shall cause their respective Affiliates to) use commercially reasonable efforts to mitigate and minimize any Losses subject to indemnification pursuant to this Article 9 promptly upon acquiring actual knowledge of the material facts constituting the principal basis for any claim that would reasonably be expected to constitute or give rise to such Losses. Without limiting the foregoing obligations of each Indemnified Party, the Indemnifying Party shall be subrogated to the Indemnified Party’s rights of recovery against any Person (other than (i) any Buyer Indemnitee or (ii) any current customer, supplier, reseller, distributor, director, manager, officer, employee, contractor or consultant of any of the foregoing), to the extent of the amount of any Losses satisfied by the Indemnifying Party. The Indemnified Party shall use commercially reasonably efforts (at the sole cost and expense of the Indemnified Party) to execute and deliver such instruments and papers as are necessary to assign such rights and assist in the exercise thereof.

(d) Notwithstanding anything to the contrary herein, in no event shall Buyer or Seller be required to indemnify, defend, hold harmless, pay or reimburse any Indemnified Party for the amount of any Losses under this Article 9 to the extent such amount of Losses were taken into account in the determination of and the calculations set forth in the Final Adjustment Report pursuant to Section 2.4 (the purpose and intent of the foregoing to prevent “double-recovery” of the amount such Losses).

Section 9.5 Indemnification Procedures.

(a) All claims for indemnification pursuant to this Article 9 shall be made in accordance with the procedures set forth in this Section 9.5. A Person entitled to indemnification (a “Claim”) pursuant to this Article 9 (an “Indemnified Party”) shall give the Indemnifying Party written notice of any such Claim (a “Claim Notice”), which notice shall include a description in reasonable detail (to the extent then-known) of (i) the basis for, and nature of, such Claim, including the material facts constituting the basis for such Claim, and (ii) the estimated amount of the Losses that have been or are reasonably expected to be sustained by the Indemnified Party in connection with such Claim. Any Claim Notice shall be given by the Indemnified Party to the Indemnifying Party, (A) in the case of a Claim in connection with any Legal Proceeding made or brought by any Person (other than Buyer or Seller in connection with this Agreement) against such Indemnified Party (a “Third-Party Claim”), reasonably promptly, but in any event not later than twenty (20) Business Days, following receipt of notice of the assertion or commencement of such Legal Proceeding, and (B) in the case of a Claim other than a Third-Party Claim (a “Direct Claim”), reasonably promptly, but in any event not later than twenty (20) Business Days, after the Indemnified Party obtains actual knowledge of the material facts constituting the principal basis for such Direct Claim; provided, however, that no failure or delay to give such prompt written notice shall relieve the Indemnifying Party of any of its indemnification obligations hereunder except and only to the extent that the Indemnifying Party is actually prejudiced by such failure or delay. The Indemnifying Party and Indemnified Party will cooperate in good faith to resolve any Direct Claim for a period of at least twenty (20) Business Days before commencing any Legal Proceeding in connection with such Direct Claim. For purposes of any procedural matters under this Section 9.5, including the delivery of any Claim Notice and the resolution of any Claim, “Indemnifying Party” means Buyer (in the case of a claim for indemnification by any Seller Indemnitee) or the Seller (in the case of a claim for indemnification by any Buyer Indemnitee).

(b) With respect to any Third-Party Claim, the Indemnifying Party shall have the right (subject to Section 9.5(d)), by giving written notice to the Indemnified Party within thirty (30) days after delivery of the Claim Notice with respect to such Third-Party Claim, to assume control of the defense of such Third-Party Claim at the Indemnifying Party’s cost and expense with counsel of its choosing, which notice shall state the Indemnifying Party’s election to assume control of such defense (provided, however, that Buyer shall have no right to assume control of a Third-Party Claim that involves a consolidated, combined or unitary Tax Return which includes Seller or any of its Affiliates). The Indemnified Party or Indemnifying Party, as the case may be, that is not controlling such defense shall have the right, at its own cost and expense, to participate in the defense of any Third-Party Claim with counsel selected by it. If the Indemnifying Party fails to assume in writing control of the defense of such Third-Party Claim (or if such Third-Party Claim involves a consolidated, combined or unitary Tax Return which includes Seller or any of its Affiliates, and the Indemnifying Party is Buyer), the Indemnified Party may control the defense of such Third-Party Claim with counsel of its choosing, and the Indemnifying Party shall be liable for the reasonable and documented out-of-pocket fees and expenses of such counsel to the Indemnified Party. Each of Buyer and Seller shall reasonably cooperate with each other in connection with the defense of any Third-Party Claim, including by retaining and providing to the Party controlling such defense records and information that are reasonably necessary for the defense of such Third-Party Claim and such records and information shall be subject to the provisions of Section 5.10 and making available employees on a mutually convenient basis for providing additional information and explanation of any material provided hereunder. The Indemnified Party or Indemnifying Party, as the case may be, that is controlling such defense shall keep the other Party reasonably advised of the status of such Legal Proceeding and the defense thereof.

(c) Notwithstanding anything in this Article 9 to the contrary, (i) an Indemnifying Party shall not agree to any settlement of any Third-Party Claim without the prior written consent of the Indemnified Party (such consent not to be unreasonably withheld, conditioned or delayed), unless such settlement would (A) include a complete and unconditional release of each Indemnified Party from all liabilities or obligations with respect thereto, (B) not impose any liability or obligation (including any equitable remedies) on the Indemnified Party and (C) not involve a finding or admission of any wrongdoing on the part of the Indemnified Party, and (ii) an Indemnified Party shall not agree to any settlement of a Third-Party Claim without the prior written consent of the Indemnifying Party, such consent not to be unreasonably withheld, conditioned or delayed.

(d) Notwithstanding anything in this Article 9 to the contrary (but subject to Article 6), if (i) defendants in any Legal Proceeding include any Buyer Indemnitee and the Seller, and any Buyer Indemnitee shall have been advised by its counsel that there may be material legal defenses available to such Buyer Indemnitee inconsistent with those available to the Seller, (ii) a conflict of interest exists between any Buyer Indemnitee and the Seller with respect to any Claim or the defense thereof, (iii) the third party seeks an injunction, specific performance or other equitable or non-monetary relief, in whole or in part, or resolution of such Claim could reasonably be expected to result in a material or negative effect on the Business or the Company, (iv) the Third Party Claim alleges or may give rise to Losses that are subject to coverage under the R&W Insurance Policy or (v) the Third-Party Claim seeks to impose criminal liability on any Buyer Indemnitee; then, in each such case, if the Buyer Indemnitee, in its sole discretion so elects, it shall be entitled to employ separate counsel of its own choosing and to control the defense of such Third-Party Claim, but the fees and expenses of counsel so employed shall be borne solely by the Buyer Indemnitee if the resolution or settlement of such Claim ultimately fails to result in indemnifiable Losses.

(e) For the avoidance of doubt, Section 6.7 shall exclusively govern the notice, conduct, control and procedural requirements with respect to any Tax Contest and this Section 9.5 shall not apply.

Section 9.6 Tax Treatment of Indemnification Payments. All indemnification payments made under this Article 9 or Article 6 shall be deemed adjustments to the Purchase Price for U.S. federal income tax purposes, unless otherwise required by applicable Law.

Section 9.7 Exclusive Remedy; No Duplication; No Set-off. From and after the Closing, the Parties acknowledge and agree that (other than claims arising from Fraud in connection with this Agreement and any claims or rights arising under or with respect to the R&W Insurance Policy or any Ancillary Agreement) (i) Section 2.4, this Article 9 and Article 6 shall be the sole and exclusive remedy of Buyer and Seller in connection with the subject matter of this Agreement and the transactions contemplated hereby, (ii) neither Buyer nor Seller shall be liable or responsible in any manner whatsoever (whether for indemnification or otherwise) to any Indemnified Party for a breach of this Agreement, any breach of a representation or warranty contained herein, or in connection with the subject matter of this Agreement and the transactions contemplated by this Agreement, including the purchase of the Company Securities pursuant hereto, except pursuant to the indemnification provisions or other rights of recovery set forth in Section 2.4, this Article 9 and Article 6, and (iii) each Party hereby waives, to the fullest extent permitted under applicable Law, any and all rights, claims, causes of action, suits, demands and Legal Proceedings (A) for any breach of any representation, or warranty, covenant, agreement or obligation set forth herein or (B) otherwise relating to, arising from or in connection with the subject matter of this Agreement and the transactions contemplated hereby, in each case, that it may have against the other Party and any of such Party’s Affiliates or Representatives arising under or based upon any applicable Law, except pursuant to the indemnification provisions or other rights of recovery set forth in Section 2.4, this Article 9 and Article 6; provided, however, that nothing in this Section 9.7 shall limit the rights or remedies of, or constitute a waiver of any rights or remedies by, any Party pursuant to (or shall otherwise operate to interfere with the operation of) Section 2.4 or Section 10.11 or in the case of Fraud

Article 10
MISCELLANEOUS

Section 10.1 Fees and Expenses. Except as otherwise expressly provided in this Agreement, including in Section 2.4, Section 5.6, Section 5.17 and Section 6.5, whether or not the Closing is consummated, all costs and expenses incurred, including fees and disbursements of counsel, financial advisors and accountants, in connection with this Agreement and the transactions contemplated hereby shall be borne by the Party incurring such costs and expenses; provided that any fees and expenses incurred by the Company in connection with this Agreement and the transactions contemplated hereby and not paid prior to Closing shall be Transaction Expenses and reduce the Closing Payment.

Section 10.2 Notices. All notices or other communications to be delivered in connection with this Agreement, including pursuant to Section 5.1, shall be in writing and shall be deemed to have been properly delivered, given and received (a) on the date of delivery if delivered by hand during normal business hours of the recipient during a Business Day, otherwise on the next Business Day, (b) on the date of successful transmission if an executed copy of such notice is sent via email during normal business hours of the recipient during a Business Day, otherwise on the next Business Day, and receipt of such notice is confirmed by the recipient via non-automated means, or (c) on the date of receipt by the addressee or refusal of delivery if sent by a nationally recognized overnight courier or by registered or certified mail, return receipt requested, if received on a Business Day, otherwise on the next Business Day. Such notices or other communications must be sent to each respective Party at the address or email address set forth below (or at such other address or email address as shall be specified by a Party in a notice given in accordance with this Section 10.2):

If to the Seller:

Cyxtera Cybersecurity, Inc. d/b/a AppGate

2333 Ponce De Leon Blvd., Suite 900

Coral Gables, Florida 33134

Email:

Attention: General Counsel

with a copy (which shall not constitute notice) to:

Email: legal@appgate.com

with a further copy (which shall not constitute notice) to:

DLA Piper LLP (US)

200 S. Biscayne Boulevard, Suite 2500

Miami, FL 33131

Email: joshua.samek@dlapiper.com

Attention: Joshua M. Samek, Esq.

If to Buyer:

e-Discovery AcquireCo, LLC

c/o K5 Private Investors, L.P.
875 Manhattan Beach Blvd
Manhattan Beach, CA 90266
Email: legal@k1im.com and tjain@k1im.com.

Attention: Legal Department

with a copy (which shall not constitute notice) to:

Morris, Manning & Martin, LLP
3343 Peachtree Road, N.E.
1600 Atlanta Financial Center
Atlanta, Georgia 30326
Phone: (404) 504-7743

Email: sallen@mmmlaw.com; asinger@mmmlaw.com

Attention: Scott L. Allen; Amie J. Singer

Section 10.3 Entire Agreement. This Agreement, the Seller Disclosure Schedules, the Buyer Disclosure Schedules, the Confidentiality Agreement, the Ancillary Agreements, and any other agreements, instruments or documents being or to be executed and delivered by a Party or any of its Affiliates pursuant to or in connection with this Agreement constitute the sole and entire agreement of the Parties with respect to the subject matter contained herein and therein and all inducements to the making of this Agreement relied upon by the Parties, and they supersede all other prior representations, warranties, understandings and agreements, both written and oral, with respect to such subject matter.

Section 10.4 Amendment. This Agreement shall not be amended, modified or supplemented except by an instrument in writing specifically designated as an amendment hereto and executed by each of the Seller and Buyer.

Section 10.5 Waivers. Buyer or Seller may, at any time, (a) extend the time for the performance of any of the obligations or other acts of the other Party, (b) waive any inaccuracies in the representations and warranties of the other Party contained herein or (c) waive compliance by the other Party with any of the agreements or conditions contained herein. No waiver by any Party of any of the provisions hereof shall be effective unless explicitly set forth in a written instrument executed and delivered by the Party so waiving. No waiver by any Party of any breach of this Agreement shall operate or be construed as a waiver of any preceding or subsequent breach, whether of a similar or different character, unless expressly set forth in such written waiver. Neither any course of conduct or failure or delay of any Party in exercising or enforcing any right, remedy or power hereunder shall operate or be construed as a waiver thereof, nor shall any single or partial exercise of any right, remedy or power hereunder, or any abandonment or discontinuance of steps to enforce such right, remedy or power, or any course of conduct, preclude any other or further exercise thereof or the exercise of any other right, remedy or power.

Section 10.6 Severability. If any term or provision of this Agreement is invalid, illegal or incapable of being enforced in any situation or in any jurisdiction, such invalidity, illegality or unenforceability shall not affect the validity, legality or enforceability of any other term or provision hereof or the offending term or provision in any other situation or any other jurisdiction, so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to either Party. Upon any such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible, in a mutually acceptable manner, in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

Section 10.7 No Third-Party Beneficiaries. Except to the extent provided in Section 5.11, Article 9 and Section 10.14 (the provisions of which shall inure to the benefit of the Persons referenced therein as third-party beneficiaries of such provisions), this Agreement shall be binding upon and inure solely to the benefit of each Party and their respective successors and permitted assigns, and nothing in this Agreement, express or implied, is intended to or shall be construed to confer upon any other Person any legal or equitable rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement.

Section 10.8 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned or delegated, in whole or in part, by any Party without the prior written consent of the other Parties and any purported assignment or delegation in contravention of this Section 10.8 shall be null and void and of no force and effect. Subject to the preceding sentences of this Section 10.8, this Agreement shall be binding upon, shall inure to the benefit of and shall be enforceable by the Parties and its respective successors and permitted assigns.

Section 10.9 Governing Law. This Agreement and all matters, claims, controversies, disputes, suits, actions or proceedings arising out of or relating to this Agreement and the negotiation, execution or performance of this Agreement or any of the transactions contemplated hereby, including all rights of the Parties (whether sounding in contract, tort, common or statutory law, equity or otherwise) in connection therewith, shall be interpreted, construed and governed by and in accordance with, and enforced pursuant to, the internal Laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Law of any jurisdiction other than those of the State of Delaware.

Section 10.10 Consent to Jurisdiction; Waiver of Jury Trial

(a) Each of the Parties hereby (i) agrees and irrevocably consents to submit itself to the exclusive jurisdiction of the Chancery Court of the State of Delaware, and any state appellate court therefrom within the State of Delaware (or if the Chancery Court of the State of Delaware declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware) (the “Chosen Courts”) in any Legal Proceeding arising out of or relating to this Agreement or the negotiation, execution or performance of this Agreement or any of the transactions contemplated hereby, (ii) agrees that all claims in respect of any such Legal Proceeding will be heard and determined in the Chosen Courts, (iii) agrees that it shall not attempt to deny or defeat such jurisdiction by motion or other request for leave from the Chosen Courts, (iv) agrees not to bring or support any Legal Proceeding arising out of or relating to this Agreement or any of the transactions contemplated by this Agreement (whether in contract, tort, common or statutory law, equity or otherwise) anywhere other than the Chosen Courts and (v) agrees that a final and non-appealable judgment in any such Legal Proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Law. For the avoidance of doubt, the preceding sentence (A) shall not limit the jurisdiction of the Accounting Firm as set forth in Section 2.4 and (B) shall include any Legal Proceeding brought for the purpose of enforcing the jurisdiction and judgments of the Accounting Firm. Each of the Parties waives any defense of inconvenient forum to the maintenance of any Legal Proceeding brought in any Chosen Court in accordance with this Section 10.10(a). Each of the Parties agrees that the service of any process, summons, notice or document in connection with any such Legal Proceeding in the manner provided in Section 10.2 or in such other manner as may be permitted by applicable Law, will be valid and sufficient service thereof.

(b) EACH PARTY (I) ACKNOWLEDGES AND AGREES THAT ANY LEGAL PROCEEDING THAT MAY ARISE UNDER OR RELATE TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND (II) HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY (A) CERTIFIES AND ACKNOWLEDGES THAT NO REPRESENTATIVE OF THE OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF ANY LEGAL PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) CERTIFIES AND ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION OF THIS AGREEMENT, (C) UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER AND (D) MAKES THIS WAIVER VOLUNTARILY.

Section 10.11 Remedies.

(a) Except as otherwise provided in this Agreement, any and all remedies herein expressly conferred upon a Party will be deemed cumulative with and not exclusive of any other remedy expressly conferred hereby, and the exercise by a Party of any one such remedy will not preclude the exercise of any other such remedy.

(b) The Parties agree that irreparable damage and harm would occur in the event that any provision of this Agreement were not performed in accordance with its terms and that, although monetary damages may be available for such a breach, monetary damages would be an inadequate remedy therefor. Accordingly, each of the Parties agrees that, in the event of any breach or threatened breach of any provision of this Agreement by any such Party, Buyer or the Seller shall be entitled to an injunction or injunctions, specific performance and other equitable relief to prevent or restrain breaches or threatened breaches hereof and to specifically enforce the terms and provisions hereof. A Party seeking an order or injunction to prevent breaches of this Agreement or to enforce specifically the terms and provisions hereof shall not be required to provide, furnish or post any bond or other security in connection with or as a condition to obtaining any such order or injunction, and each Party hereby irrevocably waives any right it may have to require the provision, furnishing or posting of any such bond or other security. In the event that any Legal Proceeding should be brought in equity to enforce the provisions of this Agreement, each Party agrees that it shall not allege, and each Party hereby waives the defense, that there is an adequate remedy available at law.

(c) Notwithstanding the foregoing, it is agreed that Seller shall be entitled to seek specific performance of Buyer’s obligation to cause the Equity Financing to be funded and to consummate the Closing if, but only if, (i) the conditions set forth in Section 7.1 and Section 7.2 have been satisfied (other than those conditions that by their nature are to be satisfied at the Closing) or have been waived by Buyer, (ii) Seller has irrevocably confirmed to Buyer in writing that, if specific performance is granted and the Equity Financing is funded, Seller is prepared to consummate the Closing, and (iii) Buyer fails to consummate the Closing by the later of (A) two (2) Business Days following the date of the notice described in clause (ii) and (B) the date the Closing is required to have occurred in accordance with Section 2.3.

(d) For the avoidance of doubt, in no event shall the exercise of Seller’s right to seek specific performance or other equitable relief pursuant to this Section 10.11 reduce, restrict, or otherwise limit Seller’s right to terminate this Agreement and seek and receive damages.

(e) If any Party brings a Legal Proceeding pursuant to Section 10.10 to enforce specifically the performance of the terms and provisions of this Agreement (other than a Legal Proceeding to enforce specifically any provision that expressly survives termination of this Agreement) when expressly available to such Party pursuant to the terms of this Agreement, the Termination Date shall automatically be extended to the later of (i) the twentieth (20th) Business Day following the resolution of such Legal Proceeding or (ii) such other time period established by the court or arbitral tribunal presiding over such Legal Proceeding, respectively.

Section 10.12 Interpretation; Construction.

(a) The table of contents, articles, titles and headings to sections herein are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement. Except as otherwise indicated, all references in this Agreement to “Articles”, “Sections”, “Schedules”, and “Exhibits” are intended to refer to the Articles, Sections, Schedules and Exhibits to this Agreement. Any capitalized terms used in the Seller Disclosure Schedules or the Buyer Disclosure Schedules but not otherwise defined in such Schedules shall be defined as set forth in this Agreement unless the context otherwise requires.

(b) For purposes of this Agreement: (i) “include,” “includes” or “including” shall be deemed to be followed by “without limitation”; (ii) “hereof,” “herein”, “hereby”, “hereto” and “hereunder” shall refer to this Agreement as a whole and not to any particular provision of this Agreement; (iii) “extent” in the phrase “to the extent” shall mean the degree to which a subject or other item extends and shall not simply mean “if”; (iv) “Dollars” and “$” shall mean United States Dollars; (v) the singular includes the plural and vice versa; (vi) reference to a gender includes the other gender; (vii) “any” shall mean “any and all”; (viii) “or” is used in the inclusive sense of “and/or”; (ix) reference to any agreement, document or instrument means such agreement, document or instrument as amended, supplemented and modified in effect from time to time in accordance with its terms; (x) reference to any Law means such Law as amended from time to time and includes any successor legislation thereto and any rules and regulations promulgated thereunder; and (xi) reference to “ordinary course”, “ordinary course of business” or words or phrases of similar import or effect shall mean any action or inaction that is substantially consistent in nature, scope and magnitude in the ordinary course of business and consistent with past practices.

(c) Neither the specification of any dollar amount in any representation or warranty contained in this Agreement nor the inclusion of any specific item in the Seller Disclosure Schedules and Buyer Disclosure Schedules is intended to imply in and of itself that such amount, or higher or lower amounts, or the item so included or other items, are or are not material, and no Party shall use the sole fact of the setting forth of any such amount or the inclusion of any such item in any dispute or controversy between the Parties as conclusive evidence of whether any obligation, item or matter not described herein or included in the Seller Disclosure Schedules and Buyer Disclosure Schedules is or is not material for purposes of this Agreement. Unless this Agreement specifically provides otherwise, neither the specification of any item or matter in any representation or warranty contained in this Agreement nor the inclusion of any specific item in the Seller Disclosure Schedules and Buyer Disclosure Schedules is intended to imply in and of itself that such item or matter, or other items or matters, are or are not in the ordinary course of business, and no Party shall use the sole fact of the setting forth or the inclusion of any such item or matter in any dispute or controversy between the Parties as conclusive evidence of whether any obligation, item or matter not described herein or included in the Seller Disclosure Schedules and Buyer Disclosure Schedules is or is not in the ordinary course of business for purposes of this Agreement.

(d) The Parties have participated jointly in the negotiation and drafting of this Agreement with the benefit of competent legal representation, and the language used in this Agreement shall be deemed to be the language chosen by the Parties to express their mutual intent. In the event that an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring either Party by virtue of the authorship of any provisions hereof.

(e) References in Article 3 of this Agreement to any Contract having been “provided,” “furnished,” “delivered,” or “made available” by Seller to Buyer shall mean Seller or its Representatives having posted any such Contract to the Data Room at least one (1) Business Day prior to the date of this Agreement.

(f)   The Seller Disclosure Schedules and Buyer Disclosure Schedules shall be arranged in sections that correspond to the Sections of this Agreement to which such sections of the Seller Disclosure Schedules or Buyer Disclosure Schedules, as applicable, relate; provided, however, that the disclosure of any information in any section of such schedules shall also constitute disclosure for purposes of all other Sections of this Agreement with respect to which such disclosure, as it relates to such other Section(s) of this Agreement, is reasonably apparent on its face.

Section 10.13 Counterparts and Electronic Signatures. This Agreement and any Ancillary Agreements may be executed in one or more counterparts, each of which shall be deemed to be an original and all of which, when taken together, shall be deemed to be one and the same agreement or document. A signed copy of this Agreement or any Ancillary Agreements transmitted by facsimile, email or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original executed copy of this Agreement for all purposes.

Section 10.14 Releases.

(a) Effective as of the Closing, each of Buyer and its Subsidiaries (including, as of immediately following the Closing, the Company) and any other Person claiming by, through or for or on behalf of any of the foregoing (each, a “Releasing Buyer Person”), hereby releases and forever discharges Seller and each of its successors, assigns, former, current or future direct or indirect stockholders, equityholders, controlling persons, directors, officers, employees, incorporators, managers, members, trustees, general or limited partners, agents, attorneys or other representatives (in each case, solely in their capacities as such) (each, a “Released Seller Person”) from all debts, demands, causes of action, suits, covenants, torts, damages and any and all claims, defenses, offsets, judgments, demands, Losses and Liabilities whatsoever, of every name and nature, both at law and in equity, known or unknown, accrued or unaccrued, that have been or could have been asserted against any Released Seller Person, that any Releasing Buyer Person has or ever had, that arises out of or in any way relates to facts, matters, events, circumstances, actions or inactions arising, occurring, existing, taken or omitted, in whole or in part, prior to or as of the Closing, arising from, relating to, in respect of or in connection with the Company or any of its assets or properties, the Company Securities or the Business; provided, however, that the Parties acknowledge and agree that this Section 10.14(a) does not apply to and shall not constitute a release of any rights or obligations of any Releasing Buyer Person to the extent arising under this Agreement or any of the Ancillary Agreements, the R&W Insurance Policy or in the event of Fraud.

(b) Effective as of the Closing, the Seller, on behalf of itself and each Seller Restricted Entity (excluding the Company) and any other Person claiming by, through or for or on behalf of any of the foregoing (each, a “Releasing Seller Person”) hereby releases and forever discharges Buyer, the Company and each of their respective Affiliates, successors, assigns, former, current or future direct or indirect stockholders, equity holders, controlling persons, portfolio companies, directors, officers, employees, incorporators, managers, members, trustees, general or limited partners, agents, attorneys or other Representatives (in each case, solely in their capacities as such) (each, a “Released Buyer Person”) from all debts, demands, causes of action, suits, covenants, torts, damages and any and all claims, defenses, offsets, judgments, demands, Losses and Liabilities whatsoever, of every name and nature, both at law and in equity, known or unknown, accrued or unaccrued, that have been or could have been asserted against any Released Buyer Person, that any Releasing Seller Person has or ever had, that arises out of or in any way relates to facts, matters, events, circumstances, actions or inactions arising, occurring, existing, taken or omitted, in whole or in part, prior to or as of the Closing, arising from, relating to, in respect of or in connection with the Company or any of its assets or properties, the Company Securities or the Business; provided, however, that the Parties acknowledge and agree that this Section 10.14(b) does not apply to and shall not constitute a release of any rights or obligations of any Releasing Seller Person to the extent arising under this Agreement, any of the Ancillary Agreements or in the event of Fraud.

Section 10.15 Provision Regarding Legal Representation. Recognizing that DLA Piper LLP (US) (“Seller’s Counsel”) has acted as legal counsel to Seller Parent, Seller, the Company and their Affiliates prior to date hereof, and that Seller’s Counsel intends to act as legal counsel to Seller and its respective Affiliates (which will no longer include the Company) after the Closing, Buyer hereby waives (on its own behalf) and agrees to cause their Affiliates (including, after the Closing, the Company) to waive, any conflicts arising under such representation that may prevent Seller’s Counsel from representing Seller or any of its respective Affiliates after the Closing as such representation may relate to Buyer and the Company or the transactions contemplated hereby. In addition, notwithstanding anything in this Agreement to the contrary, all communications involving attorney-client confidences between Seller, the Company and their respective Affiliates, on the one hand, and Seller’s Counsel, on the other hand, in the course of the negotiation, documentation and consummation of the transactions contemplated hereby shall be deemed to be attorney-client confidences that belong solely to Seller and their respective Affiliates (and not the Company). Accordingly, the Company shall not have access to any such communications or to the files of Seller’s Counsel relating to such engagement from and after the Closing, and no actions taken by Seller or any of its Affiliates or Representatives to retain, remove or otherwise protect such communications will be deemed a breach or violation of this Agreement. Without limiting the generality of the foregoing, from and after the Closing, (a) Seller and its respective Affiliates (and not the Company) shall be the sole holders of the attorney-client privilege with respect to such engagement in the negotiation, documentation and consummation of the transactions contemplated hereby, and the Company shall not be a holder thereof, (b) to the extent that files of Seller’s Counsel in respect of such engagement constitute property of the client, only Seller and its respective Affiliates (and not the Company) shall hold such property rights and (c) Seller’s Counsel shall have no duty whatsoever to reveal or disclose any such attorney-client communications or files to any of the Company by reason of any attorney-client relationship between Seller’s Counsel and the Company or otherwise. For the avoidance of doubt and notwithstanding anything herein to the contrary, nothing contained in this Section 10.15 waives or transfers any attorney-client privilege to the extent relating to Seller’s Counsel representation of the Company with respect to any of their on-going or routine matters relating to their operations, business, assets or liabilities (other than in preparation for or otherwise related to or in connection with the transactions contemplated by this Agreement) and such attorney-client and other privileges shall continue to be the privilege of the Company.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

Cyxtera Cybersecurity, Inc. (d/b/a AppGate)

By:	/s/ Barry Field
	Name:	Barry Field
	Title:	Chief Executive Officer

[Signature page to the Securities Purchase Agreement]

E-Discovery Acquireco, LLC

By:	/s/ Tarun Jain
	Name:	Tarun Jain
	Title:	President and Chief Executive Officer

[Signature page to the Securities Purchase Agreement]